UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Unisys Corporation

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unisys

801 Lakeview Drive, Suite 100
Blue Bell, PA 19422

2024
Notice of Annual Meeting of Stockholders and Proxy Statement

Wednesday, May 1, 2024 at 8 a.m. ET

About Unisys

Breakthrough Solutions.

Redefining Possibilities.

Unisys is a global technology solutions company dedicated to driving breakthroughs for our clients.

We push the boundaries of what's possible, powering the performance and profitability of organizations around the world.

Across our solutions, clients view us as a trusted partner to help lead their organizations into the future. Digital workplace solutions that bolster employee experience and empower workforces. Cloud, applications and infrastructure solutions that modernize apps while boosting security. Enterprise computing solutions that embrace Innovation. Business process solutions that optimize processes to fuel productivity. Expertise that unlocks the limitless business potential of data and artificial intelligence.

Message from our Chair and
Chief Executive Officer

March 22, 2024
“We ended 2023 as a stronger company, with a dynamic pipeline and solutions that resonate with clients, and we have momentum for 2024.”
Fiscal year 2023 was a year of growth and opportunity, strengthened by New Business — which we define as new logo, new scope, and expansion — and the quality of our pipeline. We exceeded our upwardly revised revenue and profitability guidance and delivered strong growth in contract signings. And, we are encouraged by client engagement with our Next-Gen Solutions, and the size of our backlog and qualified pipeline in 2024.
Unisys is driven by innovation, enhanced value for existing and new clients and our stockholders and the creation of a great experience for our employees.
Our accomplishments in fiscal year 2023 speak volumes about our team and our ability to power breakthroughs for the world’s leading organizations with services and solutions in cloud, data and artificial intelligence, digital workplace, logistics and enterprise computing. With a focus on progress, our new Unisys brand embodies our entrepreneurial spirit and the aspirations we know Unisys can achieve for our company, our clients and you, our stockholders.
Unisys’ strong culture, focus on innovation and technology and commitment to stockholders provide a solid foundation to grow our business. We ended 2023 as a stronger company, and with a dynamic pipeline and solutions that resonate with clients, we have momentum for 2024. As we look ahead, our management team continues to focus on the future of our business and ensuring we deliver long-term value to our stockholders.
Please join us at our 2024 Annual Meeting of Stockholders on Wednesday, May 1, 2024, at 8:00 a.m., Eastern Time, via Webcast at www.virtualshareholdermeeting.com/UIS2024.
We are continuing our practice of making proxy materials available to our stockholders online. We believe that doing so allows us to provide you with the information you need, while reducing our printing and mailing costs and helping to conserve natural resources. Stockholders who continue to receive paper copies of proxy materials may help us to reduce costs further by opting to receive future proxy materials by email. You may register for electronic delivery of future proxy materials by following the instructions on either the enclosed proxy/voting instruction card or the Notice of Internet Availability of Proxy Materials that you received in the mail.
Your vote is important. Whether or not you attend the 2024 Annual Meeting, I encourage you to vote via the internet, telephone or mail to ensure your shares are properly represented.
Peter Altabef
Chair and Chief Executive Officer

Notice of Annual Meeting
of Stockholders
Date and Time May 1, 2024 (Wednesday) 8:00 AM (Eastern Time)	Virtual Meeting Online, via Webcast at www.virtualshareholdermeeting.com/ UIS2024	Who Can Vote Record holders of common stock at the close of business on March 4, 2024
Unisys Corporation (“Unisys” or the “Company”) will hold its 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to:
Proposals		Board Recommendation	For Further Details
Proposal 1	Elect eleven directors identified in the attached Proxy Statement	“FOR” each director nominee	Page 9
Proposal 2	Approve a non-binding advisory resolution approving the compensation of the Company’s named executive officers	“FOR”	Page 34
Proposal 3	Ratify the selection of the Company’s independent registered public accounting firm for 2024	“FOR”	Page 66
Proposal 4	Approve the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan	“FOR”	Page 69
Stockholders may also transact any other business properly brought before the Annual Meeting.
Holders of record of Unisys common stock at the close of business on March 4, 2024, are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.
On or about March 22, 2024, we will mail our stockholders a notice (the “Notice”) that explains (i) how to access our 2024 Proxy Statement (the “Proxy Statement”) and Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2024 (the “Annual Report”), (ii) how to vote, and (iii) how to attend the Annual Meeting. The Notice will also provide instructions on how to request a paper copy of these documents.
To allow all of our stockholders, regardless of their physical location, to participate more easily in the meeting, the Annual Meeting once again will be held entirely online. If you plan to attend the Annual Meeting online, you will need the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompany your proxy materials. We believe the virtual meeting format affords our stockholders an opportunity for meaningful participation. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/UIS2024, where you will be able to listen to the meeting live, submit questions, and vote.
In accordance with SEC rules, we are furnishing proxy materials to our stockholders via the internet. You may read, print or download our 2024 Proxy Statement and Annual Report, including the financial statements for 2023, at www.proxyvote.com.
We hope you will attend our virtual Annual Meeting. Regardless of whether you plan to attend, it is important that your shares are represented and voted at the Annual Meeting. If you received a paper copy of the proxy card or voting instruction form by mail, you can vote by signing, dating and returning that document. You can revoke your proxy at any time before it is exercised in the manner set forth in “Annual Meeting Information,” which begins on page 79 of this Proxy Statement.
Registered stockholders and participants in plans holding shares of our common stock may vote by telephone, by internet, or by mail. To use these convenient services, follow the steps detailed in the voting instructions that are attached to the proxy card. Beneficial owners of shares of our common stock held in street name through a bank or brokerage account should follow the voting instructions they receive from the institution that holds such shares. Brokers may not vote your shares on the election of directors, the non-binding proposal regarding the compensation of our named executive officers or the approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan without specific instructions as to how to vote. Please return your proxy card so your vote can be counted as promptly as possible.
By Order of the Board of Directors,
Kristen Prohl
Senior Vice President, General Counsel,
Secretary and Chief Administration Officer
Blue Bell, Pennsylvania
March 22, 2024

How to Vote

Internet www.proxyvote.com or scan the Quick Response “QR” Barcode on your proxy card	Telephone 1-800-690-6903 as noted on your proxy card	Mail Mark, sign, date and promptly mail your proxy card in the provided postage-paid envelope

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 1, 2024: The Company’s Proxy Statement and Annual Report are available at www.proxyvote.com.

2024 Proxy Statement	1
Proxy Summary
This summary highlights selected information relevant for voting at the Annual Meeting. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.
About Unisys
2023 Overview — Where We Are Today
We are a global technology solutions company that powers breakthroughs for the world’s leading organizations. Our clients rely on us to help solve many of their toughest business and technology challenges in highly complex and regulated environments. We partner with clients to transform the mission-critical systems that support their daily operations in a rapidly evolving digital age. We believe that agile technology can inspire breakthroughs that propel organizations into the future every day. No matter the industry, we work together with clients around the world to drive innovation through digital workplace, cloud, enterprise computing and business process solutions. From our origins dating back to 1873 through the formation of Unisys in 1986, we have built a legacy of innovation and reputation of trust.
In 2023, we increased revenue during a year of geopolitical and macroeconomic uncertainty. We are advancing Artificial Intelligence (“AI”) adoption for clients across various industries and infusing generative AI into our solutions. We help clients leverage AI to optimize their business outcomes and measure their return on investment. One of the our innovative products, currently being piloted, is Unisys Logistics Optimization™, which leverages AI and quantum annealing to boost the effectiveness and profitability of cargo transportation. We are constantly innovating and establishing trust with investors, clients and industry analysts. We are demonstrating that our strategy is solid, and we are on track to achieve success in growing the pipeline, closing deals, managing costs and pushing the boundaries to continue our progress in 2024.
Our new Unisys brand is all about progress. It’s about Unisys being the catalyst that pushes people and organizations to break through to the next big innovation. The brand launch aims to increase awareness and transform perception of Unisys and our innovative solutions with our clients, prospects, industry analysts, and third-party advisors. We believe our new brand campaign will influence key sales metrics, such as leads, pipeline, wins and revenue growth over time.
How Did We Perform in 2023?
In 2023, we exceeded our upwardly revised full-year guidance ranges. During the year, we grew our backlog, signed 18% more New Business total contract value (“TCV”) than the prior year, and expanded our New Business pipeline. We progressed towards our long-term financial goals and are particularly pleased with our full-year free cash flow performance, which improved by nearly $70 million year-over-year.
During 2023, our revenue increased 1.8% year-over-year on a reported basis, an increase of 1.6% in constant currency. Operating profit margin and non-GAAP operating profit margin were 3.8% and 7.0%, respectively. Net loss as a percentage of revenue and adjusted EBITDA as a percentage of revenue were (21.4)% and 14.2% respectively. For a reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 21, 2024 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).
	Revenue	Operating Profit Margin	Non-GAAP Operating Profit Margin	Net Loss as a Percentage of Revenue	Adjusted EBITDA as a Percentage of Revenue
2023 Actual	$2,015.4M	3.8%	7.0%	(21.4)%	14.2%
The global GAAP pension deficit increased during 2023 by approximately $160 million to approximately $700 million. Approximately, $70 million of this increase was due to the purchase of insurance contracts in our overfunded UK plans, using plan assets, as the first step towards an anticipated full-risk transfer of those plans. The remainder of the deficit increase was due primarily to lower discount rates. During the year, we executed our pension management strategy with two annuity purchases that transferred an aggregate of approximately $500 million in pension liabilities to a third-party insurer. These transactions were funded with plan assets.
In 2023, we had operating cash flow of  $74.2 million, ($4.5) million of free cash flow and $43.5 million of pre-pension free cash flow. We had approximately $387.7 million in cash and cash equivalents on the balance sheet as of December 31, 2023.

2	|	Proxy Summary
Proposal 1
Election of Directors
The Board recommends a vote FOR each director nominee.	See page 9
Board Information
Director Nominees
Ensuring that the Board has the optimal balance of skills, viewpoints, perspectives and experience is a top priority of the Board and the Nominating and Corporate Governance Committee. The nominees for whom you are being asked to vote are a diverse group of highly qualified leaders with a broad range of skills and business and industry experience. Our Board nominees also reflect our commitment to diversity. For additional information about the diversity, experience, skills and qualifications of each individual nominee, please see the charts on pages 9 and 10 and biographical data beginning on page 12.
The following provides summary information about each director nominee.
Name and Primary Occupation	Age	Director Since	Committee Membership				Gender	Race
			AFC	CHRC	NCGC	SRC
Peter Altabef, CHAIR OF THE BOARD Chief Executive Officer, Unisys Corporation	64	2015					MA	WH
Nathaniel A. Davis, LEAD INDEPENDENT DIRECTOR IND Retired Chairman of the Board and Chief Executive Officer, Stride, Inc.	70	2011					MA	AA
Matthew J. Desch IND Chief Executive Officer, Iridium Communications Inc.	66	2019		M			MA	WH
Philippe Germond IND Partner, Barber Hauler Capital Advisers	67	2016	M		C		MA	WH
Deborah Lee James IND Retired U.S. Secretary of the Air Force	65	2017		M	M		FE	WH
John A. Kritzmacher IND Retired Executive Vice President and Chief Financial Officer, John Wiley & Sons, Inc.	63	2022	M			M	MA	WH
Paul E. Martin IND Retired Senior Vice President and Chief Information Officer, Baxter International, Inc.	66	2017	M			C	MA	AA
Regina Paolillo IND Retired Global Chief Operating Officer, TTEC Holdings, Inc.	65	2018	C			M	FE	WH
Troy K. Richardson IND Retired President of the Digital Thread group of PTC Inc.	61	2021		M		M	MA	AA
Lee D. Roberts IND Chief Executive Officer and President, BlueWater Consulting, LLC	71	2011		C	M		MA	WH
Roxanne Taylor IND Retired Senior Vice President and Chief Marketing and Communications Officer, Memorial Sloan-Kettering Cancer Center	67	2021		M	M		FE	WH
AFC	Audit and Finance Committee	M	Member	FE	Female
CHRC	Compensation and Human Resources Committee	C	Chair	MA	Male
NCGC	Nominating and Corporate Governance Committee	IND	Independent	AA	African American
SRC	Security and Risk Committee			WH	White

2024 Proxy Statement	3
Board Snapshot
The following charts highlight the balance in age and the diversity in tenure, gender and ethnicity of our director nominees. Also highlighted are the variety of background and experience of the director nominees.

4	|	Proxy Summary
Corporate Governance Highlights
Unisys is committed to strong corporate governance aligned with stockholder interests. The Board, through its Nominating and Corporate Governance Committee, regularly monitors leading practices in governance and adopts measures that it determines are in the best interests of Unisys and its stockholders. The following highlights our corporate governance principles and practices. See the sections entitled “Corporate Governance” beginning on page 24 and “Compensation Discussion & Analysis” beginning on page 35, respectively, for more information.
Board Independence and Composition

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Highly diverse and qualified board

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Director skill set aligned with corporate strategy

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Effective lead independent director

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91% of directors standing for re-election are independent

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Regular board refreshment and a mix of tenure

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Limit on outside directorships

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Mandatory retirement age of 74

Board Performance

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Commitment to overseeing our approach to Environmental, Social and Governance (“ESG”)

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Annual Board and committee self-evaluations

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Regular executive sessions at Board and committee meetings

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Strong alignment between company performance and executive compensation

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Director onboarding and continuing education
programs

Stockholder Rights

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Annual election of all directors

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No stockholder rights plan

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Majority voting for uncontested director elections

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Supermajority voting provisions to protect certain stockholder rights

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No super voting or low voting stock

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Majority voting for directors in uncontested elections

Sustainability Highlights
As a global technology solutions company, we understand we have the unique opportunity to lead, impact and support positive sustainability changes. Our strategy adopts an approach, primarily focused on environmental sustainability of our own operations and those of our suppliers. We are committed to sustainability efforts that will further our mission, including initiatives to promote sustainable operations, act as responsible environmental stewards and further decarbonize our operations. Our annual Sustainability Report can be found on our Company website, but such report shall not be deemed to be incorporated by reference into this Proxy Statement or any of our future filings with the SEC.

2024 Proxy Statement	5
Proposal 2
Non-Binding Advisory Vote to Approve Executive Compensation
The Board recommends a vote FOR this proposal.	See page 34
Our Principles-Based Philosophy
Our executive compensation program is designed to align executives with stockholders and drive long-term profitable and sustainable growth, as well as to maintain leadership stability and incentivize successful execution of our strategy and operating plan. We believe this objective is achieved based on the following criteria:
Executive Compensation Overview
The Unisys executive compensation program includes base salary, short-term incentives and long-term incentives, as described below for our Chief Executive Officer (“CEO”) and our other Named Executive Officers (“NEOs”) each of whose compensation is discussed in more detail in the section entitled “Compensation Discussion and Analysis beginning on page 35 of this Proxy Statement.”
Target Mix
	Element	CEO	Other NEOs	Description	Why is it provided
Fixed	Base Salary			Paid in cash	• Provides a competitive fixed rate of pay relative to similar positions in the market • Enables the Company to attract and retain critical executive talent
Variable, At-risk	Short-Term Incentives (“STI”)			Paid annually in cash under the Executive Variable Compensation (“EVC”) Plan	• Focuses NEOs on achieving rigorous annual performance goals aligned with the Company’s annual operating plan to drive stockholder value creation
	Long-Term Incentives (“LTI”)			Paid under the LTI Plan using a combination of equity and cash
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2/3 dependent on performance metrics and 1/3 time-based

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Focuses NEOs on longer-term goals strongly aligned to drive stockholder value creation, as well as support the Company’s leadership retention strategy

6	|	Proxy Summary
Compensation Mix
The charts below show the total target compensation mix of our CEO and our other NEOs. The mix reflects STI, such as cash, and LTI, such as restricted stock units (“RSUs”) that are time-based and performance-based, including based on relative total stockholder return (“TSR-based”). These charts illustrate that a significant majority of our NEOs’ total target compensation is “at-risk” (84% for our CEO and an average of 76% for our other NEOs).
Stockholder Outreach
We make comprehensive efforts to proactively engage our stockholders to obtain important feedback, including discussing how our executive compensation program supports our strategy. In the past, senior executives and directors of the Company, including the Chair of the Compensation and Human Resources Committee and Lead Independent Director, have participated in these investor meetings.
We received significant support for our say-on-pay proposal at the Company’s 2022 and 2023 annual stockholders’ meetings with more than 97% of the shares voted in favor in 2022 and 84.5% in 2023. We remain engaged with stockholders and will continue to address stockholder feedback and considerations through changes to the executive compensation plans if the Compensation and Human Resources Committee believes that such changes are consistent with its pay philosophy and the Company’s overall business strategy.
2022 Say-On-Pay Support	2023 Say-On-Pay Support	Five-Year Average Say-On-Pay Support

2024 Proxy Statement	7
2023 Compensation Highlights
Pay Component	Details of Changes for 2023
Base Salary
•
Mr. Thomson received a 5.5% increase in base salary based on performance and market considerations.

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Ms. McCann received a 7.0% increase in base salary based on performance and market considerations.

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Mr. Sokenu received a 5.0% increase in base salary based on performance and market considerations.

Short-Term Incentives (“STI”)
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No NEOs received STI target percentage increases in 2023.

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We removed the Free Cash Flow metric to place greater weighting on both Revenue and Non-GAAP Operating Profit.

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Non-Linear performance ranges implemented to flatten the curve and ensure stability around target performance results.

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Modified the Non-Financial Diversity, Equity & Inclusion (“DEI”) metric to reflect 100% female representation, at senior manager and above levels.

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CEO target bonus reduced from 140% to 120% of base salary to reflect his commitment to Company financials and bottom-line performance.

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Final 2023 plan funding for STI resulted in above target performance.

Long-Term Incentives (“LTI”)
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Strategically redesigned the mix of performance measures between shares and cash to carefully manage share usage, minimize dilution and conserve our equity reserves.

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2023 LTI award values based on performance-based TSR RSUs, performance-based TSR Cash, performance-based Non-GAAP Operating Profit Cash, performance-based stock price appreciation RSUs and time-based RSUs.

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1/3 of total 2023 LTI was delivered in relative TSR performance-based shares.

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CEO LTI target reduced by $1.25 million to reflect his commitment to the Company financials and bottom-line performance.

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Final 2023 results for performance-based LTI resulted in above target performance.

Compensation Best Practices
The Compensation and Human Resources Committee continually evaluates the Company’s compensation and human capital management (“HCM”) policies and practices to ensure they are consistent with leading governance principles.
What We Do

Provide the majority of compensation in performance-based pay
Maintain stock ownership guidelines for officers and directors (excludes stock options)
Cap incentive plan at 2x target; no payouts below threshold
Maintain a clawback policy
Reflect multi-dimensional performance using earnings, revenue, cash and market performance with a mix of relative and absolute goals; also assess performance over multiple time periods with 1-year performance in the STI and 1-year, 2-year and 3-year performance periods in the performance-based component of the LTI
Have change in control agreements with double-trigger severance provisions
Conduct annual compensation program risk assessment
Adhere to an insider trading policy
Use an independent compensation consultant engaged by and reporting directly to the Compensation and Human Resources Committee

What We Don’t Do

×
Excise tax gross-ups on a change in control

×
Excessive severance in a change in control or termination

×
Excessive perquisites

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Allow employees, including our executive officers, and also non-employee directors to engage in hedging transactions, speculation, short sales, margin accounts or pledge Unisys securities

×
Automatic vesting of equity upon a change in control

×
Stock option repricing, reloads, or cash buyouts

×
Discounted stock options or SARs

×
Liberal change in control definition

8	|	Proxy Summary
Proposal 3
Ratification of the Selection of Independent Registered Public Accounting Firm
The Board recommends a vote FOR this proposal.	See page 66

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit and Finance Committee has selected, and the Board has ratified the selection of, Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for 2024. Grant Thornton has served as the Company’s independent registered public accounting firm since March 17, 2023.
The Audit and Finance Committee and the Board believe the continued retention of Grant Thornton as the Company’s independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm for 2024. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice.

Proposal 4
Approval of Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan
The Board recommends a vote FOR this proposal.	See page 69
The Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan (the “2024 Equity Plan”), attached to this Proxy Statement as Appendix B, is intended to reinforce the alignment between employees’ and non-employee directors’ interests and stockholders’ interests, and purposefully excludes features that could misalign those interests. Accordingly, the 2024 Equity Plan:
•
Includes a default double trigger change in control provision and does not provide for automatic vesting upon a change in control

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Prohibits the payment of dividends or dividend equivalent rights on unvested equity awards

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Prohibits repricing of stock options and stock appreciation rights without stockholder approval, other than in connection with a capitalization event adjustment or change in control

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Does not have evergreen share pool provisions

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Does not have a replacement option or stock appreciation right feature

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Does not provide tax gross-ups to officers, non-employee directors or other plan participants

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Authorizes the recoupment of awards under our recoupment policies and/or any recoupment requirements imposed under applicable laws

We currently maintain the 2023 Long-Term Incentive and Equity Compensation Plan (the “2023 Equity Plan”), which was approved by our stockholders at the 2023 annual meeting. Upon stockholder approval, the 2024 Equity Plan will replace the 2023 Equity Plan and no further awards will be granted under the 2023 Equity Plan.
In addition to the shares that remain available for issuance under the 2023 Equity Plan, we are requesting an additional 6,340,000 shares for issuance under the 2024 Equity Plan. This number was determined based on an analysis of various factors, including historical burn rate, potential dilution, industry plan cost standards, and anticipated equity compensation needs.
Based on these factors and our current grant practices, the shares requested for issuance under the 2024 Equity Plan are expected to meet our equity grant needs for approximately 2 years. The shares reserved may, however, last for a greater or fewer number of years depending on currently unknown factors, such as the number of grant recipients, future grant practices, and our stock price.

2024 Proxy Statement	9
Proposal 1
Election of Directors
The Board currently consists of eleven members, each of whose term expires at the Annual Meeting. Each of the eleven directors has been nominated for re-election for a term expiring at the 2025 annual meeting of stockholders (the
“2025 annual meeting”). Each of the nominees has agreed to serve as a director, if elected, and the Company believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.
The Board of Directors recommends a vote “FOR” all nominees.

Board Overview
Board Snapshot
The following charts highlight the balance in age and the diversity in tenure, gender and ethnicity of our director nominees. Also highlighted are the variety of background and experience of the director nominees. The Board believes that this balance and mix of diversity, background and experience will help bring broad and valuable perspectives to the Board that will lead to a well-functioning board of directors.

10	|	Election of Directors
Board Tenure
The Board strives to maintain an appropriate balance of tenure and refreshment among its directors. The Board believes there are significant benefits from the valuable experience and familiarity with the Company brought by longer-tenured directors, as well as significant benefits from the fresh perspectives brought by newer-tenured directors. The average tenure of our director nominees is approximately six years.
Background and Experience
Our director nominees possess relevant experience, skills and qualifications which contribute to a well-functioning board. All of our director nominees bring to the Board senior leadership experience, industry sector and technology experience derived from their diverse professional backgrounds and areas of expertise that are relevant to Unisys. As a group, they have international experience, financial experience and experience serving as a chief executive officer of other public companies and as a director on other public company boards. We believe our director nominees appropriately reflect a diversity of experience, skills and professional backgrounds.
	Altabef	Davis	Desch	Germond	James	Kritzmacher	Martin	Paolillo	Richardson	Roberts	Taylor
Senior Leadership Experience serving in a senior leadership role of a complex organization	●	●	●	●	●	●	●	●	●	●	●
Public Company Board Experience as a board member of another publicly-traded company	●	●	●	●	●	●	●	●		●	●
CEO Experience serving as a Chief Executive Officer of a publicly-traded company	●	●	●	●						●
Financial Expertise Experience or expertise in finance, accounting, financial management or financial reporting				●		●	●	●
Technology Experience or expertise in the information technology industry	●	●	●	●	●	●	●	●	●	●	●
Industry Sectors Knowledge of or experience in one or more of the Company’s primary target markets	●	●	●	●	●	●	●	●	●	●	●
International Experience with global business operations or with doing business internationally	●		●	●	●	●	●	●	●		●

2024 Proxy Statement	11
Director Independence
A majority of the Board is required to qualify as independent under the listing standards of the New York Stock Exchange (“NYSE”). Members of the Audit and Finance, Compensation and Human Resources, and Nominating and Corporate Governance Committees must also meet the NYSE independence criteria, as well as any applicable independence criteria prescribed by the SEC.
The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent.
The Company’s directors and nominees other than Mr. Altabef, our CEO, meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit and Finance Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director or director nominee has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined in the paragraph above. In 2023, the Board determined that none of its non-employee directors has a material relationship with Unisys.

12	|	Election of Directors
Information Regarding Nominees
The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them follows below.

Director since: 2015
64 years old
Unisys Chair and CEO
Other Current Directorships:
•
NiSource Inc. (NYSE: NI)

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Petrus Trust
Company, LTA

Prior Directorships:
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Perot Systems Corporation

•
Belo Corporation

•
MICROS Systems, Inc.

Peter Altabef
Chief Executive Officer

Professional Experience
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Chair of the Board of Directors since 2018 and Chief Executive Officer of Unisys since 2015

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President of Unisys from December 2021 to May 2022, after having previously served in this role from 2015 to 2020

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President and Chief Executive Officer, and a member of the board of directors, of MICROS Systems, Inc. from 2013 until 2014, when MICROS Systems, Inc. was acquired by Oracle Corporation

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President of Dell Services (a unit of Dell Inc.) from 2009 to 2011

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President and Chief Executive Officer, and a member of the board of directors, of Perot Systems Corporation from 2004 until 2009, when Perot Systems Corporation was acquired by Dell, Inc.

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Serves as a member of the board of directors of NiSource (NYSE: NI) and Petrus Trust Company, LTA

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Serves on the board of advisors of Merit Energy Company, LLC, and also a member of the President’s National Security Telecommunications Advisory Committee, where he served as co-chair of its Cybersecurity Moonshot subcommittee

•
Serves as a trustee of the Committee for Economic Development (“CED”) of The Conference Board, where he serves as co-chair of the CED’s Technology and Innovation Committee

•
Served as Senior Advisor to 2M Companies, Inc. in 2012

•
Served as member of the board of directors of Belo Corporation from 2011 to 2013

Attributes, Skills and Qualifications:
Mr. Altabef has more than 25 years of senior leadership experience in the information technology industry and, having led both Perot Systems Corporation and MICROS Systems, Inc., has a proven ability to drive revenue growth and achieve strong financial performance. As a result, the Board believes Mr. Altabef has the leadership skills and experience to serve as a director and as the Chair and CEO of the Company.

2024 Proxy Statement	13

Director since: 2011
70 years old
Lead Independent Director
Other Current Directorships:
•
RLJ Lodging Trust
(NYSE: RLJ)

Prior Directorships:
•
Stride, Inc. (NYSE: LRN)

•
XM Satellite Radio Inc.

•
XO Communications Services, LLC

•
Charter Communications, Inc. (Nasdaq: CHTR)

•
EarthLink, Inc.

Nathaniel A. Davis
Retired Chairman of the Board and Chief Executive Officer of Stride, Inc.

Professional Experience
•
Retired Chairman of the Board and Chief Executive Officer of Stride, Inc. (NYSE: LRN) (formerly K12 Inc.), a provider of tech-enabled education solutions, curriculum and programs directly to students, schools, the military, and enterprises in primary, second, and post-secondary settings

•
Served as Stride, Inc.’s Chief Executive Officer from 2018 to 2021, a position he previously held from 2014 to 2016

•
Served as a member of the board of directors of Stride, Inc. from 2009 to 2022, and as its Chairman of the Board from 2012 to 2022 and Executive Chairman from 2013 to 2022

•
President and Chief Executive Officer of XM Satellite Radio Inc., a provider of direct satellite radio broadcasts in the U.S., from 2007 to 2008, and President and Chief Operating Officer from 2006 to 2007

•
Served as a member of the XM Satellite Radio Inc. board of directors from 1999 until 2008

•
President and Chief Operating Officer and a member of the board of directors of XO Communications Services, LLC (formerly Nextlink Communications Inc.) from 2000 to 2003

•
Held senior management roles at Nextel Communications Inc. and MCI Communications Corp

•
Serves as trustee of RLJ Lodging Trust (NYSE: RLJ)

•
Served as a member of the board of directors of Charter Communications, Inc. (Nasdaq: CHTR) from 2005-2008

•
Served as a member of the board of directors of Earthlink, Inc. in 2011

•
Began his career at AT&T Inc.

Attributes, Skills and Qualifications:
Mr. Davis brings managerial and operational expertise to the Board. This expertise, as well as his extensive experience in the communications industry, brings a valuable perspective to the Board as Unisys continues its work to strengthen its competitive and financial profile in a changing IT industry.

14	|	Election of Directors
Director since: 2019 66 years old Independent Committees: • Compensation and Human Resources Other Current Directorships: • Iridium Communications, Inc. (Nasdaq: IRDM)	Matthew J. Desch
Chief Executive Officer, Iridium Communications Inc.

Professional Experience
•
Chief Executive Officer and a director of Iridium Communications Inc. (Nasdaq: IRDM), a global mobile, voice and data satellite communications company, since 2009

•
Chief Executive Officer of Iridium Communications Inc.’s predecessor, Iridium Holdings LLC, beginning in 2006

•
Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications software services provider that is now part of Ericsson, prior to joining Iridium

•
Spent 13 years at Nortel Networks Corporation, including as president of the company’s global wireless networks business, and as President of Global Carriers

•
Serves on the President’s National Security Telecommunications Advisory Committee

Attributes, Skills and Qualifications:
Mr. Desch’s deep understanding of critical infrastructure from his 35 years in the telecommunications industry brings Unisys a unique and valuable perspective regarding the security challenges faced around the globe. In addition, Mr. Desch is able to draw upon his extensive expertise in cybersecurity, finance, M&A and human capital management, together with over twenty years of experience as a public company chief executive officer, to provide important strategic and operational advice as the Company faces the challenges of the highly competitive IT services marketplace.

2024 Proxy Statement	15

Director since: 2016
67 years old
Independent
Committees:
•
Audit and Finance

•
Nominating and Corporate Governance (Chair)

Other Current Directorships:
•
Comet France S.A.S.

•
France Galop

Prior Directorships:
•
Atos Origin S.A.
(Euronext NV: ATO)

•
SFR S.A.

•
Essilor S.A.

•
Alcatel

Philippe Germond
Partner, Barber Hauler Capital Advisers

Professional Experience
•
Partner at Barber Hauler Capital Advisers since 2019 after having joined the firm as a Senior Advisor in 2017

•
Chairman of the Management Board (the equivalent of Chief Executive Officer) of Europcar Mobility Group S.A. (Euronext NV: EURCAR), a publicly traded European car rental operator with a presence in more than 140 countries and the leading operator in Europe, from 2014 to 2016

•
Chairman and Chief Executive Officer of Paris Mutuel Urbain from 2009 to 2014

•
Chairman and Chief Executive Officer of Atos Origin S.A. (Euronext NV: ATO) from 2007 to 2008, and a member of the Management Board of Atos Worldline from 2006 to 2007

•
President and Chief Operating Officer of Alcatel from 2003 to 2005

•
Chairman and Chief Executive Officer of SFR S.A. (Societe Francaise du Radiotelephone — Cegetel) from 1995 to 2002

•
Began his career at Hewlett-Packard Enterprise Company, where he served for 15 years in various marketing and sales roles of increasing responsibility, ultimately serving in Europe as the Managing Director of the Microcomputer Group and a member of the Management Board

•
Serves as a member of the board of directors of Comet France S.A.S.

•
Serves as a member of the board of directors of France Galop since 2023

•
Served as the Chairman of the Supervisory Board of Qosmos, a French software company, until its acquisition in 2016

Attributes, Skills and Qualifications:
As a successful leader in sales, operations and governance, Mr. Germond brings broad executive experience in a number of industries. His experience implementing transformation projects and making companies more digital and customer-oriented is helpful to Unisys as we continue our transformation and bring enhanced value to our clients. In addition, Mr. Germond’s vast global experience is particularly useful for Unisys, which derives more than half of its revenue from non-U.S. operations and over 25% of its revenue from Europe. Mr. Germond’s extensive strategy and mergers and acquisitions expertise is also beneficial to Unisys as the Company implements its strategic imperatives.

16	|	Election of Directors

Director since: 2017
65 years old
Independent
Committees:
•
Compensation and Human Resources

•
Nominating and Corporate Governance

Other Current Directorships:
•
Textron Inc (NYSE: TXT)

Prior Directorships
•
Aerojet Rocketdyne Holdings, Inc.

Deborah Lee James
Retired U.S. Secretary of the Air Force

Professional Experience
•
U.S. Secretary of the Air Force from 2013 to 2017 where she was responsible for the affairs of the Department of the Air Force

•
Held a variety of increasingly senior positions at Science Applications International Corporation (“SAIC”) from 2002 to 2013 including President of SAIC’s Technical and Engineering Sector

•
Executive Vice President and Chief Operating Officer at Business Executives for National Security from 2000 to 2001

•
Vice President of International Operations and Marketing at United Technologies Corporation from 1998 to 2000

•
Served as the Assistant Secretary of Defense for Reserve Affairs, Assistant to the Secretary for Legislative Affairs and as a professional staff member on the House Armed Services Committee

•
Serves as a member of the board of directors of Textron Inc. (NYSE: TXT)

•
Served as a member of the board of directors of Aerojet Rocketdyne Holdings, Inc. from 2022 to 2023

Attributes, Skills and Qualifications:
Ms. James brings more than 30 years of senior homeland and national security experience in the federal government and the private sector to Unisys. Her experience leading the U.S. Air Force gives her a valuable perspective regarding cyber, logistics and border security. In addition, Ms. James’ experience in the private sector with the transformative nature of digital products and solutions is an important asset to the Board as Unisys launches its next generation of offerings.

2024 Proxy Statement	17

Director since: 2022
63 years old
Independent
Committees:
•
Audit and Finance

•
Security and Risk

Other Current Directorships:
•
InterDigital, Inc.
(Nasdaq: IDCC)

Prior Directorships
•
QualTek Services Inc.

John A. Kritzmacher
Retired Executive Vice President and Chief Financial Officer of John Wiley & Sons, Inc.

Professional Experience
•
Executive Vice President and Chief Financial Officer of John Wiley & Sons, Inc., a global leader in research and education, from 2013 until 2021

•
Senior Vice President, Business Operations and Organizational Planning, at WebMD Health Corp., a leading provider of health information services from 2012 to 2013

•
Executive Vice President and Chief Financial Officer of Global Crossing Limited, a global provider of IP-based telecommunications solutions, from 2008 to 2011

•
Held a number of roles of increasing responsibility at Alcatel-Lucent and its predecessor companies, Lucent Technologies Inc., AT&T Inc. and Bell Laboratories, Inc., from 1982 to 2008, culminating in serving as Chief Financial Officer at Lucent Technologies Inc. in 2006 and as Chief Operating Officer of the Services Business Group at Alcatel-Lucent Enterprise from 2007 to 2008

•
Serves as a member of the board of directors of InterDigital, Inc. (Nasdaq: IDCC) since 2009

•
Served as a member of the board of directors of QualTek Services, Inc. from 2022 to 2023

Attributes, Skills and Qualifications:
Mr. Kritzmacher’s distinguished career serving as a financial and operational leader for more than 40 years at several leading global technology and telecommunications companies has equipped him to provide the Board with valuable perspectives important to the Company’s strategic imperatives. In addition, Mr. Kritzmacher’s understanding of the financial and operational aspects of doing business globally greatly benefits Unisys, which receives more than half of its revenue from international operations.

18	|	Election of Directors

Director since: 2017
66 years old
Independent
Committees:
•
Audit and Finance

•
Security and Risk (Chair)

Other Current Directorships:
•
Owens Corning (NYSE: OC)

•
STERIS plc

Prior Directorships:
•
Ping Identity Corp.

Paul E. Martin
Retired Senior Vice President and Chief Information Officer of Baxter International, Inc.

Professional Experience
•
Senior Vice President and Chief Information Officer of Baxter International, Inc. from 2011 to 2020

•
Global Chief Information Officer at Rexam Plc from 2004 to 2011, and as Division CIO from 1999 to 2004

•
Held management roles at CIT Group Capital Financing, Burlington Northern Santa Fe Corporation, and Frito-Lay, Inc.

•
Serves as a member of the board of directors and audit committee of Owens Corning (NYSE: OC), a global building and industrial materials manufacturer

•
Serves as a member of the board of directors, compensation committee and audit committee of STERIS plc, a medical equipment company specializing in sterilization and surgical products

•
Served as a member of the board of directors of Ping Identity Corp., a security software company

Attributes, Skills and Qualifications:
With extensive executive management experience across the IT industry, Mr. Martin understands the cybersecurity and IT challenges that our clients face. In addition, the Board greatly values Mr. Martin’s international experience and his deep life sciences and healthcare expertise, a core industry area of focus for the Company.

2024 Proxy Statement	19

Director since: 2018
65 years old
Independent
Committees:
•
Audit and Finance (Chair)

•
Security and Risk

Other Current Directorships:
•
Alight, Inc. (NYSE: ALIT)

•
UST Inc.

Prior Directorships:
•
Welltok, Inc.

Regina Paolillo
Retired Global Chief Operating Officer of TTEC Holdings, Inc.

Professional Experience
•
Global Chief Operating Officer at TTEC Holdings, Inc. (Nasdaq: TTEC) (formerly TeleTech Holdings, Inc.), between 2021 to 2022

•
Executive Vice President, Chief Financial & Administrative Officer of TTEC Holdings, Inc., between 2011 to 2021

•
Chief Financial Officer and Executive Vice President for Enterprise Services at TriZetto Group, Inc. between 2009 and 2011

•
Supported the investment teams and portfolio companies at General Atlantic L.P. from 2007 to 2008 in the areas of financial, operations and human capital

•
Executive Vice President of the Revenue Cycle and Mortgage Services Division at Genpact Limited, following its acquisition of Creditek Inc.

•
Chief Financial Officer and Chief Operating Officer of Creditek Inc. before becoming the Chief Executive Officer from 2003 to 2005

•
Held finance, operations and executive leadership positions at Gartner, Inc., Productivity, Inc., Citibank N.A. and Bristol-Myers Squibb Company

•
Began her career as an auditor at PricewaterhouseCoopers LLP

•
Serves as a member of the board of directors, head of the audit committee and member of nominating and governance committee of Alight, Inc. (NYSE: ALIT), a cloud-based provider of integrated digital human capital and business solutions

•
Serves as a member of the board of directors and audit committee of UST Inc., a provider of digital technology and transformation, information technology and services

•
Served as a member of the board of directors and head of the audit committee of Welltok, Inc., an enterprise software as a service company in the consumer health market, until its acquisition by Virgin Pulse in 2021

Attributes, Skills and Qualifications:
As a certified public accountant and experienced financial and operational leader with a variety of technology and services companies, Ms. Paolillo brings a broad understanding of the strategic and operational priorities of technology and services organizations, coupled with deep knowledge of financial and accounting matters and financial reporting as well as experience in investments and acquisitions.

20	|	Election of Directors
Director since: 2021 61 years old Independent Committees: • Compensation and Human Resources • Security and Risk	Troy K. Richardson
Retired President of the Digital Thread group, PTC Inc.

Professional Experience
•
President of the Digital Thread group of PTC Inc. (Nasdaq: PTC), a global software and services company, from 2021 to 2022 after having served as Executive Vice President and Chief Operating Officer from 2020 to 2021

•
Held several senior management positions at DXC Technology Company and its predecessor, Computer Sciences Corporation, from 2015 to 2020, including roles as Senior Vice President and Head, Global Sales, and Senior Vice President and General Manager, Enterprise and Cloud Applications

•
Senior Vice President, Global Alliance Sales, at Oracle Corporation from 2014 to 2015

•
Senior Vice President, Global Cloud Sales, Ecosystem and Channels, at SAP European Company from 2012 to 2014

•
Held management positions at Hewlett-Packard Company, Xiocom Wireless, Inc., Novell, Inc., NCR Corporation and International Business Machines Corporation

Attributes, Skills and Qualifications:
Mr. Richardson’s expertise in global sales, commercial marketing and client service and his success in the IT industry enables him to provide the Board with insight into the constantly changing trends facing the Company. His experience as a go-to-market leader provides the Board with additional perspective as Unisys implements its strategy of enhancing and expanding its solution portfolio, particularly in Digital Workplace Solutions and Cloud, Applications & Infrastructure Solutions.

2024 Proxy Statement	21

Director since: 2011
71 years old
Independent
Committees:
•
Compensation and Human Resources (Chair)

•
Nominating and Corporate Governance

Prior Directorships:
•
FileNET Corporation

•
Inovalon, Inc.

•
QAD Inc.

Lee D. Roberts
Chief Executive Officer and President of BlueWater Consulting, LLC

Professional Experience
•
Chief Executive Officer and President of BlueWater Consulting, LLC

•
Served as General Manager and Vice President for Document, Content and Business Process Management at International Business Machines Corporation

•
Chairman and Chief Executive Officer at FileNET Corporation from 2000 until its acquisition by IBM in 2006

•
President and Chief Executive Officer at FileNET from 1998 to 2000, and President and Chief Operating Officer from 1997 to 1998

•
Spent twenty years at IBM, where he held numerous senior management, sales and marketing roles

•
Served as a member of the board of directors of Inovalon, Inc. and QAD, Inc. until each was sold in 2021

Attributes, Skills and Qualifications:
Mr. Roberts brings a deep understanding of the IT industry, technology trends and customer requirements to the Board. In addition, his extensive executive experience in our industry enables him to provide important strategic counsel to the Board.

22	|	Election of Directors

Director since: 2021
67 years old
Independent
Committees:
•
Compensation and Human Resources

•
Nominating and Corporate Governance

Other Current Directorships:
•
Pure Storage, Inc.
(NYSE: PSTG)

•
Thoughtworks Holding, Inc. (Nasdaq: TWKS)

Roxanne Taylor
Retired Senior Vice President & Chief Marketing and Communications Officer of Memorial Sloan-Kettering Cancer Center

Professional Experience
•
Senior Vice President & Chief Marketing and Communications Officer of Memorial Sloan-Kettering Cancer Center, a cancer treatment and academic medical center, from 2020 to 2022

•
Held several positions at Accenture plc (formerly Andersen Consulting) from 1995 to 2018, including Chief Marketing and Communications Officer from 2007 to 2018

•
Held business, investor relations and marketing roles for Reuters, Citicorp and Credit Suisse Group AG

•
Serves as a member of the board of directors, member of the Nominating and Governance Committee and Compensation and Talent Committee of Pure Storage, Inc. (NYSE: PSTG), a company that develops data storage hardware and software products

•
Serves as a member of the board of directors and member of the Audit Committee, Compensation Committee and Talent Committee of Thoughtworks Holding, Inc. (Nasdaq: TWKS), a global technology consultancy that integrates strategy, design and software engineering to enable enterprises and technology disruptors across the globe to thrive as modern digital businesses

Attributes, Skills and Qualifications:
Ms. Taylor brings a deep expertise in global marketing and branding, with a proven track record of driving innovation by developing successful digital platforms while at Accenture. The Board benefits from this experience as Unisys continues to implement its strategy of using its Next-Gen Solutions to enhance its go-to-market approach focused on solving business problems for clients. While at Accenture, Ms. Taylor was part of the team that prepared the company’s earnings announcements and SEC filings. She also served as a key member of Accenture’s disclosure committee and has extensive experience in corporate communications, including issues management and crisis communications.

2024 Proxy Statement	23
Director Nomination Process
As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business.
As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Nominating and Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender.
1	Identification
•
The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members.

•
It also may, in its discretion, employ a third-party search firm to assist in identifying director candidates.

•
The Nominating and Corporate Governance Committee also considers recommendations for Board membership received from stockholders and other qualified sources.

2	Review
•
With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chair of the Board and CEO and lead independent director, reviews each director’s continuation on the Board as a regular part of the annual nominating process.

3	Recommendation and Approval
•
After the Nominating and Corporate Governance Committee makes its recommendations, the full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for re-election.

Recommendations on director candidates must be in writing and addressed to the Chair of the Nominating and Corporate Governance Committee, c/o Secretary at our principal executive office, located at Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.
Stockholder Nominations of Director Candidates
Any stockholder who intends to make a nomination for the Board at the Annual Meeting must deliver to the Company not less than 90 days prior to the date of the annual meeting (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a Proxy Statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.
In addition to satisfying the requirements under the Company’s Bylaws, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which notice must be postmarked or transmitted electronically to us at the address stated above for recommendations on director candidates no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2025 annual meeting, no later than March 3, 2025). If the date of the 2025 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2025 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2025 annual meeting is first made by the Company.

24
Corporate Governance
Corporate Governance Principles
Our Board highly values strong corporate governance principles and firmly believes that such principles create long-term value for our stockholders. Tenets of the strong corporate governance practices adopted by the Company include:
Board Independence and Composition

•
Highly diverse and qualified board

•
Director skill set aligned with corporate strategy

•
Effective lead independent director

•
91% of directors standing for re-election are independent

•
Regular board refreshment and a mix of tenure

•
Limit on outside directorships

•
Mandatory retirement age of 74

Board Performance

•
Commitment to overseeing our approach to ESG

•
Annual board and committee self-evaluations

•
Regular executive sessions at Board and committee meetings

•
Strong alignment between Company performance and executive compensation

•
Director onboarding and continuing education programs

Stockholder Rights

•
Annual election of all directors

•
No stockholder rights plan

•
Majority voting for uncontested director elections

•
Supermajority voting provisions to protect certain stockholder rights

•
No super voting or low voting stock

•
Majority voting for directors in uncontested elections

Board and Committee Structure
Board Leadership Structure
The Board believes that it should have the flexibility to make the selection of Chair of the Board and CEO in the way that it believes best to provide appropriate leadership for the Company at any given point in time. Therefore, the Board does not have a policy on whether the same person should serve as both the CEO and Chair of the Board or, if the roles are separate, whether the Chair should be selected from the non-employee directors or should be an employee. Our corporate governance guidelines require the Board to elect a lead director from its independent directors whenever the Chair is an employee of the Company.
Each year, the Nominating and Corporate Governance Committee makes a recommendation regarding who should serve as Chair of the Board and, if the recommended Chair is not independent, who should serve as lead independent director. When making its recommendation regarding who should serve as Chair, the Nominating and Corporate Governance Committee assesses the skill set and qualifications that it believes are important for the Chair to possess and discusses who would most effectively lead the Board. The Board considers this recommendation when electing a Chair and, if necessary, a lead independent director. As a result of this process, the Board has determined that combining the positions of Chair and CEO and electing Mr. Altabef to serve as the Chair and Mr. Davis to serve as lead independent director best positions the Board and management to implement our strategy and deliver value to our stockholders. The Board believes that adopting this leadership structure provides independent board leadership and oversight while benefiting the Company by having Mr. Altabef, who has demonstrated the strong leadership and vision necessary to drive our strategies and achieve our objectives, also serve as Chair.

2024 Proxy Statement	25
Board Committees
The Board has four standing committees: (1) Audit and Finance, (2) Compensation and Human Resources, (3) Nominating and Corporate Governance, and (4) Security and Risk. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s website at www.unisys.com/governance and is also available in print to any stockholder who requests it.
The current composition of each standing committee is set forth below:
Director	Audit and Finance Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Security and Risk Committee
Peter Altabef
Nathaniel A. Davis
Matthew J. Desch
Philippe Germond
Deborah Lee James
John A. Kritzmacher
Paul E. Martin
Regina Paolillo
Troy K. Richardson
Lee D. Roberts
Roxanne Taylor
   Chair         Member
Audit and Finance Committee
Members: Regina Paolillo (Chair) John A. Kritzmacher Paul E. Martin Philippe Germond
Purpose:
•
The Audit and Finance Committee assists the Board in its oversight of:

(1)
the integrity of our financial statements and its financial reporting and disclosure practices;

(2)
the adequacy and effectiveness of its systems of internal controls regarding financial reporting and accounting compliance;

(3)
the qualifications, performance, independence, scope of responsibility and compensation of our independent registered public accounting firm;

(4)
the performance, scope of responsibility and compensation of our internal audit function; and

(5)
our compliance with legal and regulatory requirements and the adequacy and effectiveness of our ethical and environmental compliance programs.

•
The Audit and Finance Committee is also responsible for (i) the Company’s cybersecurity and other information technology controls and procedures, in conjunction with the Security and Risk Committee, (ii) pension oversight, and (iii) preparing the report required by the SEC to be included in the Company’s annual Proxy Statement.

•
The Audit and Finance Committee’s authority and responsibilities are specified in its charter, which may be accessed at our Investor Relations website at www.unisys.com/governance.

Independence and Qualifications:
The Board has determined that each member of the Audit and Finance Committee qualifies as independent under the listing standards of the NYSE and is financially literate and that Ms. Paolillo and Mr. Kritzmacher are each an “audit committee financial expert” as defined by the SEC.

Number of Meetings: 13

26	|	Corporate Governance
Compensation and Human Resources Committee
Members: Lee D. Roberts (Chair) Matthew J. Desch Deborah Lee James Troy Richardson Roxanne Taylor
Purpose:
•
The Compensation and Human Resources Committee:

(1)
oversees and recommends to the Board compensation changes for the CEO;

(2)
oversees the compensation of our other executive officers;

(3)
oversees the compensation-related policies and programs involving our executive officers and the level of benefits of officers and key employees;

(4)
reviews and recommends to the Board compensation of our directors;

(5)
reviews the senior executive succession plan and the senior executive leadership development process as presented by the CEO; and

(6)
reviews our human capital and people strategy as presented by the Chief Human Resources Officer (“CHRO”).

•
The Compensation and Human Resources Committee regularly reviews and approves our executive compensation strategy and principles to ensure they are aligned with our business strategy and objectives and with stockholder interests.

•
Under its charter, the Compensation and Human Resources Committee annually reviews and approves goals and objectives relevant to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation of the CEO.

•
The Compensation and Human Resources Committee annually reviews and approves compensation levels of the other executive officers. To do so, the Compensation and Human Resources Committee solicits input from our CEO regarding the compensation of our other executive officers.

•
The Compensation and Human Resources Committee reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully under “Compensation of Directors” below.

•
Under its charter, the Compensation and Human Resources Committee annually reviews management’s assessment of risk as it relates to our compensation arrangements, practices, policies and programs for executive officers and other employees to determine whether such arrangements, practices, policies and programs encourage unnecessary or excessive risk taking and whether any risks arising from such arrangements, practices, policies and programs are reasonably likely to have a material adverse effect on the Company.

•
•
The Compensation and Human Resources Committee regularly receives reports and recommendations from management and from its outside compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to assist it in carrying out its responsibilities. During 2023, Meridian and its affiliates did not provide any additional services to the Company or its affiliates, and the work of Meridian has not raised any conflict of interest.

•
The Compensation and Human Resources Committee periodically reviews our human capital and people strategy, including regarding our culture, associate engagement and talent management, to assess alignment with achieving our long-term performance and growth objectives, including periodically reviewing our employee diversity, equity and inclusion policies, programs and initiatives and other recruitment, retention, development and internal human capital programs.

•
Details of the Compensation and Human Resources Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our Investor Relations website at www.unisys.com/governance.

Independence and Qualifications: The Board has determined that each member of the Compensation and Human Resources Committee qualifies as independent under the listing standards of the NYSE.
Number of Meetings: 5

2024 Proxy Statement	27
Nominating and Corporate Governance Committee
Members: Philippe Germond (Chair) Deborah Lee James Lee D. Roberts Roxanne Taylor
Purpose:
•
The Nominating and Corporate Governance Committee:

(1)
identifies and reviews candidates and recommends to the Board nominees for membership on the Board. The director nomination process and the factors considered by the committee when reviewing candidates are described in “Director Nomination Process”;

(2)
oversees the Company’s corporate governance, including developing and recommending to the Board the corporate governance guidelines adopted by the Board each year; and

(3)
oversees the evaluation of the Board of Directors, including reviewing annually with the Board the independence of outside directors and annually facilitating the Board’s self-assessment of its performance.

•
The Nominating and Corporate Governance Committee also reviews management’s report on our posture with respect to ESG and corporate social responsibility (“CSR”) matters.

•
Details of the Nominating and Corporate Governance Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our Investor Relations website at www.unisys.com/governance.

Independence and Qualifications: The Board has determined that each member of the of Nominating and Corporate Governance Committee qualifies as independent under the listing standards of the NYSE.
Number of Meetings: 4
Security and Risk Committee
Members: Paul E. Martin (Chair) John A. Kritzmacher Regina Paolillo Troy K. Richardson
Purpose:
•
The Security and Risk Committee assists the Board in its oversight responsibilities with regard to the Company’s organization-wide security and enterprise risk management practices, including:

(1)
overseeing the practices, procedures and controls that management uses to identify, manage and mitigate risks related to cybersecurity, privacy and disaster recovery and respond to incidents with respect thereto; and

(2)
overseeing the practices, procedures and controls that management uses to identify, manage and mitigate other key enterprise risks that the Company faces such as strategic, commercial, physical security, property, workplace safety, legal, regulatory, and reputational risks.

•
Details of the Security and Risk Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our Investor Relations website at www.unisys.com/governance.

Independence and Qualifications: The Board has determined that each member of Security and Risk Committee qualifies as independent under the listing standards of the NYSE.
Number of Meetings: 5

28	|	Corporate Governance
Director Engagement
Board Meetings and Attendance; Executive Sessions
The Board held seven meetings in 2023. During 2023, all directors attended at least 75% of the total number of meetings of the Board and standing committees on which they served (held during the period when the director served).
It is our policy that all directors should attend the annual meeting of stockholders. All of our current directors who were directors at the time of the 2023 annual meeting of stockholders (the “2023 annual meeting”) attended that meeting.
In general, the non-employee directors meet in executive session at all regularly scheduled Board and committee meetings. They may also meet in executive session at any time upon request. If the Chair of the Board is an employee of the Company, the lead independent director presides at executive sessions. If the Chair is not an employee, the Chair presides at executive sessions.
Annual Board and Committee Self-Evaluations
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee conducts an annual self-evaluation of its performance and reports on its findings annually to the Board.
Board’s Role in Corporate Oversight
Strategic Oversight
In its oversight role, the Board annually reviews our strategic and operating plans. Each year, the Board meets with our leadership team during a meeting dedicated to discussing our strategy for the coming year in light of our longer-term strategic goals. During these sessions, the leaders of our businesses provide the Board with their view of the key risks and opportunities facing each business unit and the Board provides guidance and advice to management regarding the formulation and implementation of our strategic goals. Once the business strategy has been determined, it is the responsibility of management to execute the strategy in alignment with our operating plan. The Board monitors management’s performance against our strategic goals by receiving regular updates from management, actively engaging in dialogue with our senior leaders, and reviewing our performance against our operating plan.
Board and Committee Oversight of Enterprise Risk
Enterprise risk management (“ERM”) is an integral part of our business processes. The leadership team is primarily responsible for establishing policies and procedures designed to identify, assess and manage the Company’s material short-, intermediate-, and long-term risks. Management has an ERM committee, comprised of the members of our leadership team and supported by other executives with subject-matter expertise, that provides oversight of enterprise risks and our processes to identify, measure, monitor, manage and mitigate these risks. We regularly engage outside advisors, as appropriate, to assist in the identification and evaluation of risks. Our risk oversight processes and disclosure

2024 Proxy Statement	29
controls and procedures are designed to appropriately escalate key risks for the Security and Risk Committee and the Board as well as to analyze potential risks for disclosure.
The Security and Risk Committee oversees the ERM process, including reviews of the most significant risks the Company faces and the manner in which our management manages these risks, and regularly reports and escalates key risks to the Board. In accordance with NYSE Corporate Governance Standards, the Audit and Finance Committee charter assigns to the Audit and Finance Committee the responsibility to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Security and Risk Committee charter separately assigns to the Security and Risk Committee the responsibility to review our policies and procedures with respect to risk assessment and risk management. Annually, we conduct a formal risk assessment of our business, which includes input from key business unit and functional leaders as well as our directors that provides the basis for the Audit and Finance Committee’s, the Security and Risk Committee’s and Board’s risk review and oversight process. Our Board and its committees routinely receive reports from significant business units and functions, and these presentations include a discussion of the business, regulatory, compliance, operational, and other risks associated with planned strategies and tactics. The Board adopted a framework pursuant to which it delegated oversight for certain categories of enterprise risks to each of its standing committees, as discussed above and shown below. Each committee provides periodic reports to the Board regarding its oversight of these enterprise risks. This structure enables the Board and its committees to coordinate the risk oversight role.
BOARD OF DIRECTORS

•
Annually reviews our strategic and operation plans, which address, among other things, the risks and opportunities facing the Company.

•
Has delegated certain risk management oversight responsibility to the Board committees. Each committee regularly reports to the full Board.

•
Has overall responsibility for executive officer succession planning and reviews succession plans each year.

Audit and Finance Committee	Security and Risk Committee

•
Receives quarterly reports from the Chief Financial Officer, Corporate Controller, General Counsel, Chief Compliance Officer, our internal audit function and our independent registered public accounting firm.

•
Regularly reviews with management the Company’s liquidity and capital structure.

•
Oversees, in conjunction with the Security and Risk Committee, our cybersecurity and other information technology controls and procedures.

•
Oversees named plan fiduciaries responsible for the administration and the management and investment of our pension assets as well as the performance of pension plan investments.

•
Has oversight responsibilities with regard to our organization-wide security and ERM practices, including cybersecurity, privacy and disaster recovery.

•
Responsible for discussing with the leadership team our major financial risk exposures (other than with respect to financial reporting and executive compensation) and the steps management has taken to identify, manage and mitigate those exposures, including our risk assessment and risk management policies.

Nominating and Corporate Governance Committee	Compensation and Human Resources Committee
• Annually reviews our corporate governance guidelines and their implementation. • Regularly reviews and monitors other matters relating to the corporate governance of the Company.	• Annually reviews the leadership team’s assessment of risk as it relates to the Company’s compensation arrangements.

MANAGEMENT

•
Our Internal Audit Function is responsible for evaluating and improving the effectiveness of the organization’s risk management, control, and governance processes. It provides objective assurance and advisory services designed to add value to the organization.

•
Our leadership team regularly evaluates these controls, and the Internal Audit Function reports quarterly to the Audit and Finance Committee regarding their design and effectiveness.

30	|	Corporate Governance
Cybersecurity Oversight

The Security and Risk Committee’s responsibilities include reviewing crisis preparedness and incident response plans, monitoring our enterprise risk profile and its ongoing and potential exposure to risks of various types, reviewing summaries of any incidents or activities, reviewing reports or presentations from management or advisors, including third-party experts, regarding the management of enterprise risk programs, periodically meeting with the Chief Information Security Officer (“CISO”) and Chief Privacy Officer (“CPO”) and periodically briefing the full Board on cybersecurity matters.
Additionally, the Audit and Finance Committee has general oversight over our cybersecurity as it relates to responsibility for our internal audit function, including cybersecurity practices, compliance with legal and regulatory requirements and internal control over financing reporting. In November 2023, the Audit and Finance Committee charter was amended to ensure that it, in conjunction with the Security and Risk Committee, reviews our cybersecurity and other information technology controls and procedures no less than annually.
Management’s Disclosure Committee assists in fulfilling our obligations to maintain disclosure controls and procedures and coordinates and oversees the process of preparing our periodic securities filings with the SEC. Cybersecurity incidents, based on their severity, are escalated to the Disclosure Committee by our Security Incident Response Team. The Disclosure Committee is comprised of the CEO, Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”), General Counsel, Chief Compliance Officer and Chief Accounting Officer (“CAO”). The COO represents our business units and the CISO reports to the COO. The Disclosure Committee meets on a quarterly basis and more often, if necessary, and invites subject matter experts to meetings, as appropriate. We have policies and procedures in place designed to provide appropriate information of any matters to our Disclosure Committee that should be considered in advance of applicable public filings, including cybersecurity matters, and to address the proper handling and escalation of information to management and the Board or a committee of the Board, including the Security and Risk Committee and the Audit and Finance Committee.
In addition to the oversight of the Board, members of our management, including our CISO, CPO and Chief Information Officer, are responsible for assessing and managing material cybersecurity risks.

ESG and HCM Oversight
At Unisys, we understand our responsibility to the world around us as well as to our people. We demonstrate the importance of this responsibility by ensuring that our Board, either directly or through its committees, has oversight of ESG and HCM matters. Under its charter, the Nominating and Corporate Governance Committee is responsible for reviewing our report regarding ESG and CSR matters. Among its other responsibilities, the Compensation and Human Resources Committee periodically reviews our human capital and people strategy for achieving our long-term performance and growth objectives, including our employee diversity and inclusion policies, programs, initiatives and other recruitment, retention, development and internal communications programs.
Communications with our Directors
Stockholders and other interested parties may send communications to the Board or to the non-employee directors as a group by writing to them c/o Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

2024 Proxy Statement	31
Other Governance Policies and Procedures
Corporate Governance Guidelines
The Board has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s website at www.unisys.com/governance and is also available in print to any stockholder who requests it.
Code of Ethics and Business Conduct
The Unisys Code of Ethics and Business Conduct applies to all employees, officers (including the CEO, CFO and CAO and controller) and directors. The code is posted on the Company’s website at www.unisys.com/ethics and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s CEO, CFO or CAO or controller) at this location on its website.
Related Party Transactions
The Company is required to disclose any transactions since the beginning of 2023 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. We do not have any such transactions to report.
Currently we have not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Chief Compliance Officer or their delegate, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the CEO or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or client of the Company as a particularly sensitive area that requires careful review.
Compensation Committee Interlocks and Insider Participation
In 2023, the members of our Compensation and Human Resources Committee were Matthew J. Desch, Deborah Lee James, Troy Richardson, Roxanne Taylor and Lee D. Roberts, our chair of the Compensation and Human Resources Committee. None of the members of our Compensation and Human Resources Committee in 2023 was at any time during 2023 or at any other time an officer or employee of the Company or any of its subsidiaries, and none had or have any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or our Compensation and Human Resources Committee.

32	|	Corporate Governance
Compensation of Directors
Our current compensation program for non-employee members of the Board is summarized below:
Annual Retainers
Cash		$85,000
Equity	having a value of $200,000
Additional Cash Retainer	Chair	Member
Lead Independent Director		$50,000
Committees
Audit and Finance	$30,000	$12,000
Compensation and Human Resources	$20,000	$10,000
Nominating and Corporate Governance	$16,250	$7,500
Security and Risk	$16,500	$7,500
Under our Guidelines on Significant Corporate Governance Issues, our leadership team reports to the Compensation and Human Resources Committee annually on the status of Board compensation in relation to our peer group of companies. Changes in Board compensation, if any, originate with the Compensation and Human Resources Committee, but are approved by the full Board following discussion. Particular attention is paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation is provided in the form of equity. It is expected that directors will not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company, other than directors’ fees. In no event shall any member of the Audit and Finance Committee receive any compensation from the Company other than directors’ fees.
At a meeting of the Board on February 8, 2023, the Board approved a annual equity grant to each non-employee director, effective on February 28, 2023. For each non-employee director other than Mr. Kritzmacher, the grant was for a number of shares of Unisys common stock determined by dividing $200,000 by the fair market value of a share of Unisys common stock on the effective date of the grant and rounding up to the nearest whole share. As a result, on February 28, 2023, each non-employee director as of that date other than Mr. Kritzmacher received an annual grant of 40,161 shares.
Non-employee directors who first join the Board after the annual grant date receive pro-rated grants based on the date on which their service begins. Mr. Kritzmacher joined the Board during 2022, but after 2022 annual director grants were made. Accordingly, Mr. Kritzmacher’s 2023 annual equity grant was enlarged by an amount equal to a pro-rata portion of the 2022 grant. As a result, he received a number of shares of Unisys common stock determined by dividing $233,333.33 by the fair market value of a share of Unisys common stock on the grant date and rounding up to the nearest whole share, resulting in an annual grant to him of 46,854 shares.
Directors may defer receipt of the shares underlying their shares until termination of service, or until a specified date, under our deferred compensation plan for directors.
The annual cash retainers described above are paid in monthly installments. Directors may defer until termination of service, or until a specified date, all or a portion of their cash fees under our deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. Directors do not have the right to vote with respect to any deferred stock units. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets.
Directors who are employees of the Company do not receive any additional compensation for their services as directors. The following table provides a summary of the compensation of non-employee directors serving during 2023:

2024 Proxy Statement	33
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Nathaniel A. Davis Lead Independent Director	135,000	200,002	—	—	—	—	335,002
Matthew J. Desch	95,000	200,002	—	—	—	—	295,002
Denise K. Fletcher Former Chair, Audit and Finance Committee	51,042	200,002	—	—	—		251,044
Philippe Germond Chair, Nominating and Corporate Governance Committee	103,605	200,002	—	—	—	—	303,607
Deborah Lee James	102,500	200,002	—	—	—	—	302,502
John A. Kritzmacher	104,320	233,333					337,653
Paul E. Martin Chair, Security and Risk Committee	113,320	200,002	—	—	—	—	313,322
Regina Paolillo Chair, Audit and Finance Committee	115,000	200,002	—	—	—	—	315,002
Troy K. Richardson	103,153	200,002	—	—	—	—	303,155
Lee D. Roberts Chair, Compensation and Human Resources Committee	112,320	200,002	—	—	—	—	312,322
Roxanne Taylor	102,500	200,002	—	—	—	—	302,502

(1)
Amounts shown are the annual board retainer and annual retainer fees for chairs of committees, committee membership and lead independent director. Includes amounts that have been deferred under the deferred compensation plan for directors.

(2)
Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 19 to our 2023 financial statements included in the Annual Report. Includes awards that have been deferred under the deferred compensation plan for directors.

Stock Ownership Guidelines
Under our stock ownership guidelines, directors are expected to own Unisys stock or stock units having a value equal to five times their annual retainer within five years after the director’s date of election to the Board. As of December 31, 2023, all directors are compliant with exception of those with a grace period based on less than five years of their date of election. The number of shares owned by each director is set forth in the stock ownership table on page 77.

5x	What Counts	What Does Not Count
Cash component of annual retainer for directors	• Shares owned directly or beneficially in the director’s name • Stock units deferred under a Unisys deferred compensation plan • Shares owned by the director’s spouse	• Unvested performance-based stock unit awards

34
Proposal 2
Advisory Vote to Approve Executive Compensation
In accordance with Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution approving the compensation of its named executive officers, as described below in this Proxy Statement in “Executive Compensation”, “Summary Compensation Table” and the related compensation tables and narrative.
As described in detail in “Compensation Discussion and Analysis” beginning on page 35, our executive compensation program is designed to attract, motivate and retain executives who lead our business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. We believe that the compensation of our named executive officers is reasonable, competitive and strongly focused on pay-for-performance principles, with a significant portion of target compensation at risk and performance-based. We emphasize compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, we also align the interests of our executive officers with those of stockholders and the long-term interests of the Company. We believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving our goals and that the executive compensation reported in this Proxy Statement was appropriate and aligned with 2023 results. Please read “Compensation Discussion and Analysis” below, as well as the compensation tables and narrative that follow it, for additional details about our executive compensation programs and compensation of our named executive officers in 2023.
For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2024 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s Board of Directors. However, the Board and the Compensation and Human Resources Committee will review and consider the vote when making future executive compensation decisions.
The Board of Directors recommends a vote “FOR” the non-binding advisory resolution approving the compensation of the Company’s named executive officers as described in this Proxy Statement.

2024 Proxy Statement	35
Compensation Discussion & Analysis
This section details the objectives and elements of the Unisys executive compensation program, describes the related processes of our Compensation and Human Resources Committee (referred to in this Compensation Discussion and Analysis section as “CHRC” or the “Committee”), and discusses the compensation earned by our Named Executive Officers (“NEOs”). For 2023, our NEOs were:
•
Peter Altabef — Chair and CEO

•
Debra McCann — Executive Vice President and Chief Financial Officer

•
Teresa Poggenpohl — Senior Vice President and Chief Marketing Officer

•
Michael M. Thomson — President and Chief Operating Officer

•
Katherine Ebrahimi — Senior Vice President and Chief Human Resources Officer(1)

•
Claudius Sokenu — Former Senior Vice President, General Counsel, Secretary and Chief Administrative Officer(2)

(1)
Ms. Ebrahimi will step down from her role as Senior Vice President, Chief Human Resources Officer and separate from Unisys on March 31, 2024. Severance payable to Ms. Ebrahimi is described under the “Transition Agreement with Ms. Ebrahimi” section.

(2)
Mr. Sokenu ceased to serve as Senior Vice President, General Counsel, Secretary and Chief Administrative Officer on June 30, 2023.

Executive Summary
Stockholder Outreach
We make comprehensive efforts to proactively engage our stockholders to obtain important feedback, including discussing how our executive compensation program supports our strategy. In the past, senior executives and directors of the Company, including the Chair of the Compensation and Human Resources Committee and Lead Independent Director, have participated in these investor meetings.
We received significant support for our say-on-pay proposal at the Company’s 2022 and 2023 annual stockholders’ meetings with more than 97% of the shares voted in favor in 2022 and 84.5% in 2023. We remain engaged with stockholders and will continue to address stockholder feedback and considerations through changes to the executive compensation plans if the Compensation and Human Resources Committee believes that such changes are consistent with its pay philosophy and the Company’s overall business strategy.

36	|	Advisory Vote to Approve Executive Compensation
2023 Financial Results
The table below illustrates a three-year lookback and progression of revenue growth, operating profit margin and non-GAAP operating profit margin. For the year ended 2023, revenue increased 1.8%, operating profit was 3.8% and non-GAAP operating profit was 7.0%.
(1)
For a discussion and reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K furnished with the SEC on February 21, 2024 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).

2024 Proxy Statement	37
How Did We Perform in 2023?
In 2023, we exceeded our upwardly revised full-year guidance ranges. During the year, we grew our backlog, signed 18% more New Business total contract value (“TCV”) than the prior year, and expanded our New Business pipeline. We progressed towards our long-term financial goals and are particularly pleased with our full-year free cash flow performance, which improved by nearly $70 million year-over-year.
During 2023, our revenue increased 1.8% year-over-year on a reported basis, an increase of 1.6% in constant currency. Operating profit margin and non-GAAP operating profit margin were 3.8% and 7.0%, respectively. Net loss as a percentage of revenue and adjusted EBITDA as a percentage of revenue were (21.4)% and 14.2% respectively. For a reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 21, 2024 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).
	Revenue	Operating Profit Margin	Non-GAAP Operating Profit Margin	Net Loss as a Percentage of Revenue	Adjusted EBITDA as a Percentage of Revenue
2023 Actual	$2,015.4M	3.8%	7.0%	(21.4)%	14.2%
The global GAAP pension deficit increased during 2023 by approximately $160 million to approximately $700 million. Approximately, $70 million of this increase was due to the purchase of insurance contracts in our overfunded UK plans, using plan assets, as the first step towards an anticipated full-risk transfer of those plans. The remainder of the deficit increase was due primarily to lower discount rates. During the year, we executed our pension management strategy with two annuity purchases that transferred an aggregate of approximately $500 million in pension liabilities to a third-party insurer. These transactions were funded with plan assets.
In 2023, we had operating cash flow of  $74.2 million, ($4.5) million of free cash flow and $43.5 million of pre-pension free cash flow. We had approximately $387.7 million in cash and cash equivalents on the balance sheet as of December 31, 2023.

38	|	Advisory Vote to Approve Executive Compensation
2023 Compensation Highlights
Pay Component	What We Did	Why We Did It
Base Salary	In 2023, Mr. Thomson, Ms. McCann and Mr. Sokenu received 5.5%, 7.0% and 5.0% increases respectively in base salary based on market considerations. No other NEOs received base salary increases in 2023.	The increases in Mr. Thomson, Ms. McCann and Mr. Sokenu’s base salaries are based on performance and market considerations.
Short-Term Incentives (“STI”)	No NEOs received STI target percentage increases in 2023.
Removal of Free Cash Flow (FCF) Metric

In 2023, we removed the Free Cash Flow metric from the STI program while placing greater weighting on both Revenue and Non-GAAP Operating Profit. Free Cash Flow remains a highly important focus for the Company.

Non-Financial DEI Metric

For 2023, the Company modified the DEI Metric component of the STI that was first introduced in 2022 to reflect 100% female representation, at senior manager and above levels, for global consistency. Previously, the metric was weighted on 50% female and 50% Underrepresented Ethnic Groups (UREG) for the US and 100% female representation for the rest of the world. The UREG metric remains an important tracked Company metric, reflecting its strategic importance and the Company’s commitment to fostering a diverse and inclusive workplace, but it is no longer directly tied to the STI program in 2023.
Non-Linear Performance Ranges
In 2023, the Company implemented non-linear performance ranges to flatten the curve and ensure stability around target performance results.

We believe the success of this critical human capital measure continues to support our strategy in creating an equitable workforce that improves our organization, local communities and society. At Unisys, our commitment to our greatest strength, our people, will never change. We understand that our growth, success and competitiveness as a company depend on our ability to foster an inclusive culture, ensure diverse perspectives, and cultivate a strong sense of belonging.

CEO Target Bonus Reduction
Beginning in 2023, the CEO target bonus was reduced from 140% to 120% of base salary to reflect his commitment to Company financials and bottom-line performance.
The maximum payout design for all NEOs remains at 200% of each NEOs annual target based on achievement of both individual and performance metrics.
Long-Term Incentives (“LTI”)	In 2023, we realigned the mix of performance measures between shares and cash for our LTI awards to carefully manage share usage, to minimize dilution and conserve our equity reserves.	This structure ensures that our executives are incentivized for their ongoing contributions and their role in driving sustainable long-term growth.

2023 LTI awards were based on time-based Restricted Stock Units (RSUs), performance-based TSR RSUs, performance-based TSR Cash, performance-based Non-GAAP Operating Profit Cash, and performance-based stock price appreciation RSUs to further incent behaviors in driving stock price appreciation and stockholder value.
We remain optimistic about our future and are confident that these measures will lead to enhanced stockholder value.
After conducting a comprehensive review of their market positioning, select NEOs and executive officers received increased LTI award values in 2023.
CEO LTI Target Reduction
Beginning in 2023, the CEO LTI target was reduced by $1.25 million to reflect his commitment to the Company financials and bottom-line performance.

2024 Proxy Statement	39
What Guides Our Program
Our Principles-Based Philosophy
Our executive compensation program is designed to align the interests of our executives with those of our stockholders and drive long-term profitable and sustainable growth, as well as to maintain leadership stability and incentivize successful execution of our strategy and operating plan. We believe these objectives are achieved through application of the following principles:
Alignment with Long-Term Stockholders’ Interests	Our NEOs’ interests are directly aligned with our stockholders’ interests through compensation programs which emphasize an appropriate balance of short-and long-term financial performance and deliver a meaningful percentage of compensation in the form of equity awards. Our LTI program further supports our continued focus on driving stockholder value creation.
Competitiveness	Total compensation is competitive to attract qualified individuals, motivate performance and retain executives with the abilities and skills needed to foster long-term stockholder value creation.
Motivating Achievement of Financial Goals and Strategic Objectives	A significant portion of overall compensation is dependent on the achievement of our short and long-term financial goals and strategic objectives to create value in the long-term, which is a key pillar of our Pay for Performance philosophy.
Rewarding Superior Performance	Although total compensation is competitive at the target performance level, performance that exceeds target is appropriately rewarded. This is balanced with downside risk of below-target payouts if we do not achieve our financial goals and strategic objectives.
Responding to Change	As our industry evolves and our opportunities for competitive business advantages change over time, we evolve to continue to create value. Our compensation programs are tailored to our strategic priorities (which may impact how we calibrate incentive plan payouts to various levels of performance) along with stockholder feedback and macroeconomic factors.

40	|	Advisory Vote to Approve Executive Compensation
Compensation Components Overview
The Unisys executive compensation program includes base salary, short-term incentives and long-term incentives, each of which is described below.
Element		Target Mix		Description	Why is it provided
		CEO	Other NEOs
Fixed	Base Salary			Paid in cash	• Provides a competitive fixed rate of pay relative to similar positions in the market • Enables the Company to attract and retain critical executive talent
Variable, At-risk	STI			Paid annually in cash under the Executive Variable Compensation (“EVC”) Plan	• Focuses NEOs on achieving rigorous annual performance goals aligned with the Company’s annual operating plan to drive long-term stockholder value creation
	LTI			Paid under the LTI Plan using a combination of equity and cash
•
Primarily focused on performance metrics, while maintaining a time-based award to focus NEOs on long-term goals strongly aligned to drive stockholder value creation, as well as support the Company’s leadership retention strategy

Compensation Mix
The charts below show the total target compensation mix of our CEO and our other NEOs. These charts illustrate that a significant majority of our NEOs’ total target compensation is “at-risk” (84% for our CEO and an average of 76% for our other NEOs).

2024 Proxy Statement	41
Mix of Performance Measures
The performance measures included in the 2023 EVC and LTI plans are summarized below. These measures are aligned with our strategy, tracked regularly and used to manage and measure financial and non-financial performance across our business. They are commonly used among the companies in our peer group and reflect the investor preferences we have heard during our stockholder engagement efforts:
2023 Performance Measures
Metric	Details	% of STI	% of LTI*
Relative Total Stockholder Return (“rTSR”)	Unisys’ TSR positioning among the constituent companies of the Russell 2000 Index over multiple performance periods.	N/A	8%-17%
Non-GAAP Operating Profit
This measure excludes pretax postretirement expense and pretax charges in connection with certain legal matters related to professional services and legal fees, including legal defense costs, associated with certain legal proceedings, and cost-reduction activities and other expenses.
Non-GAAP Operating Profit is subject to adjustment by the CEO and the Compensation and Human Resources Committee of the Board of Directors when there are special items related to discontinued operations, reorganizations, restructurings or significant non-operational items.
For a discussion and reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K furnished with the SEC on February 21, 2024 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).
		40%	8%-17%
Stock Price Performance	Based upon the achievement of stock price hurdles (“Price Targets”) measured over a three-year period. The price targets are achieved if the 20 consecutive 20-trading day averages within the Performance Period equals or surpasses a price target. Metric was added to further incent behaviors in driving stock price appreciation and stockholder value.	N/A	0%-27%
Revenue	This metric reflects Unisys’ total revenue. Revenue is subject to adjustment by the Compensation and Human Resources Committee of the Board of Directors when there are special items related to discontinued operations or significant non-operational items.	45%	N/A
DEI	Metric added in 2022 with weighting modified to 15% gender diversity in 2023	15%	N/A

*
The percentage of LTI for each metric will vary by NEO due to the difference in the stock price performance awards.

How Performance Targets are Established
The figure below depicts the process and factors that we use to set the performance targets for our STI and LTI plans. We use our long-term planning process to estimate multi-year performance goals, which inform our LTI plan metrics. Annually, we establish our operating plan based on internal and external factors, the outputs of which are used in establishing our STI goals.

42	|	Advisory Vote to Approve Executive Compensation
Governance Best Practices
The CHRC continually evaluates the Company’s compensation policies and practices to ensure they are consistent with best practice principles. Below are highlights of our governance practices:
What We Do

Provide the majority of compensation in performance-based pay
Maintain stock ownership guidelines for officers and directors (excludes stock options)
Cap incentive plan at 2x target; no payouts below threshold
Maintain a clawback policy
Reflect multi-dimensional performance using earnings, revenue, cash and market performance with a mix of relative and absolute goals; assess performance over multiple time periods with 1-year performance in the STI and 1 year, 2-year and 3-year performance periods in the performance-based component of the LTI
Have change in control agreements with double-trigger severance provisions
Conduct annual compensation program risk assessment
Adhere to an insider trading policy
Use an independent compensation consultant engaged by and reporting directly to the CHRC

What We Don’t Do

×
Excise tax gross-ups on a change in control
×
Excessive severance in a change in control or termination

×
Excessive perquisites

×
Allow hedging transactions, speculation, short sales, margin accounts or pledging Unisys securities

×
Automatic vesting of equity upon a change in control

×
Stock option repricing, reloads, or cash buyouts

×
Discounted stock options or SARs

×
Liberal change in control definition

2024 Proxy Statement	43
The Decision-Making Process
Roles and Responsibilities
Compensation and Human Resources Committee
The CHRC is accountable for review and approval of overall compensation actions and strategic initiatives along with oversight to broader human capital responsibilities. The Committee is comprised of independent, non-employee members of the Board. The Committee is appointed by the Board to:
(1) oversee and recommend to the Board compensation changes for the CEO;
(2) oversee compensation of our executive officers;
(3) oversee compensation-related policies and programs involving our executive officers and the level of benefits of officers and key employees;
(4) review and recommend to the Board compensation of the Company’s directors;
(5) review the senior executive succession plan and the senior executive leadership development process as presented by the CEO; and
(6) review our human capital and people strategy as presented by the CHRO, including DEI initiatives.
The Committee oversees the executive compensation program for our NEOs and works very closely with its independent compensation consultant and the leadership team to examine the effectiveness of our executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the committee’s charter, which may be accessed at our Investor Relations website: www.unisys.com/governance.
As part of the responsibilities described in its charter, the committee sets objective business performance targets and the amounts payable at different levels of performance under the EVC and LTI plans. Goal setting is part of the Company’s overall business planning process. As part of this process, a range of performance scenarios is developed. Goals are then set at the threshold, target and maximum performance levels — driven by the strategic and operational plans approved by the Board. The committee also considers the probability of achievement of different levels of performance when setting goals.
Leadership
The Committee receives reports and recommendations from management during the year on multiple compensation, human capital and performance-related topics. Throughout 2023, the committee solicited input from Mr. Altabef regarding the compensation and performance of executive officers. In addition, Mr. Altabef provided recommendations, based on our operating and strategic plans, to the Committee related to the performance measures used in the Company’s short-and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels.

44	|	Advisory Vote to Approve Executive Compensation
Independent Compensation Consultant
The Committee retains and regularly consults with an independent compensation consultant, Meridian. To ensure the Committee receives independent and unbiased advice and analysis, the consultant is prohibited from providing any services to Company leadership. Under its charter, the Committee has sole authority to retain and terminate outside compensation consultants, including the authority to approve the consultant’s fees and other retention terms. The consultant maintains active engagement with the Committee chair and reports to the committee. The Committee annually reviews the independence of the consultant’s work under rules adopted by the SEC and NYSE and has found no conflicts.
In 2023, Meridian performed duties requested by the Committee including:
(1) conducting a risk assessment
(2) providing recommendations on the composition of the peer group;
(3) analyzing executive and director compensation in comparison to market references;
(4) updating the Committee on executive compensation and governance market trends;
(5) advising the committee on STI and LTI plan designs;
(6) reviewing disclosures related to executive and director compensation;
(7) providing data, analysis and advice for review of Mr. Altabef’s compensation, which is then recommended to and approved by the independent members of the Board;
(8) regularly attending meetings and joining from time to time in executive sessions with the Committee without the presence of management; and
(9) supporting requests from the Committee.
Timeline

2024 Proxy Statement	45
Peer Group
The executive compensation program considers market compensation practices of companies with which the Company competes or could compete for executive talent (the “peer group”) and/ or business. As part of its process, the Committee compares the Company’s overall compensation structure (mix of pay) and levels for the NEOs (total annual compensation, as well as each component of total compensation) to be within a reasonable range of the peer group median. The Committee’s selection of peer group companies is based on input from the Committee’s compensation consultant, business judgment and the following selection criteria:
Comparable Size	Comparable Industry and Peers
• Revenue ($500M – $8B), market capitalization (<$40B), number of employees, EBITDA margin, enterprise value	• Industry Group as defined by the Global Industry Classification Standard, reviewing peer groups provided by third parties, other competitors and proxy advisory firms
Publicly-Traded US Based Companies	Other Consideration
• Traded on North American Stock Exchanges, filings, financials, compensation data available	• Business fit, non-US Sales, cybersecurity, software, services, technology offerings and end markets
The Committee regularly reviews the composition of the peer group and its selection criteria to ensure that they remain appropriate in light of the evolving competitive landscape, including consideration of merger and acquisition activity. In July 2022 as part of the annual review, the Committee’s compensation consultant recommended, and the Committee approved, the following peer group of companies for setting 2023 executive compensation:
2023 Compensation Peer Group
Booz Allen Hamilton Holding Corporation CACI International Inc. EPAM Systems, Inc. Fortinet Inc. ICF International Inc. ManTech International Corporation MAXIMUS, Inc. NetScout Systems, Inc.	Palo Alto Networks, Inc. Science Applications International Corporation Sabre Corporation Teradata Corporation Tyler Technologies, Inc. TTEC Holding, Inc. V2X, Inc. Verint System, Inc.

46	|	Advisory Vote to Approve Executive Compensation
2023 Executive Compensation Program
Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. When reviewing base salary decisions for NEOs other than the CEO, the Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee also takes into account factors such as relevant market data, overall Company performance, individual performance and contributions, and internal equity within the Company. For 2023, Mr. Thomson, Ms. McCann, and Mr. Sokenu received base salary increases of 5.5%, 7%, and 5%, respectively, based on their performance and in alignment with the market. No other NEOs received increases in their base salaries during 2023.
NEO	Base Salary
Peter Altabef	$991,000
Debra McCann	$535,000
Michael M. Thomson	$670,000
Teresa Poggenpohl	$465,000
Katherine Ebrahimi	$415,000
Claudius Sokenu	$525,000
Short-Term Incentive Compensation
The NEOs are eligible to receive an annual cash incentive payment through the EVC plan, which is designed to incentivize executives to attain short-term performance goals aligned with the Company’s annual operating plan as a part of our Pay for Performance philosophy. The Committee has the discretion to determine the criteria applicable to incentive payments and the amounts of such payouts. For 2023, the awards paid to NEOs under the EVC plan depended upon (a) the NEO’s target incentive opportunity and (b) the degree to which the Company performance goals were met.
In 2023, target award opportunities for NEOs were based on market considerations and stated as a percentage of actual earned base salary. The following table summarizes the target award opportunities for NEOs in 2023:
NEO	2023 Target Award Opportunity (as % of actual earned base salary)	2023 Target Award Opportunity ($)
Peter Altabef*	120%	$1,189,200
Debra McCann	95%	$508,250
Michael M. Thomson	110%	$737,000
Teresa Poggenpohl	95%	$441,750
Katherine Ebrahimi	95%	$394,250
Claudius Sokenu**	95%	$498,750

*
In 2023, Mr. Altabef’s target bonus was reduced from 140% to 120% to reflect his commitment to the Company financials and bottom-line performance.

**
Mr. Sokenu voluntarily exited the Company on June 30, 2023 and therefore did not receive a 2023 STI award.

2024 Proxy Statement	47
The Committee reviews the performance measures under the EVC plan on an annual basis to ensure they support our operating plan and keep our NEOs focused on attaining rigorous short-term goals.
Corporate Non-GAAP Operating Profit minimum performance achievement of 50% of target is required for the EVC plan to fund for the performance year. For 2023, we exceeded the minimum performance requirement.
Below are the 2023 performance measures and their respective 2023 payout curves. We believe these measures are the most effective in assessing the success of our business strategy.
Measure	Weighting	2023
Revenue		90%-110%
Non-GAAP Operating Profit		65%-130%
DEI		-1%-+2% (of target)
The DEI metric funds 50% at one percentage point achievement below target, 100% at target and 200% at two percentage points above target. Funding is interpolated on a straight-line basis between threshold and target, as well as between target and maximum.

The Committee set threshold, target, and maximum payout opportunities in 2023 for each measure as shown below:
Performance Level	Revenue, Non-GAAP Operating Profit and DEI Payout (as % of Target)
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

48	|	Advisory Vote to Approve Executive Compensation
The table below summarizes the threshold, target and maximum performance levels for determining EVC payouts for each performance measure for 2023.
Measure (Unisys Corporate)	Metric(1)			Weight	Adjusted Results(2)
	Threshold	Target	Maximum		Results	Funding by Metric	Weighted by Metric
Revenue ($M)					100%	101.7%	45.8%
Non-GAAP Operating Profit ($M)					116%	137.1%	54.9%
Non- Financial (DEI) Women Globally					102%	120.0%	18.0%
							118.6%

(1)
Payout ratios for Revenue and Non-GAAP Operating Profit are based on non-linear performance curves providing for softening of the curve above or below target performance achievement and then interpolated as shown in the table below. Payout ratios for DEI at performance levels between Threshold-Target and Target-Maximum are interpolated on a straight-line basis. For a discussion and reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K furnished with the SEC on February 21, 2024 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).

(2)
2023 EVC funding for Revenue and Non-GAAP Operating Profit results have been adjusted downward to reflect certain items that were not originally included in the target at the discretion of the Committee. In the absence of these adjustments, the 2023 EVC would have been funded at 140.7%.

The following table shows the 2023 EVC targets and the actual awards paid to the NEOs under the EVC plan.
NEO	2023 EVC Target	Total Amount Paid	Total Amount Paid as % of 2023 EVC Target
Peter Altabef	$1,189,200	$1,410,391	118.6%
Debra McCann	$508,250	$602,785	118.6%
Michael M. Thomson	$737,000	$874,082	118.6%
Teresa Poggenpohl	$441,750	$523,916	118.6%
Katherine Ebrahimi	$394,250	$467,581	118.6%
Claudius Sokenu*	$498,750	$0	—

*
Mr. Sokenu voluntarily exited the company on June 30, 2023 and therefore did not receive a 2023 STI award.

Long-Term Incentive Compensation
The LTI plan is designed to provide executives with a continuing stake in our long-term success and to align their interests with those of our stockholders. The LTI plan provides equity and cash-based awards.
For 2023, the Committee used a combination of long-term incentive vehicles, including Time-Based RSUs, rTSR-Based RSUs, rTSR-Based Cash, Non-GAAP Operating Profit-Based Cash, and Stock Price Performance RSUs. These vehicles focus NEOs on driving long-term stockholder value creation, as well as fostering leadership stability.

2024 Proxy Statement	49
Element of LTI	Overview of Design
Time-Based RSUs	Vest 1/3 per year on the anniversary of the grant
rTSR-Based RSUs & rTSR-Based Cash
•
Grant is tied to the achievement of rTSR as follows:

- 1/3 of target one-year performance (2023)
- 1/3 of target two-year performance (2023-2024)
- 1/3 of target three-year performance (2023-2025)
•
The awards measure our TSR relative to the TSR of other constituent companies of the Russell 2000 Index.

Relative TSR Positioning
		Below Threshold	Threshold	Target	Maximum
	Ranking	Below 25th Percentile	25th Percentile	55th Percentile	80th Percentile
	LTI Achievement	0% of target	50% of target	100% of target	200% of target

•
Results are interpolated between Threshold and Target, and between Target and Maximum.

•
The rTSR calculation is based on the average price of the 30-day trading days preceding both the start and end dates of the respective performance periods.

Non-GAAP Operating Profit- Based Cash
•
Grant is tied to the achievement of Non-GAAP Operating Profit as follows:

- 1/3 of target one-year performance (2023)
- 1/3 of target two-year performance (2023-2024)
- 1/3 of target three-year performance (2023-2025)
•
Payouts of 0% to 200% of target based on performance

Stock Price Performance RSUs for Select NEOs
•
Performance-based RSUs shall become eligible to vest when the 20-trading day trailing average of the closing stock price is at least $8 for 20 consecutive trading days at any time during the period from date of grant through the 3-year anniversary of the grant date and regardless of stock price achievement throughout the vesting period, the 20-trading day trailing average of the closing stock price must be at least $8 for 20 consecutive trading days leading up to and including the 3-year vesting date; however, the actual number of units vesting are based on the stock price hurdle attainment requirements.

•
Results will be interpolated between price points once the minimum $8 is achieved, rounded up to the next RSU; no more than 100% of the target number of units shall be eligible to become vested if the stock price hurdle attainment is greater than $14.

	Stock Price Performance Attainment		% of Target Number of Units Vesting
	<$8		0% of Target Number of Units
	$8		25% of Target Number of Units
	$10		50% of Target Number of Units
	$12		75% of Target Number of Units
	$14		100% of Target Number of Units
Time-based and rTSR-Based RSU awards are settled in stock, while rTSR-Based and Non-GAAP Operating Profit-Based cash awards are paid in cash, in each case upon vesting and the certification of results by the Committee for the performance-based awards.
Performance Periods for all rTSR-Based and Non-GAAP Operating Profit-Based Awards:
Vesting	2023	2024	2025	2026
1st Tranche (1/3 of opportunity)	2023 Target Awards Granted to NEOs	Awards vest in 2024 (for 2023 performance)

2nd Tranche (1/3 of opportunity)		Awards vest in 2025 (for 2023-2024 performance)

3rd Tranche (1/3 of opportunity)		Awards vest in 2026 (for 2023-2025 performance)

50	|	Advisory Vote to Approve Executive Compensation
Performance Period for Stock Price Performance RSUs for Select NEOs
Vesting	2023	2024	2025	2026
100% in 2026		Awards vest in 2026 (for stock price performance)

2023 Target LTI Plan Award Grants
The table below shows the target value of the long-term incentive awards granted in 2023, based on market considerations, performance history, and industry benchmarks, as of the grant date for each of the NEOs.
NEO	Time- Based RSUs	rTSR- Based RSUs	rTSR- Based Cash	PB-Cash: Non-GAAP Operating Profit	Stock Price Performance RSUs	Total Value
Peter Altabef*	$1,040,533	$312,161	$728,373	$1,040,533	$750,000	$3,871,600*
Debra McCann	$416,667	$125,000	$291,666	$416,667	$500,000	$1,750,000
Michael M. Thomson	$700,000	$210,000	$490,000	$700,000	$750,000	$2,850,000
Teresa Poggenpohl	$150,000	$45,000	$105,000	$150,000	$500,000	$950,000
Katherine Ebrahimi	$166,666	$50,000	$116,667	$166,667	$0	$500,000
Claudius Sokenu**	$183,333	$55,000	$128,334	$183,333	$500,000	$1,050,000

*
Mr. Altabef’s 2023 LTI Award was reduced by $1.25 million (inclusive of stock price performance award) when compared to 2022 to reflect his commitment to the Company financials and bottom-line performance.

**
Mr. Sokenu voluntarily exited the Company on June 30, 2023 and therefore these awards were forfeited.

LTI Results
Vested amounts for each tranche of the rTSR-Based RSUs, rTSR-Based Cash and Profit-Based Cash vesting based on the performance period ending in 2023 are shown in the tables below. Vesting for rTSR-RSUs and rTSR-Cash is based on comparing Unisys’ TSR during the relevant period to the TSR of the other members of the Russell 2000 Index, while vesting amounts for Profit-Based Cash are determined based on actual profit versus pre-established threshold, target and maximum goals.
2022 and 2023 Profit-Based Cash
Results are based on Non-GAAP Operating Profit.
Grant Year	Vesting Period	Performance Period	Threshold ($M)	Target ($M)	Maximum ($M)	Payout
2022	Tranche 2	1/1/2022-12/31/2023				63.58%
2023	Tranche 1	1/1/2023-12/31/2023				200%

2024 Proxy Statement	51
2021, 2022 and 2023 TSR-Based RSUs and 2021 and 2023 TSR-Based Cash
Results are based on Unisys’ TSR as compared to the TSR of the other members of the Russell 2000 Index, as shown below.
Grant Year	Vesting Period	Performance Period	Vested Percentage
2021(1)	Tranche 3	1/1/2021-12/31/2023	0%
2022(2)	Tranche 2	1/1/2022-12/31/2023	0%
2023(3)	Tranche 1	1/1/2023-12/31/2023	166.18%

(1)
For the 2021 awards, we measured rTSR among the constituent companies of the Russel 2000 index from January 1, 2021 through December 31, 2023. The results of the 2023 rTSR positioning of the peer companies in the index were Threshold -52.09%, Target 7.43%, and Maximum 57.51%. For this grant, the three-year Unisys rTSR was -68.36%. This results, in a ranking of 1,409 of 1,712 for a 18th percentile ranking and 0% vesting.

(2)
For the 2022 awards, we measured rTSR among the constituent companies of the Russell 2000 Index from January 1, 2022 through December 31, 2023. The results of the 2023 rTSR positioning of the peer companies in the index were Threshold -60.56%, Target -17.93%, and Maximum 15.67%. For this grant, two-year Unisys rTSR was -72.77%. This results in a ranking of 1,480 out of 1,809, for a 18th percentile ranking and 0% vesting.

(3)
For the 2023 awards, we measured rTSR among the constituent companies of the Russell 2000 Index from January 1, 2023 through December 31, 2023. The results of the 2023 rTSR positioning of the peer companies in the index were Threshold -26.13%, Target -0.35% and Maximum 30.86%. For this grant, one-year Unisys rTSR was 17.25%. This results in a ranking of 520 out of 1,825, for a 72nd percentile ranking and 166.18% vesting.

Long-Term Incentive Granting Practices
Most awards are granted in the first quarter of the year, although awards may be granted at hire, promotion or significant change in responsibility. Annual grants are approved at a regular meeting of the Committee with a grant date that is four days after the Company’s earnings release. The Committee approves the type and number of awards to be granted and the performance criteria for awards. The dates of regularly scheduled Board and committee meetings are generally determined many months in advance as part of annual Board scheduling. Timing of grants is not altered based on the expected impact of the release of material nonpublic information and the committee does not consider material nonpublic information when determining whether and in what amount to make equity awards.
LTI awards granted during the year outside of the annual award have a grant date no earlier than the date of approval. Grants that require the approval of the Committee are typically reviewed and approved at a regularly scheduled Committee meeting or by written consent in advance of the individual’s employment commencement or promotion date. For those awards requiring Committee approval, the grant date is the first trading day of the month following confirmation of both Committee approval and the individual’s hire or date of promotion, unless otherwise approved by the committee.
Other Executive Compensation Practices and Policies
Share Ownership Guidelines
All executive officers, including NEOs, are expected to own Unisys stock or stock units (including unvested Time-Based RSUs and earned rTSR-Based RSUs that have not yet vested) having a value equal to or greater than a multiple of their annual base salary, as shown in the table below. Outstanding RSUs that have not yet met the performance criteria do not count toward fulfillment of the ownership guidelines. Executive officers are expected to meet the ownership guidelines within five years of appointment. The Compensation and Human Resources Committee reviews the adequacy of and compliance with the guidelines on an annual basis. The number of shares owned by each NEO is set forth in the section entitled, “Security Ownership by Certain Beneficial Owners and Management.”
Role	Ownership Requirement
CEO	3.0x base salary
CFO & COO	1.5x base salary
SVP	1.0x base salary
All NEOs and executive officers have either achieved the ownership requirement or are on track to achieve within the five-year requirement (in the case of more recently appointed officers).

52	|	Advisory Vote to Approve Executive Compensation
Clawback Policy
In 2023 we implemented a new clawback policy to comply with the latest SEC and NYSE mandates regarding the recovery from executive officers of erroneously awarded incentive-based compensation (including cash and equity) if we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws, including the corrections of errors. The policy covers both current and former executive officers, even if not directly involved in activity that caused or contributed to the misstatement, and includes a three-year lookback requirement.
Insider Trading, Anti-Hedging, and Anti-Pledging Policy
We maintain an insider trading policy, which applies to all employees, officers and directors of the Company and its subsidiaries. The policy prohibits trading in securities of the Company while aware of material non-public information. Individuals whose roles are likely to provide them with access to material non-public information, including the NEOs and members of the Board, are subject to further restrictions, which, among other things, limits them to trading during quarterly trading windows with pre-clearance and prohibits derivatives trading, short sales, margin transactions, pledges and hedging transactions relating to Unisys securities at any time.
Risk Assessment and Mitigation of Compensation Policies and Practices
The Committee has reviewed the Company’s compensation programs, discussed the concept of risk as it relates to the Company’s compensation programs, considered various mitigating factors and reviewed these items with Meridian. In addition, the Committee has asked Meridian to conduct an independent risk assessment of the Company’s compensation programs. Based on these reviews and discussions, the Committee does not believe the Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on the Company’s business.
Other Bonuses
The Company has a strong bias toward incentives based on pre-established goals and limits use of discretionary bonuses. In limited cases, we have provided modest sign-on bonuses to executives to recognize value forgone at a prior employer or to attract a new executive to join the Company. Sign-on bonuses are often paid in installments to mitigate risk if the executive leaves the Company. Generally, executives are required to repay any sign-on bonuses if they leave prior to completing one year of service.
Other Benefits
Executive officers participate in the retirement programs discussed below under “Defined Contribution Plans” and “Non-Qualified Deferred Compensation”. In addition, subject to underwriting approvals and applicable corporate governance requirements, executive officers appointed prior to February 2015 are eligible for supplemental death benefits under the Unisys Corporation Executive Death Benefit Only Program, which provides a death benefit equal to four times an executive officer’s base salary plus target bonus (if death occurs during active employment) or two and one-half times an executive officer’s final base salary (for retired officers who remain eligible for the benefit). The Company increases the benefit payable to the executive officer’s beneficiary to cover any income and employment taxes due. This benefit is no longer available to newly appointed executive officers. Of the active NEOs, Mr. Altabef is the only participant in this legacy program.
Perquisites available to executive officers are limited to financial counseling/tax preparation services, an annual physical examination and spousal travel with a bona fide business need. These benefits are designed to promote executive wellness and financial security. See the “Summary Compensation Table” for additional detail.
To attract and retain key executives, the Company enters into severance and change-in-control agreements with its executive officers, including the NEOs. The severance agreements are intended to align with market practice. The change in control agreements are intended to provide retention and management continuity in the event of an actual or threatened change in control. More detail is provided under “Executive Officer Severance Agreements” and “Change-In-Control Agreements.”

2024 Proxy Statement	53
Compensation and Human Resources Committee Report
Unisys’ Compensation and Human Resources Committee is responsible for the overall design and governance of the Company’s executive compensation program, senior executive succession leadership development process and succession planning human capital and people strategy. The Compensation and Human Resources Committee’s objective is to establish a competitive executive compensation program that links executive compensation to business performance and stockholder return. In performing its governance function, with regard to the Compensation Discussion and Analysis, the Compensation and Human Resources Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by Meridian.
Recommendation Regarding Compensation Discussion and Analysis
The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report is furnished by the members of the Compensation and Human Capital Committee.
Compensation and Human Resources Committee
Lee D. Roberts (Chair)
Matthew J. Desch
Deborah Lee James
Troy Richardson
Roxanne Taylor
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

54	|	Advisory Vote to Approve Executive Compensation
Executive Compensation Tables
Summary Compensation Table
The following table sets forth compensation of the NEOs for services rendered in all capacities to Unisys.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Non- Equity Incentive Plan Compen- sation(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Peter Altabef Chair and CEO	2023	991,000	—	2,249,583	2,869,362	23,463	6,133,408
	2022	991,000	—	4,384,201	1,700,836	16,700	7,092,737
	2021	991,000	—	4,234,347	2,814,432	19,756	8,059,535
Debra McCann Executive Vice President and CFO	2023	534,327	—	1,100,483	1,112,785	9,900	2,757,495
	2022	327,000	—	1,999,069	264,826	8,573	2,599,468
Michael M. Thomson President and Chief Operating Officer	2023	669,327	—	1,758,820	1,728,738	11,407	4,168,292
	2022	623,500	—	1,412,482	639,435	8,998	2,684,415
	2021	535,000	—	2,682,393	742,064	8,515	3,967,972
Teresa Poggenpohl Senior Vice President and Chief Marketing Officer	2023	465,000	—	716,172	713,869	14,900	1,909,942
	2022	463,270	—	385,253	293,674	16,736	1,158,932
Katherine Ebrahimi Senior Vice President, CHRO	2023	415,000	—	240,192	678,646	14,900	1,348,738
	2022	413,300	—	428,021	319,501	14,150	1,174,972
	2021	400,000	—	742,080	507,985	13,700	1,663,765
Claudius Sokenu Former Senior Vice President, General Counsel, Secretary and Chief Administrative Officer	2023	272,596	400,000	764,214	—	1,380	1,438,189
	2022	327,000	200,000	1,028,157	228,251	5,616	1,789,025

(1)
Amounts shown for 2022 and 2023 include sign-on bonus for Mr. Sokenu. Mr. Sokenu voluntarily exited the Company on June 30, 2023.

(2)
Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 19 to the Company’s 2023 financial statements included in the Annual Report. For more details on grants in 2023, see “Grants of Plan-Based Awards” below.

(3)
Amounts shown for 2023 represent Time-Based RSUs, the aggregate grant date Monte Carlo simulation of the rTSR-Based RSUs, assuming that target performance levels are met, and Performance Retention Equity Awards, assuming stock hurdle and time requirements are met. Assuming that maximum performance levels are achieved for the rTSR-Based RSUs and Share Hurdle target is achieved, the value of the awards at date of grant would be as follows: Mr. Altabef — $918,097, Ms. McCann — $367,631, Mr. Thomson — $617,635, Ms. Poggenpohl — $132,347, Ms. Ebrahimi-$147,053 and Mr. Sokenu $161,758.

(4)
Amounts include short-term incentives paid under the 2023 EVC Plan and 2023 payouts of Target Long-Term Performance-Based Cash incentives under the 2023 Long-Term Incentive Plan.

(5)
For 2023, amounts consist of the following: Mr. Altabef — 401(k) matching contributions of  $8,963 and perquisites of  $14,500, which includes executive physical and financial planning; Ms. McCann — 401(k) matching contributions of  $9,900, Mr. Thomson — 401(k) matching contributions of $9,714 and perquisites of  $1,092, which includes spousal travel and financial planning, Ms. Poggenpohl — 401(k) matching contributions of  $9,900 and perquisites of  $5,000 for financial planning, Ms. Ebrahimi — 401(k) matching contributions of  $9,900 and perquisites of  $5,000 for financial planning and Mr. Sokenu — 401(k) matching contributions of  $1,380.

2024 Proxy Statement	55
Grants of Plan-Based Awards
The following table sets forth information on grants of plan-based awards during 2023 to the NEOs.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
Name	Award Type	Grant Date in 2023	Threshold ($)(1)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter Altabef	EVC Plan(1)		594,600	1,189,200	2,378,400
	Time-Based RSU	2/28							208,942	1,040,531
	rTSR-Based RSU	2/28				31,342	62,683	125,366		459,049
	PB Cash NON GAAP Profit	2/28	520,267	1,040,533	2,081,066
	rTSR-Based Cash	2/28	364,187	728,373	1,456,746
	Stock Price Performance RSU(5)	5/8					192,803			750,004
Debra McCann	EVC Plan(1)		254,125	508,250	1,016,500
	Time-Based RSU	2/28							83,668	416,667
	rTSR-Based RSU	2/28				12,550	25,100	50,200		183,816
	PB Cash NON GAAP Profit	2/28	208,334	416,667	833,334
	rTSR-Based Cash	2/28	145,834	291,667	583,334
	Stock Price Performance RSUU(5)	5/8					128,535			500,001
Michael M. Thomson	EVC Plan(1)		368,500	737,000	1,474,000
	Time-Based RSU	2/28							140,562	699,999
	rTSR-Based RSU	2/28				21,085	42,169	84,338		308,818
	PB Cash NON GAAP Profit	2/28	350,000	700,000	1,400,000
	rTSR-Based Cash	2/28	245,000	490,000	980,000
	Stock Price Performance RSU(5)						192,803			750,004
Teresa Poggenpohl	EVC Plan(1)		220,875	441,750	883,500
	Time-Based RSU	2/28							30,120	149,998
	rTSR-Based RSU	2/28				4,518	9,036	18,072		66,174
	PB Cash NON GAAP Profit	2/28	75,000	150,000	300,000
	rTSR Based Cash	2/28	52,500	105,000	210,000
	Stock Price Performance RSU(5)	5/8					128,535			500,001
Katherine Ebrahimi	EVC Plan(1)		197,125	394,250	788,500
	Time-Based RSU	2/28							33,467	166,666
	rTSR-Based RSU	2/28				5,020	10,040	20,080		73,526
	PB Cash NON GAAP Profit	2/28	83,334	166,667	333,334
	rTSR-Based Cash	2/28	58,334	116,667	233,334
Claudius Sokenu	EVC Plan(1)
	Time-Based RSU	2/28							36,814	183,334
	rTSR-Based RSU	2/28				5,522	11,044	22,088		80,879
	PB Cash NON GAAP Profit	2/28	91,667	183,333	366,666
	rTSR Based Cash	2/28	64,167	128,333	256,666
	Stock Price Performance RSU(5)	5/8					128,535			500,001

(1)
Threshold funding for Non-GAAP Operating Profit is 65% and Revenue is 90%.

(2)
Target amounts represent annualized base salary at year-end multiplied by target bonus percent.

(3)
Time-Based RSU value is determined using the Unisys closing price on grant date: $4.98 on February 28, 2023.

(4)
rTSR-Based RSU value are determined based on Monte-Carlo simulation using the following assumptions based on the vesting tranches: (a) Tranche 1/1/2023 to 12/31/2023: $6.83; (b) Tranche 1/1/2023 to 12/31/2024: $7.37; and (c) Tranche 1/1/2023 to 12/31/2025 $7.77.

(5)
Mr. Altabef, Ms. McCann, Mr. Thomson, Ms. Poggenpohl and Mr. Sokenu received Stock Price Performance LTI awards as part of their 2023 total LTI package on May 8, 2023 with a closing price of  $3.89. Mr. Sokenu voluntarily exited the company on June 30, 2023, therefore, this award was cancelled upon termination.

56	|	Advisory Vote to Approve Executive Compensation
Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” above on page 55 are annual bonuses in the form of cash incentive compensation through the EVC Plan and performance-based cash awards. As discussed more fully in “Compensation Discussion and Analysis” above, the amount of incentive compensation paid to the NEOs under the EVC Plan generally depends upon (a) the officer’s target annual bonus amount and (b) the degree to which the Company’s performance goals were met.
rTSR RSUs, rTSR-Based Cash and PB Cash Non-GAAP Operating Profit LTI are earned one-third annually over a three-year period. Such earned awards vest on the first, second and third anniversary of grant, respectively, if the NEO is then employed by the Company. The 2023 tranche of PB Cash Non-GAAP Operating Profit LTI paid out at 63.58% of target on the vesting date of February 25, 2024. The 2023 tranche of both rTSR RSUs and rTSR-Based Cash paid out at 166.18% of target and the 2023 tranche of Non-GAAP Operating Profit Based Cash paid out at 200% of target on the vesting date of February 28, 2024.
Awards shown under “All Other Stock Awards” are Time-Based RSUs granted under the 2023 Plan. These RSUs will vest one-third per year beginning on the first anniversary of the date of grant if the individual is then employed by the Company.
Outstanding Equity Awards at Fiscal Year-End
The following table shows equity awards to the NEOs that were outstanding as of December 31, 2023.
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Peter Altabef	—	—	—	—	—	283,083	1,590,926	329,627	1,852,504
Debra McCann	—	—	—	—	—	124,166	697,813	215,574	1,211,526
Michael M. Thomson	—	—	—	—	—	186,826	1,049,962	304,997	1,714,083
Teresa Poggenpohl	—	—	—	—	—	40,974	230,274	152,902	859,309
Katherine Ebrahimi	—	—	—	—	—	45,383	255,052	26,505	148,958
Claudius Sokenu(3)	—	—	—	—	—	—	—	—	—

(1)
Market value reflects $5.62 closing price of Unisys common stock on December 29, 2023.

(2)
The awards below are scheduled to vest as described in the table below if the individual is then employed by the Company (subject to the achievement of the relevant performance goals, in the case of Equity Incentive Plan awards).

(3)
Mr. Sokenu voluntarily exited the company on June 30, 2023.

2024 Proxy Statement	57
Name	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (Time-Based RSUs)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (Performance-Based RSUs at Target)
Peter Altabef	2/25/2024	26,140	26,140
	2/26/2024	21,861	21,861
	2/28/2024	69,647	20,894
	2/25/2025	26,140	26,140
	2/28/2025	69,647	20,894
	2/28/2026	69,648	20,895
	5/8/2026	—	192,803
Debra McCann	2/28/2024	27,889	8,366
	6/1/2024	9,528	9,528
	2/28/2025	27,889	8,367
	6/1/2025	30,970	52,411
	2/28/2026	27,890	8,367
	5/8/2026	—	128,535
Michael M. Thomson	2/25/2024	8,422	8,422
	2/26/2024	29,420	53,181
	2/28/2024	46,854	14,056
	2/25/2025	8,422	8,422
	2/28/2025	46,854	14,056
	2/28/2026	46,854	14,057
	5/8/2026	—	192,803
Teresa Poggenpohl	2/25/2024	2,297	2,297
	2/28/2024	10,040	3,012
	5/3/2024	6,260	10,737
	2/25/2025	2,297	2,297
	2/28/2025	10,040	3,012
	2/28/2026	10,040	3,012
	5/8/2026	—	128,535
Katherine Ebrahimi	2/25/2024	2,552	2,552
	2/26/2024	6,812	11,361
	2/28/2024	11,155	3,346
	2/25/2025	2,552	2,552
	2/28/2025	11,156	3,347
	2/28/2026	11,156	3,347
Claudius Sokenu*	—	—	—

*
Mr. Sokenu voluntarily exited the company on June 30, 2023.

58	|	Advisory Vote to Approve Executive Compensation
Option Exercises and Stock Vested
The following table provides information on stock option exercises and the vesting of stock awards during 2023 for each of the NEOs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter Altabef	—	—	89,275	455,150
Debra McCann	—	—	9,528	36,588
Michael M. Thomson	—	—	22,624	115,765
Teresa Poggenpohl	—	—	4,079	19,518
Katherine Ebrahimi	—	—	9,089	46,323
Claudius Sokenu	—	—	5,240	20,122
Defined Contribution Plans
The NEOs based in the U.S. are eligible to participate in the Unisys Savings Plan, which is a tax-qualified defined contribution plan with a matching contributions feature. In 2023, the Company made matching contributions under the plan of 50% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 6% of eligible pay contributed.
Non-Qualified Deferred Compensation
The table below shows compensation of the NEOs that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plan, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.
Name	Executive Contributions in 2023 ($)	Company Contributions in 2023 ($)	Aggregate Earnings in 2023 ($)(1)	Aggregate Withdrawals/ Distributions in 2023 ($)	Aggregate Balance at December 31, 2023 ($)(1)
Michael M. Thomson	—	—	2,324	—	23,916

(1)
No amounts shown in this column are reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control
Under the agreements and plans discussed below, the NEOs would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company. The following disclosures do not include Mr. Sokenu, as he voluntarily resigned from employment with the Company effective as of June 30, 2023 and was not entitled to any severance or similar termination payments or benefits in connection with his resignation.
Mr. Altabef’s Letter Agreement
Under the letter agreement covering the terms and conditions of Mr. Altabef’s employment as CEO, if Mr. Altabef’s employment is terminated by the Company without Cause (as defined in the letter agreement) or by Mr. Altabef for good reason (defined generally as a reduction in aggregate compensation target, a material reduction in duties or authority or removal as CEO) prior to a change of control of the Company, Mr. Altabef will be entitled to receive an amount equal

2024 Proxy Statement	59
to two times the sum of  (1) his base salary (at its then current rate) plus (2) his target bonus amount (as in effect on the date of termination), and monthly payments for up to 24 months equal to the difference between the monthly COBRA rate and the monthly active employee contribution rate applicable to Mr. Altabef. Receipt of benefits under the letter agreement requires the execution of a release of claims in favor of the Company. The letter agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment for any reason. If Mr. Altabef materially breaches any of these provisions, the Company has the right to terminate any payments described above that have not yet been made and to seek the recoupment of any such payments that were previously made.
Beginning in 2022, the LTI agreements governing grants of time-based RSUs, rTSR-based RSUs and performance-based cash awards stipulate that if, prior to a Change In Control (as defined in the 2023 Plan), Mr. Altabef’s employment by the Corporation is terminated after Mr. Altabef has reached age 65, and the termination is either by the Corporation other than for Cause (as defined in the 2023 Plan) or by Mr. Altabef with Good Reason (as defined in the 2023 Plan) and at the time of termination the Corporation has reached a written agreement with a successor to Mr. Altabef to serve as CEO of the Company, then, subject to Mr. Altabef having executed and not revoked a general release of claims in favor of the Corporation, any time-based RSUs granted under such agreements that remain unvested as of the date of Mr. Altabef’s termination shall become vested on the date of his termination and any rTSR-based RSUs and performance-based cash awards granted under such agreements that remain outstanding and unvested as of the date of Mr. Altabef’s termination shall remain outstanding and continue to be eligible to vest as if Mr. Altabef remained employed through the applicable vesting date, with the portion of any such award, if any, that becomes vested based on the level of achievement of the performance goals over the relevant measurement period as set forth in the relevant grant agreement. It is the Board’s intention that these terms shall be included in any subsequent grants of long-term incentive awards to Mr. Altabef going forward.
Executive Officer Severance Agreements
The Company has entered into letter agreements with certain of its executive officers, including the NEOs other than Mr. Altabef, providing that if any such executive officer’s employment is terminated by the Company without cause or by such executive officer for good reason (defined generally as a reduction in duties or authority, a reduction in annual base salary or a requirement that an executive relocate from their principal residence or perform their principal duties in a new location), that executive officer will be entitled to receive an amount equal to the sum of his or her annual base salary plus his or her annual target bonus, payable in substantially equal installments during the twelve month period following the date of termination. Each executive officer will also be entitled to continued medical, dental and vision coverage for up to one year at the same costs applicable to active employees. In addition, if such executive officer is a participant under the Unisys Corporation Executive Death Benefit Only Program at the time of termination, the executive officer will be deemed to have met the age and service requirements for retirement as set forth in the program and, upon the executive officer’s death, his or her beneficiary shall be entitled to the post-retirement death benefits provided under the program.
Receipt of benefits under these agreements requires execution of a release of claims in favor of the Company. NEOs would be entitled to the payments below if their employment had been terminated as described above on the last business day of 2023.
Name	Aggregate Termination Payments ($)	Value of LTI RSU Accelerated Vesting ($)(1)(2)	Value of LTI Profit-Based Cash Accelerated Vesting(2)	Aggregate Medical, Dentaland Vision Payments ($)
Peter Altabef	4,360,400	3,443,430	3,443,707	12,105
Debra McCann	1,043,250			—
Michael M. Thomson	1,407,000			18,999
Teresa Poggenpohl	906,750			—
Katherine Ebrahimi	809,250			11,280

(1)
Market value reflects $5.62 closing price of Unisys common stock on December 29, 2023.

(2)
The award value shown reflects all unvested stock and cash that would vest upon termination at target as set forth in the grant documents.

The NEOs are also each party to a change in control agreement with the Company, as described below. They are not entitled to receive duplicate payments under their change in control agreement and the above-described agreements. In the event of a conflict, they will be entitled to the benefits under their change in control agreement.

60	|	Advisory Vote to Approve Executive Compensation
Transition Agreement with Ms. Ebrahimi
Effective December 12, 2023, the Company entered into a Transition Agreement and General Release with Ms. Ebrahimi, pursuant to which Ms. Ebrahimi’s employment will terminate without cause on March 31, 2024. Under the terms of this Transition Agreement, in addition to any benefits to which she is entitled under the broad-based Company’s benefit plans in accordance with their terms, Ms. Ebrahimi will receive the benefits applicable upon a termination other than for cause pursuant to her April 2, 2018 letter agreement with the Company, which are payment of an amount equal to her annual base salary ($415,000) and her target annual bonus ($394,250), in each case paid out in bi-weekly installments over the one-year period immediately following her termination. The Transition Agreement also includes customary release and cooperation provisions and reaffirms her pre-existing restrictive covenant obligations to the Company, which prohibit Ms. Ebrahimi from soliciting its employees for a period of twelve (12) months following her termination.
All outstanding non-vested Time-Based RSUs, rTSR-Based RSUs, and Performance Cash awards granted to Ms. Ebrahimi will be forfeited immediately upon her termination.
Change-in-Control Agreements
The Company has entered into change-in-control employment agreements with its executive officers, including the NEOs. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Mr. Altabef’s change-in-control employment agreement is substantially similar to the other executive officers’ change-in-control employment agreements except that the lump sum payment relating to annual salary and bonus will be equal to two and a half times the sum of his annual base salary plus the higher of his target bonus prior to the change in control, the highest annual bonus paid in the three years prior to the change in control or the annual bonus paid after the change in control. The material terms of each of the change-in-control employment agreements with the NEOs are summarized below.
A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).
If, following a change in control, the Company terminates the executive without Cause (as defined in the change-in-control employment agreements) or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), the terminated executive will be entitled to receive special termination benefits. These benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of  (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to two years of salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus) (or, in the case of Mr. Altabef, as described above), (3) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the two-year period, (4) for two years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (5) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payment or distribution will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to the executive. The executive is under no obligation to mitigate amounts payable under these agreements.

2024 Proxy Statement	61
Change-In-Control Termination Benefits
If the NEOs (other than Mr. Sokenu who voluntarily exited the Company on June 30, 2023) had become entitled to the special termination benefits described above on the last business day of 2023, they would have received the following:
Name	Pro-Rata Bonus ($)	Lump Sum Payment for Salary and Bonus ($)	Value of Outplacement Services ($)(1)	Welfare Benefit Plan Premiums ($)	Health Coverage Payments ($)	Total ($)(2)
Peter Altabef	1,189,200	5,696,268	10,000	20,207	25,053	6,940,728
Debra McCann	508,250	2,128,176	10,000	10,240	—	2,656,666
Michael M. Thomson	737,000	2,874,434	10,000	14,690	39,321	3,675,445
Teresa Poggenpohl	441,750	1,849,724	10,000	9,529	—	2,311,003
Katherine Ebrahimi	394,250	1,650,282	10,000	9,697	23,342	2,088,117

(1)
The change-in-control agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(2)
Amounts shown in this column do not include the value of the vested awards shown in the tables below “Long-Term Incentive Plans”.

Long-Term Incentive Plans
Under the Company’s long-term incentive plans, if a change in control occurs and a participant’s employment terminates for “good reason” or other than for Cause within 24 months of the change in control, all Time-Based RSUs will become fully vested and the target amount of rTSR-Based RSUs, rTSR-Based Cash, Profit-Based Cash and Stock Price Performance RSUs will vest. If a change in control and a termination of employment had occurred on the last business day of 2023, the NEOs would have become vested in the following number of RSUs, having the following values, and would have become entitled to receive the following amount of long-term Performance-Based Cash:
Name	Vested Restricted Stock Units (#)	Value of Vested Restricted Stock Units ($)(1)	Value of Vested Long-Term Profit- Based Cash ($)
Peter Altabef	612,710	3,443,430	3,443,707
Debra McCann	339,740	1,909,339	930,601
Michael M. Thomson	491,823	2,764,045	1,695,567
Teresa Poggenpohl	193,876	1,089,583	399,467
Katherine Ebrahimi	71,888	404,011	450,035

(1)
Based on the $5.62 closing price of Unisys common stock on December 29, 2023.

62	|	Advisory Vote to Approve Executive Compensation
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, the Company is required to provide the following information with respect to the year ended December 31, 2023:
•
The total annual compensation of the median compensated employee (other than Mr. Altabef, the Company’s CEO) was approximately $22,898.

•
As reported in the Summary Compensation Table, the total annual compensation of Mr. Altabef, the Company’s CEO, was $6,133,408.

•
Based on this information, the ratio of the total annual compensation of the Company’s CEO to the total annual compensation of the median compensated employee is 267 to 1.

As of December 31, 2023, our total employee population consisted of both full-time and part-time employees, aligned to offices in the United States and offices in non-U.S. jurisdictions. We compared the compensation of our total employee population, as reflected in our human resources system as of December 31, 2023. To identify the median compensated employee, we calculated total target annual compensation for each of our worldwide employees as of December 31, 2023. For this purpose, total target annual compensation was calculated as the sum of each employee’s salary or hourly wages in 2023, plus the employee’s variable compensation for 2023. For non-US employees, we applied currency exchange rates as in effect on December 31, 2023. We then ranked the total target annual compensation of all our employees (except for the CEO) from lowest to highest, and identified the employee who was in the middle of the list. That employee was identified as the median compensated employee for purposes of determining the CEO pay ratio as of December 31, 2023. The total annual compensation for this employee for the year ended December 31, 2023, was then calculated in accordance with Item 402(c)(2)(x) and is shown above.
The Pay Ratio is an estimate calculated in accordance with Item 402(u). SEC rules for identifying the “median employee” and calculating the Pay Ratio allow companies to apply various methodologies and assumptions. As a result, the annual total compensation of our median employee and the Pay Ratio reported by us may not be comparable to the median employee compensation and pay ratios reported by other companies.
Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below.
Year	Summary Compensation Table Total for Peter Altabef(1) ($)	Compensation Actually Paid to Peter Altabef(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Value of Initial Fixed $100 Investment |based on:(4)		Net Income ($ Millions)	Non-GAAP Operating Profit ($ Millions)(⁵)
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	6,133,408	6,129,859	2,333,051	1,774,167	47.39	140.50	(427.1)	141
2022	7,092,737	(28,601)	1,772,221	524,628	43.09	104.76	(104.9)	159
2021	8,059,535	8,248,348	2,877,154	2,618,113	173.44	128.59	(449.8)	193
2020	7,234,193	11,800,164	2,186,982	2,649,415	165.94	122.62	(317.2)	153

(1)
Peter Altabef was our PEO for each year presented. The individuals comprising the Non-PEO named executive officers for 2023 were Debra McCann, Michael Thomson, Teresa Poggenpohl, Katherine Ebrahimi and Claudius Sokenu. For 2022, the individuals comprising the Non-PEO named executive officers were Debra McCann, Michael Thomson, Teresa Poggenpohl, Katherine Ebrahimi, Claudius Sokenu and Gerald P. Kenney. For 2021, the individuals comprising the Non-PEO named executive officers were Michael Thomson, Katherine Ebrahimi, Gerald P. Kenney, Shalabh Gupta and Eric Hutto. For 2020, the individuals comprising the Non-PEO named executive officers were Michael Thomson, Eric Hutto, Visal Gupta, Gerald P. Kenney, Venkatapathi Puvvada and. Jeffrey E. Renzi.

(2)
The amounts shown for “Compensation Actually Paid” have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the amount shown in the “Total” column set forth in the Summary Compensation Table with certain adjustments as described in footnote 3 below.

(3)
“Compensation Actually Paid” reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards” column are the totals from the “Stock Awards” columns set forth in the Summary Compensation Table. Amounts in the “Exclusion of Change in Pension Value” column reflect the amounts

2024 Proxy Statement	63
attributable to the “Change in Pension Value” reported in the Summary Compensation Table. Amounts in the “Inclusion of Pension Service Cost” are based on the service cost for services rendered during the applicable year.
Year	Summary Compensation Table Total for Peter Altabef ($)	Exclusion in Pension Value for Peter Altabef ($)	Exclusion of Stock Awards for Peter Altabef ($)	Inclusion of Pension Service Cost for Peter Altabef ($)	Inclusion of Equity Values for Peter Altabef ($)	Compensation Actually Paid to Peter Altabef ($)
2023	6,133,408	0	(2,249,583)	0	2,246,034	6,129,859
Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	2,333,051	0	(915,976)	0	357,092	1,774,167
The amounts in the “Inclusion of Equity Values” columns in the tables above are derived from the amounts set forth in the following tables:
Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Peter Altabef ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Peter Altabef ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Peter Altabef ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Peter Altabef ($)	Total-Inclusion of Equity Values for Peter Altabef ($)
2023	2,350,835	(103,756)	(1,045)	0	2,246,034
Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total-Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	408,605	(11,324)	(4,009)	(36,180)	357,092

(4)
The Peer Group TSR set forth in this table utilizes the Standard & Poor’s 500 Information Technology Services Index (“S&P 500 IT Services Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P 500 IT Services Index, respectively.

(5)
We determined Non-GAAP Operating Profit to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. Non-GAAP Operating Profit is defined as GAAP Operating Income excluding pretax post-retirement expense, pretax charges in connection with cost-reduction activities, non-operational legal reserves, loss on debt exchange transactions and other non-operational income/expense. Non-GAAP Operating Profit is subject to adjustment by the CEO and the CHRC of the Board for special items related to discontinued operations, reorganizations, restructurings or significant non-operational items. For a discussion and reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K furnished with the SEC on February 21, 2024 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).

64	|	Advisory Vote to Approve Executive Compensation
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Company Total Stockholder Return (“TSR”)
The following chart sets forth the relationship between “Compensation Actually Paid” to our PEO, the average of “Compensation Actually Paid” to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income (Loss)
The following chart sets forth the relationship between “Compensation Actually Paid” to our PEO, the average of “Compensation Actually Paid” to our other NEOs, and our net income (loss) before non-controlling interest during the three most recently completed fiscal years.

2024 Proxy Statement	65
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Non-GAAP Operating Profit
The following chart sets forth the relationship between “Compensation Actually Paid” to our PEO, the average of “Compensation Actually Paid” to our other NEOs, and our non-GAAP operating profit during the three most recently completed fiscal years. Non-GAAP operating profit is defined in footnote 5 to the Pay Versus Performance Table, above.
Most Important Financial and Non-Financial Performance Measures
The following list presents the three most important performance measures, as determined by the Company, that link compensation actually paid to our NEOs to the Company’s performance for the most recently completed year. Non-GAAP Operating Profit is the most important financial measure used to link compensation actually paid to Company performance. Except for non-GAAP operating profit, the other performance measures set forth below are not ranked by relative importance.
•
Non-GAAP Operating Profit

•
Relative Total Stockholder Return, and

•
Revenue

66
Proposal 3
Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit and Finance Committee has selected, and the Board has ratified the selection of, Grant Thornton to serve as our independent registered public accounting firm for 2024. Grant Thornton is a registered public accounting firm regulated by the Public Company Accounting Oversight Board (the “PCAOB”). Grant Thornton has served as the Company’s independent registered public accounting firm since March 17, 2023. PricewaterhouseCoopers LLP (“PwC”), also a registered public accounting firm regulated by the PCAOB, served as the Company’s independent registered public accounting firm for the years ended December 31, 2022 and 2021, and the subsequent interim period from December 31, 2022 through March 17, 2023.
During the fiscal years ended December 31, 2022 and 2021, and from January 1, 2023 through Grant Thornton’s appointment on March 17, 2023, neither the Company, nor anyone on its behalf, consulted Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Representatives of Grant Thornton attended all regularly scheduled meetings of the Audit and Finance Committee held at or after March 17, 2023, and representatives of PwC attended all regularly scheduled meetings of the Audit and Finance Committee held from January 1, 2023 to March 17, 2023.
Prior to selecting Grant Thornton to serve as the Company’s independent registered public accounting firm for 2024, the Audit and Finance Committee discussed with Grant Thornton all communications required by auditing standards of the PCAOB. In addition, the Audit and Finance Committee discussed with Grant Thornton its independence from the Company and the critical audit matters addressed during the audit. The Audit and Finance Committee annually reviews and considers Grant Thornton’s performance of the Company’s audit during the prior year, the terms and conditions of Grant Thornton’s engagement letter and the fees and services to be provided for 2024.
The Audit and Finance Committee and full Board believe the continued retention of Grant Thornton as the Company’s independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm for 2024. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. The Board has not determined what action it would take if the stockholders do not approve the selection of Grant Thorton. If, however, our stockholders fail to ratify our selection of Grant Thornton, it will be considered a recommendation to the Board and the Audit and Finance Committee to consider the selection of a different firm to serve as the Company’s independent registered public accounting firm. In addition, even if stockholders ratify the selection of Grant Thornton, the Audit and Finance Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interest of the Company and our stockholders.
The Company expects that representatives of Grant Thornton will be present at the Annual Meeting to have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board considers Grant Thornton to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

2024 Proxy Statement	67
Change in Our Independent Registered Accounting Firm
After the conclusion of a competitive auditor selection process, on March 17, 2023, the Audit and Finance Committee dismissed PwC as its independent registered public accounting firm and approved the engagement of Grant Thornton to serve as the Company’s independent registered public accounting firm beginning with the fiscal year ending December 31, 2023, and notified PwC of its dismissal. The dismissal of PwC as the Company’s independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by PwC.
The reports of PwC on the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2022 and 2021, and the subsequent interim period through March 17, 2023, there were no: (1) “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to PwC’s satisfaction would have caused PwC to make reference in connection with their opinion to the subject matter of the disagreement, or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), except for the material weaknesses in the Company’s internal control over financial reporting disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Annual Report on Form 10-K for the year ended December 31, 2021, in each case related to the design and maintenance of effective formal policies and procedures to ensure appropriate information is communicated from the IT function and the legal and compliance function to the accounting function and those responsible for governance on a timely basis. These material weaknesses were disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in Item 9A of the Company’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2021.
Independent Registered Public Accounting Firm Fees & Services
The following table sets forth the aggregate fees for professional services rendered by Grant Thornton and PwC in connection with the audits of our annual financial statements for the fiscal years ended December 31, 2023 and 2022 and for other services rendered by Grant Thornton and PwC during those periods. All fees described below were approved by the Audit and Finance Committee.
(in millions)	2023 ($)	2022 ($)
Audit Fees	5.2	5.8
Audit-Related Fees	2.0	3.5
Tax Fees	0.3	0.3
All Other Fees	0.5	0.1
Total Fees	8.0	9.7
Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SSAE No. 16 engagements, employee benefit plan audits, comfort letters, consents, accounting consultations in connection with transactions, merger and acquisition due diligence, internal investigations and various attestation engagements. Tax fees principally represent fees for tax compliance and advisory services. All other fees consist of fees for professional services including permissible consulting services and fees for software licenses.
Pre-Approval Policies and Procedures
The Audit and Finance Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the Audit and Finance Committee may revise from time to time. In addition, the Audit and Finance Committee has delegated pre-approval authority to the chair of the Audit and Finance Committee. The chair of the Audit and Finance Committee reports any such pre-approval decision to the Audit and Finance Committee at its next scheduled meeting.
The Board recommends a vote “FOR” the proposal to ratify the appointment of as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

68	|
Audit and Finance Committee Report
The Audit and Finance Committee of the Board provides oversight on matters related to the Company’s financial reporting and ensures the Company develops and maintains adequate financial controls and procedures, and monitors compliance with those controls and procedures. In addition, the Audit and Finance Committee has oversight responsibility for the Company’s internal auditor. The Audit and Finance Committee discussed with the Company’s internal auditors and Grant Thornton, the independent registered public accounting firm that audited the Company’s 2023 financial statements, the plans for their respective audits. The Audit and Finance Committee met with the internal auditors and Grant Thornton, with and without management present, and discussed the results of their examinations, their evaluation of the Company’s internal controls and the Company’s financial reporting.
The Company’s management has primary responsibility for preparing the Company’s financial statements and implementing internal controls over financial reporting, and Grant Thornton, as the independent registered public accounting firm, is responsible for auditing those financial statements and the effectiveness of the internal controls over financial reporting. The Audit and Finance Committee may investigate any matter brought to its attention and, in such regard, has full access to the Company’s books, records, facilities and employees, and may also retain outside legal, accounting or other advisors. Any individual may also bring matters to the attention of the Audit and Finance Committee by following the procedures set forth in this Proxy Statement under the heading “Communications with Our Directors.”
Audit and Finance Committee Charter
The Board has adopted a written charter for the Audit and Finance Committee, which the Audit and Finance Committee reviews at least annually. The charter sets out the purpose, membership and responsibilities of the Audit and Finance Committee, among other information related to the committee.
Regular Review of Financial Statements
The Audit and Finance Committee reviewed and discussed the Company’s unaudited financial statements with management and Grant Thornton before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the earnings release discussing full year results and filing of the Company’s Annual Report.
Communications with Grant Thornton
In performing its oversight responsibilities, as defined in its charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements and reporting process for 2023, including internal controls over financial reporting, with management and with Grant Thornton. The Audit and Finance Committee has also discussed with Grant Thornton the matters required to be discussed by the PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit and Finance Committee met privately with Grant Thornton four times during 2023.
Independence of Grant Thornton
Grant Thornton is directly accountable to the Audit and Finance Committee and the Board. The Audit and Finance Committee has received from Grant Thornton the written disclosures and the letter required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit and Finance Committee concerning independence and has discussed with Grant Thornton its independence from management and the Company, and disclosed relationships and the impact of those relationships on Grant Thornton’s independence. The Audit and Finance Committee has also considered the compatibility of audit-related services, tax services and other non-audit services with Grant Thornton’s independence.
Recommendation Regarding Annual Report
In performing its oversight function with regard to the 2023 financial statements, the Audit and Finance Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as Grant Thornton. The Audit and Finance Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2023. Based on these discussions, and the information received and reviewed, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report for filing with the SEC.
This report is furnished by the members of the Audit and Finance Committee.
Audit and Finance Committee
Regina Paolillo (Chair)
John A. Kritzmacher
Paul E. Martin
Philippe Germond

2024 Proxy Statement	69
Proposal 4
Approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan
General
The Board has unanimously adopted, subject to stockholders’ approval at the Annual Meeting, the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan (the “2024 Equity Plan”). The 2024 Equity Plan will become effective on the date it is approved by stockholders (the “Plan Effective Date”). A copy of the 2024 Equity Plan is attached to this Proxy Statement as Appendix B.
We currently maintain the 2023 Equity Plan, which was approved by our stockholders at the 2023 annual meeting. The 2023 Equity Plan replaced our 2019 Long-Term Incentive and Equity Compensation Plan (the “2019 Equity Plan).” As of the record date 69,012,293 shares of our common stock were outstanding. Similarly, as of the record date, the shares remaining available for issuance under the 2023 Equity Plan that are not subject to currently outstanding awards, and the shares subject to currently outstanding awards (including shares reserved for above target performance) were as follows (shares in thousands rounded to the nearest thousand):
	2019 Plan	2023 Plan	Total
Shares Available	0	1,739	1,739
Full Value Shares Outstanding (including shares reserved for above target performance)	2,478	5,255	7,733
Total	2,478	6,994	9,472
Upon stockholder approval, the 2024 Equity Plan will replace the 2023 Equity Plan and no further awards will be granted under the 2023 Equity Plan. If the 2024 Equity Plan is not approved by stockholders, then the 2024 Equity Plan will not become effective and the 2023 Equity Plan will continue in full force and effect.
If the 2024 Equity Plan is approved by stockholders, then (i) shares with respect to grants outstanding under the 2023 Equity Plan and the 2019 Equity Plan (collectively, the “Prior Plans”) immediately prior to the Plan Effective Date that, on or after such date, terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested or paid under the Prior Plans may be issued or transferred under the 2024 Equity Plan and (ii) shares remaining available for issuance under the 2023 Equity Plan immediately prior to the Plan Effective Date that are not subject to outstanding awards under the 2023 Equity Plan may also be issued or transferred under the 2024 Equity Plan. The terms and conditions of outstanding awards under the Prior Plans will not be affected by the approval of the 2024 Equity Plan, and the Prior Plans will remain in effect with respect to such awards.
In addition to the shares that remain available for issuance under the 2023 Equity Plan and shares subject to Prior Plan awards that again become available for grant in the event that such Prior Plan awards terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested or paid, we are requesting an additional 6,340,000 shares for issuance under the 2024 Equity Plan. This number was determined based on an analysis of various factors, including historical burn rate, potential dilution, industry plan cost standards, and anticipated equity compensation needs. In 2023, our average burn rate was 5.65%. We have estimated that the potential dilution to current stockholders that could result from the future issuance of shares available under the 2024 Equity Plan, in addition to shares subject to awards outstanding under the 2023 Equity Plan, would be approximately 18.9%, calculated as follows:
New Shares Requested + Shares Available + Shares Subject to Outstanding Awards
Requested + Shares Available + Shares Subject to Outstanding Awards + Total Common Stock Outstanding

70	|	Approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan
Based on these factors and our current grant practices, the shares requested for use under the 2024 Equity Plan are expected to meet our equity grant needs for approximately 2 years. The shares reserved may, however, last for a greater or fewer number of years depending on currently unknown factors, such as the number of grant recipients, future grant practices, and our stock price.
Why Stockholders Should Approve The 2024 Equity Plan
Additional shares are needed. If stockholders do not approve the 2024 Equity Plan, the Company expects that the current equity program will have an insufficient number of shares to grant prior to the 2025 annual meeting. If we cannot grant equity awards, the Company will be placed at a competitive disadvantage, making it difficult to attract, retain, and develop the talent of our employees, officers and non-employee directors.
Equity awards are an important component of the Company’s compensation program. The 2024 Equity Plan will enable us to attract, retain and develop the talent of employees, officers, and non-employee directors.
Equity incentives align the interests of our executives with those of our stockholders. Our philosophy is to provide a significant portion of executive compensation in the form of equity awards that are at-risk and performance-based. Equity awards are designed to provide key leaders with a stake in the long-term success of the Company as well as align executive and stockholder interests.
The 2024 Equity Plan provides flexibility. We will be able to continue to adapt the compensation of key individuals to accommodate changes in best practices, law, accounting principles, and corporate objectives if the 2024 Equity Plan is approved.
Key Plan Features
The 2024 Equity Plan is intended to reinforce the alignment between employees’ and non-employee directors’ interests and stockholders’ interests, and purposefully excludes features that could misalign those interests. Accordingly, the 2024 Equity Plan:
•
Includes a default double trigger change in control provision and does not provide for automatic vesting upon a change in control

•
Prohibits the payment of dividends or dividend equivalent rights on unvested equity awards

•
Limits non-employee directors’ aggregate cash and equity compensation in a calendar year

•
Prohibits repricing of stock options and stock appreciation rights without stockholder approval, other than in connection with a capitalization event adjustment or change in control

•
Does not have evergreen share pool provisions

•
Does not have an option or stock appreciation right reload feature

•
Does not provide tax gross-ups to officers, non-employee directors or other plan participants

•
Authorizes the recoupment of awards under our recoupment policies and/or any recoupment requirements imposed under applicable laws

2024 Proxy Statement	71
Plan Summary
This summary of the 2024 Equity Plan’s principal features is qualified in its entirety by reference to the 2024 Equity Plan, which is attached to this Proxy Statement as Appendix B.
Purpose
The purpose of the 2024 Equity Plan is to provide designated employees and non-employee members of the Board with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, other equity-based awards and incentive awards (collectively as used in this proposal, the “awards”). We believe that the 2024 Equity Plan will support our ongoing efforts to attract, retain and develop exceptional talent and enable us to provide incentives directly linked to our short and long-term objectives and increases in stockholder value.
Shares Reserved
If the 2024 Equity Plan is approved by stockholders, the maximum number of shares available to be granted under the 2024 Equity Plan will be the sum of the following: (i) 6,340,000 shares, plus (ii) shares subject to outstanding awards under the Prior Plans immediately prior to the Plan Effective Date, to the extent that such awards subsequently terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested or paid under the Prior Plans, plus (iii) the aggregate number of shares remaining available for issuance under the 2023 Equity Plan immediately prior to the Plan Effective Date that are not subject to outstanding awards under the 2023 Equity Plan. In no event will the aggregate number of shares of common stock issuable under the 2024 Equity Plan exceed 10,000,000 shares. The aggregate number of shares that may be issued under the 2024 Equity Plan as incentive stock options is 2,500,000 shares. The number of shares available under the 2024 Equity Plan (including for incentive stock options) is subject to adjustment in the event of certain capitalization events. The issuance of any shares under the 2024 Equity Plan will result in a reduction of the number of shares available for awards under the 2024 Equity Plan on a one-for-one basis.
Shares subject to awards granted under the 2024 Equity Plan will go back into the share pool and be available for future grants if the awards terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, or are otherwise forfeited or not paid in full in shares of common stock. Awards that are designated at grant as cash-settled awards will not be counted against the limit on the shares available under the 2024 Equity Plan.
Shares surrendered to pay the exercise price of an option or withheld to pay the taxes on any award and shares repurchased by the Company with the proceeds of an option exercise are not added to the share pool and will not be available for future grants. Additionally, the full number of shares subject to stock appreciation rights exercised and settled in shares will be counted against the limit on the shares available under the 2024 Equity Plan.
The common stock covered by the 2024 Equity Plan may be either authorized but unissued shares or reacquired shares, including shares of common stock purchased by us on the open market. On March 4, 2024, the closing price of a share of our common stock on the NYSE was $5.29.
Non-Employee Director Limits
Notwithstanding any provision to the contrary in the 2024 Equity Plan or in any policy of the Company regarding compensation payable to a non-employee director, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards payable in shares and the maximum amount that may become payable pursuant to all cash-settled awards that may be granted under the 2024 Equity Plan as compensation for services as a non-employee director, together with cash compensation paid to the non-employee director in the form of a Board and committee retainer, meeting or similar fees, during any calendar year may not exceed $600,000.
Administration
The 2024 Equity Plan will be administered by a committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the 2024 Equity Plan. To the extent deemed necessary by the Board, each committee member will satisfy the requirements for (i) an “independent director” under rules adopted by the NYSE or other stock exchange on which the shares are at the time primarily traded and (ii) a “nonemployee director” for purposes of such Rule 16b-3 under the Exchange Act of 1934, as amended. The Board has delegated authority to the CHRC to administer the 2024 Equity Plan. Subject to requirements of the NYSE and applicable law, the CHRC may delegate certain of its authority under the 2024 Equity Plan to a subcommittee or to officers of the Company.

72	|	Approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan
The CHRC’s authority includes but is not limited to the power to: (i) construe and interpret the 2024 Equity Plan, and any agreement executed pursuant to the 2024 Equity Plan, (ii) determine who will be granted awards from the eligible population, (iii) determine the type, size and terms and conditions of the awards, (iv) determine the time when the awards will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting, and the restriction period and the acceleration of exercisability, vesting, and the lapse of a restriction period, (v) determine whether the grant, vesting, exercise, issuance, retention and/or payment of an award will be subject to the attainment of one or more performance goals, (vi) amend the terms and conditions of any previously issued award, (vii) determine any restrictions on resale applicable to the shares to be issued or transferred pursuant to the award, (viii) determine whether, and to what extent, and pursuant to what circumstances an award may be settled in, or the exercise price may be paid in, cash, shares, or other awards or property, or an award may be cancelled, forfeited or surrendered, (ix) determine the number of shares or other consideration subject to awards, (x) determine whether awards will be granted singly, in combination with, in tandem with, in replacement of or as alternatives to, other awards under the 2024 Equity Plan or any other incentive or compensation plan, (xi) establish, adopt or revise any rules and regulations, including adopting sub-plans to facilitate compliance with applicable laws, ease administration and/or take advantage of tax-favorable treatment for awards, (xii) determine whether any award will be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenants, (xiii) determine whether an incentive award has been earned, and (xiv) make all other determinations necessary or advisable for the administration of the 2024 Equity Plan. The CHRC may accelerate the vesting of any awards at any time for any reason and may provide for complete or partial exceptions to any service or performance requirement as it deems appropriate.
Adjustments
The 2024 Equity Plan provides for equitable adjustment by the CHRC to the number and kind of shares reserved under the 2024 Equity Plan, the number and kind of shares covered by, or issuable pursuant to, each outstanding award, the exercise or base price relating to an award and any other terms of affected awards in the event of certain capitalization events. Such events include a change in the number or kind of shares of common stock outstanding due to an event such as a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, merger, reorganization, consolidation, reclassification or change in par value, or similar extraordinary or unusual event affecting the shares without the Company’s receipt of consideration, or if the value of the shares is substantially reduced due to a spinoff or the Company’s payment of an extraordinary dividend.
Eligibility
The recipients of awards under the 2024 Equity Plan will be selected by the CHRC in its discretion. Incentive stock options may be granted only to employees of the Company and its subsidiary corporations. All other awards may be granted to employees and non-employee directors of the Company and its subsidiaries. As of the record date, the Company has ten non-employee directors and the Company and its subsidiaries have approximately 16,500 employees, each of whom would be eligible to receive awards under the 2024 Equity Plan, if it were in effect however, approximately 200 employees receive awards annually. In 2024, awards under the 2023 Plan have been made to nine of our executive officers, eleven non-employee directors, and approximately 200 non-executive officer employees of the Company and its subsidiaries.
Duration
The 2024 Equity Plan was adopted by the Board and will become effective upon its approval by the Company’s stockholders. If approved by the stockholders, the 2024 Equity Plan will continue in effect until the tenth anniversary of its adoption by the Board, unless terminated earlier by the Board.
No Repricing
Without prior approval of stockholders, the Committee may not lower the exercise price of an outstanding stock option or stock appreciation right, nor provide cash or any other award or security in replacement of a cancelled underwater stock option or stock appreciation right other than upon a change in control or an adjustment related to a capitalization event.
Options
Options granted under the 2024 Equity Plan may be either incentive stock options or nonqualified stock options. The term of options is determined by the CHRC but, in no event, may options be exercisable more than ten years from the date they are granted, or five years for incentive stock options granted to employees who own stock possessing more than 10% of the voting power of all classes of stock of the Company or any subsidiary (“10% stockholders”). The exercise price for each option must be no less than 100% of the fair market value of a share at the time the option is granted, or 110% for incentive stock options granted to 10% stockholders. The CHRC will determine when options will become exercisable and the effect of termination of service. The exercise price must be paid in full by the participant upon exercise

2024 Proxy Statement	73
of the option, by certified or bank check or other instrument permitted by the CHRC, by delivering shares having a fair market value equal to the exercise price, through a broker-assisted sale or by a combination of the foregoing or such other consideration permitted by the CHRC.
Stock Appreciation Rights
The CHRC may determine the terms and conditions of a stock appreciation right. However, no stock appreciation right will be exercisable after the expiration of ten years from the date of grant and the base price for a stock appreciation right must be no less than 100% of the fair market value of a share at the time the stock appreciation right is granted. Upon exercise of a stock appreciation right, the participant receives shares and/or cash equal to the value of the stock appreciation since the grant date for the number of rights exercised.
Restricted Stock Awards
The CHRC may grant shares of common stock under a restricted stock award for consideration or for no consideration and subject to such restrictions as determined by the CHRC. The CHRC will determine to what extent, and under what conditions, the participant will have the right to any dividends or other distributions paid on such shares during any restriction period; provided, however, that no dividends will be distributed until the underlying restricted stock award vests.
Restricted Stock Units
Restricted stock units are unfunded, unsecured rights to receive shares of common stock, cash based on the value of shares of common stock, or a combination of cash and shares upon the satisfaction of certain time-based or performance-based vesting criteria. Each restricted stock unit represents one share of common stock. Participants have no rights to the shares underlying the restricted stock units unless and until the vesting criteria for the restricted stock units has been met and the award has been settled. The CHRC may grant dividend equivalent rights in connection with restricted stock units, under such terms and conditions as the CHRC deems appropriate, provided that no dividend equivalent rights will be payable until the underlying restricted stock units vest.
Incentive Awards
The CHRC may grant incentive awards, which are performance-based awards that are expressed in U.S. currency and may be settled in cash, shares or a combination of both in accordance with the terms set by the CHRC. Incentive awards may be either annual incentive awards or long-term incentive awards.
Other Equity Awards
The CHRC may grant other share-based awards subject to such terms and conditions as the CHRC determines are appropriate.
Dividends and Dividend Equivalents
In no event may any award under the 2024 Equity Plan provide for the participant’s receipt of dividends or dividend equivalents in any form prior to the vesting of such award or an applicable portion of such award.
Deferrals
Subject to applicable laws, the CHRC may permit or require a participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the participant in connection with any award.
Foreign Awards and Rights
The Company may grant awards to such employees of the Company and its subsidiaries who reside in foreign jurisdictions, subject to such terms and conditions as the CHRC determines are appropriate. The CHRC may generally amend or vary the terms of the 2024 Equity Plan in order to conform such terms with the requirements of each jurisdiction where a subsidiary is located as it considers necessary or desirable to take into account or to mitigate the burden of taxation and social security contributions for participants and/or establish one or more sub-plans for these purposes.
Change in Control
Upon a change in control (as defined in the 2024 Equity Plan) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the CHRC determines otherwise, any outstanding options and stock appreciation rights that are not exercised or paid at the time of the change in control will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding awards will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such change in control, any outstanding options and stock appreciation rights are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding awards are not converted to similar grants of the surviving corporation (or a parent or subsidiary

74	|	Approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan
of the surviving corporation), then upon such change in control the CHRC may provide that: (i) all such outstanding options and stock appreciation rights that are not assumed or replaced shall accelerate and become fully exercisable, (ii) the restrictions and conditions on all such outstanding restricted stock awards that are not converted to similar grants shall fully lapse, (iii) all such outstanding restricted stock units, dividend equivalents, other equity awards and incentive awards that are not converted to similar grants shall be fully vested (with performance criteria deemed satisfied at the target level), (iv) the CHRC may require that the participant surrender their outstanding options and stock appreciation rights in exchange for a payment by the Company, in cash or common stock as determined by the CHRC, in an amount equal to the amount, if any, by which the then fair market value of the shares of common stock subject to the participant’s unexercised options and stock appreciation rights exceeds the exercise price of the options or the base amount of the stock appreciation rights, as applicable; (v) after giving participants an opportunity to exercise their outstanding options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights at such time as the CHRC deems appropriate; and/or (vi) determine that participants shall receive a payment in settlement of outstanding restricted stock awards, restricted stock units, dividend equivalents, incentive Awards or other equity awards, if permitted under section 409A of the Code.
Further, unless the award agreement provides otherwise, if a participant’s employment is terminated for good reason or without cause within 24 months following a change in control and the participant signs a release of claims (if required by the CHRC), all outstanding awards will vest and become exercisable and all restrictions and conditions on any awards will lapse and if such award is a performance-based award, the award will become vested at the target level of performance.
Tax Withholding
The CHRC may permit or require a participant to remit to the Company or any subsidiary, an amount sufficient to satisfy any U.S. federal, state, and or local taxes and any taxes imposed by a jurisdiction outside the U.S. by (i) withholding from wages or other cash compensation; (ii) withholding from the sale of shares of underlying an award either through a voluntary or mandatory sale arranged by the Company on the participant’s behalf; or (iii) if the CHRC so permits, by withholding in shares otherwise deliverable under an award.
Company Policies
Awards will be subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by the Board or the CHRC, as well as any clawback or recoupment requirements required under applicable laws, rules, regulations or stock exchange listing standards.
Nontransferability
Generally, only the participant may exercise rights under an award during the participant’s lifetime. A participant may not transfer those rights except by will or the laws of descent and distribution. However, if permitted by the CHRC, a participant may transfer an award other than an incentive stock option pursuant to a domestic relations order or as otherwise permitted by the CHRC.
Amendment and Termination
The 2024 Equity Plan may be amended or terminated by the Board; provided, however, the 2024 Equity Plan may not be amended in the absence of stockholder approval if such approval is required under applicable laws or stock exchange requirements. In addition, without the written consent of the participant, no amendment or termination of the 2024 Equity Plan may materially and adversely modify the participant’s rights under the terms and conditions of an outstanding award, except as reserved under the 2024 Equity Plan.
New Plan Benefits
The recipients amounts and timing of awards under the 2024 Equity Plan are determined in the sole discretion of the CHRC, as administrator, or the Board, and cannot be determined in advance. Future awards under the 2024 Equity Plan to non-employee directors, officers and other employees are discretionary, and therefore not determinable at this time.

2024 Proxy Statement	75
U.S. Federal Income Tax Consequences
The following discussion is a brief summary of the principal United States federal income tax consequences of participation in the 2024 Equity Plan for a participant who is a U.S. tax resident under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as currently in effect. The Code and its regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon that participant’s individual circumstances.
Options and Stock Appreciation Rights
Under existing law and regulations, the grant of nonqualified stock options and stock appreciation rights will not result in income taxable to the employee or non-employee director. However, the exercise of a nonqualified stock option or stock appreciation right results in taxable income to the holder. At the time of the exercise of a nonqualified stock option, the participant will be taxed at ordinary income tax rates on the excess of the fair market value of the shares purchased over the option’s exercise price. At the time of the exercise of a stock appreciation right, the participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the employee upon exercise.
The grant of an incentive stock option will not result in income taxable to the employee. The holder will not recognize income when the incentive stock option is exercised but the holder must treat the excess of the fair market value of the underlying shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the holder disposes of the underlying shares after he or she has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the holder receives upon the disposition over the exercise price is treated as long-term capital gain for the holder. If the holder makes a “disqualifying disposition” of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the holder will recognize compensation income equal to the excess of  (i) the fair market value of the underlying shares on the date the incentive stock option was exercised or, if less, the amount received on the disposition over (ii) the exercise price.
Restricted Stock Awards
A participant in the 2024 Equity Plan who is granted a restricted stock award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a “substantial risk of forfeiture” within the meaning of Code Section 83. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any such awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The basis of restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be a long-term or short-term capital gain or loss, depending upon the length of time the shares are held. A recipient of a restricted stock award may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of grant. If this election is made, the basis of the shares acquired will be equal to the fair market value at the time of grant, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.
Restricted Stock Units
A participant who is granted a restricted stock unit will not be taxed upon the grant of the award. Upon receipt of payment of cash or common stock pursuant to a restricted stock unit, the participant will realize ordinary income in an amount equal to any cash received and the fair market value of any shares received.
Incentive Awards
A recipient of an incentive award will generally realize ordinary income at the time shares are transferred or cash is paid to the participant with respect to such award.
Dividend Equivalents
A recipient of dividend equivalents generally will realize ordinary income at the time the dividend equivalent is paid.
Deductibility
The Company is generally entitled to a deduction equal to the compensation realized by the holders of the nonqualified stock options, incentive stock options with a disqualifying disposition, stock appreciation rights, restricted stock, restricted stock units, performance awards/incentive awards and dividend equivalents. However, under the Tax Cuts and Jobs

76	|	Approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan
Act of 2017, the Company’s deduction will be limited by Section 162(m) of the Code for certain covered executive officers to the extent that their total compensation for any of them in any one year exceeds $1 million.
Section 409A
Section 409A of the Code imposes certain requirements on nonqualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (such as the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are key employees, Section 409A requires that any distribution payable on account of the individual’s separation from service commence no earlier than six months after such separation. Certain awards under the 2024 Equity Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the 2024 Equity Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Registration of Shares
If this proposal is approved by our stockholders, the Board intends to cause the shares of common stock that will become available for issuance under the 2024 Equity Plan to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such shares.
The Board of Directors recommends a vote “FOR” the approval of the 2024 Equity Plan.

2024 Proxy Statement	77
Security Ownership of Certain Beneficial Owners and Management
Shown below is information with respect to persons or groups whom the Company knows to beneficially own more than 5% of the outstanding shares of Unisys common stock as of March 4, 2024 based on the information filed by such persons or groups with the SEC on Schedules 13G.
Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
BlackRock, lnc. 55 East 52nd Street New York, NY 10055	6,197,495(1)	8.98
Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104	5,263,503(2)	7.63
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,231,910(3)	9.03

(1)
Ownership information is based solely on a Schedule 13G-A filed by stockholder with the SEC on January 24, 2024. Sole dispositive power has been reported for all shares, and shared dispositive power has been reported for no shares. Shared voting power has been reported for no shares.

(2)
Ownership information is based solely on a Schedule 13G filed by the stockholder with the SEC on February 12, 2024. Shared dispositive power has been reported for all shares. Shared voting power has been reported for 4,287,551 shares.

(3)
Ownership information is based solely on a Schedule 13G-A filed by stockholder with the SEC on February 13, 2024. Sole dispositive power has been reported for 6,175,653 shares, and shared dispositive power has been reported for 56,257 shares. Shared voting power has been reported for 30,388 shares.

Shown below are the number of shares of Unisys common stock (or time-based restricted stock units) beneficially owned as of February 28, 2024, by all directors, each of the executive officers named on page 35, and all directors and current executive officers of Unisys as a group.
Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class
Peter Altabef	1,429,899	2.07%
Nathaniel A. Davis	139,697	*
Matthew J. Desch	161,675	*
Katherine Ebrahimi	109,036	*
Philippe Germond	145,585	*
Deborah Lee James	133,831	*
John A. Kritzmacher	82,891	*
Paul E. Martin	137,904	*
Debra McCann	231,240	*
Regina Paolillo	123,992	*
Teresa Poggenpohl	83,376	*
Troy K. Richardson	89,503	*
Lee D. Roberts	208,784	*
Claudius Sokenu(3)	3,346	*
Roxanne Taylor	86,877	*
Michael M. Thomson	364,146	*
All directors and current officers as a group (19 persons)	3,796,972	5.50%

78	|	Security Ownership of Certain Beneficial Owners and Management
*
Less than 1%

(1)
Includes shares reported by directors and executive officers as held directly or indirectly in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2)
Includes:

(a)
Time based restricted stock units issued to directors and officers, a portion of which remains unvested, as reported on Form 4 for each director and officer.

(b)
Stock units deferred under the 2005 Deferred Compensation Plan for directors that have elected to defer distribution. Deferred stock units are distributed in shares of common stock upon a change in control of the Company; or upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.

(3)
Mr. Sokenu voluntarily exited the Company on June 30, 2023. Share ownership for Mr. Sokenu is based on his last Form 4 dated June 5, 2023, and corporate records of shares that have vested in connection with his departure from the Company on June 30, 2023.

Section 16(a) Beneficial Ownership Reporting Compliance
The Company’s directors and executive officers, as well as any persons who hold more than 10% of our outstanding common stock, are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC concerning their ownership of Unisys equity securities. Based on our records and other information, we believe that all filing requirements for the year ended December 31, 2023 were satisfied in a timely manner.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2023, with respect to compensation plans under which Unisys common stock is authorized for issuance.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding option, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)
Equity compensation plans approved by security holders	4,470,869(1)	$0	4,425,559(2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,470,869		4,425,559

(1)
Represents restricted stock units. Assumes that unearned performance-based restricted stock units will vest at target.

(2)
Represents shares available for issuance under the 2023 Equity Plan. Assumes that outstanding unearned performance-based restricted stock units will vest at the maximum amount.

2024 Proxy Statement	79
Annual Meeting Information
The Board solicits your proxy for use at the Annual Meeting to be held on May 1, 2024 and at any adjournments or postponements thereof. At the Annual Meeting, stockholders will be asked to (1) elect directors, (2) approve a non-binding advisory resolution approving the compensation of the Company’s named executive officers, (3) ratify the selection of the Company’s independent registered public accounting firm, (4) approve the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, and (5) transact any other business properly brought before the meeting.
The record date for the Annual Meeting is March 4, 2024. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 69,012,293 shares of common stock were outstanding. The presence, in person via webcast or by proxy, of a majority of those shares will constitute a quorum at the Annual Meeting.
This Proxy Statement, the proxy/voting instruction card and the Annual Report, including the financial statements for 2023, are being made available to stockholders on or about March 22, 2024.
Information About the Meeting and Voting
How Can I Participate in the Annual Meeting?
You can access the Annual Meeting at the meeting time by visiting www.virtualshareholdermeeting.com/UIS2024. In order to allow all of our stockholders, regardless of their physical location, to participate more easily in the Annual Meeting, the Annual Meeting will once again be held entirely online. The virtual Annual Meeting has been designed to provide the same rights to participate as you would have at an in-person meeting.
If you plan to attend the Annual Meeting online, you will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. (Eastern Time). Online check-in will begin at 7:30 a.m. (Eastern Time), and you should allow ample time for the online check-in procedures.
What am I Voting On?
Our Board is soliciting your vote for:
•
The election of 11 persons to the Board identified in this Proxy Statement, each to serve for a term expiring at the 2025 annual meeting and until his or her successor is duly elected and qualified. Each of the 11 individuals nominated for election is currently serving on the Board.

•
The approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers.

•
The ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm for 2024.

•
The approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan.

What are the Board’s Recommendations?
The Board recommends that you vote “FOR” the election of the 11 nominees identified in this Proxy Statement, with each to serve as a director for a term expiring at the 2025 annual meeting and until his or her successor is duly elected and qualified.
The Board recommends that you vote “FOR” the non-binding advisory resolution approving the compensation of the Company’s named executive officers.
The Board recommends that you vote “FOR” the ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm for 2024.
The Board recommends that you vote “FOR” the approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan.

80	|	Annual Meeting Information
Who is Entitled to Vote?
Only holders of record of outstanding shares of the Company’s common stock as of the close of business on March 4, 2024, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Shares of common stock may be voted only if the stockholder is present in person or is represented by proxy at the Annual Meeting. As of the record date, there were 69,012,293 shares of common stock outstanding. Each share of common stock is entitled to one vote for each director nominee and one vote with respect to each other matter to be voted on at the Annual Meeting. Stockholders do not have cumulative voting rights.
What Constitutes a Quorum?
Holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting as of the Record Date must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof to a later time. Abstentions, withheld votes, and shares of record held by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the existence of a quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present. All valid proxies returned will be included in the determination of whether a quorum is present at the Annual Meeting. The shares of common stock of a stockholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. “Broker non-votes,” as discussed below, will also be treated as present for quorum purposes.
What is a Broker Non-Vote?
A “broker non-vote” occurs when a broker or other nominee holding shares of common stock for a beneficial owner returns a properly executed proxy but does not cast a vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers that are member firms of the NYSE and who hold common shares in street name for customers generally may vote their customers’ shares on proposals considered to be “routine” matters under the NYSE rules and may not vote their customers’ shares on proposals that are not considered to be “routine” matters under the NYSE rules if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Proposal One, the election of directors, is not considered to be a “routine” matter under the NYSE rules. Proposal Two, ratification of the appointment of our independent registered public accounting firm, is considered a “routine” matter under the NYSE rules. Proposal Three, approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers, is not considered to be a “routine” matter under the NYSE rules. Proposal Four, approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, is not considered to be a “routine” matter under the NYSE rules.
What Vote is Required to Approve Each Proposal?
Election of Directors.   Directors will be elected by the vote of a majority of the votes cast at the Annual Meeting. This means that a nominee will be elected if the number of votes cast “FOR” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Abstentions and broker non-votes will not be included in the vote totals and therefore will have no effect on the vote for the proposal to elect directors. There is no cumulative voting.
Advisory Vote to Approve Executive Compensation.   Approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers requires the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the vote to approve the non-binding advisory resolution approving the compensation of the Company’s named executive officers. The advisory vote to approve executive compensation is not binding on the Company. However, the Company will review and consider the results of this advisory vote when making future executive compensation decisions.
Ratification of Appointment of Independent Registered Public Accounting Firm.   Ratification of the selection of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. There will be no broker non-votes for the proposal to ratify the selection of the Company’s independent registered public accounting firm since brokers will be entitled to vote on this “routine” proposal.

2024 Proxy Statement	81
Approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan.    Approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan requires the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the vote for the proposal to approve the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan.
How Do I Vote?
If you are a stockholder of record, there are several ways for you to vote your shares of common stock at the Annual Meeting:
•
Voting by Internet.   You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to authorize a proxy to vote your shares of common stock and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

•
Voting by Mail.   If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of the directors identified in this Proxy Statement, (2) FOR the approval of the non-binding advisory resolution approving the compensation of the Company’s named executive officers, (3) FOR the ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm for 2024, (4) FOR the approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan and (5) in their discretion on any other matters that properly come before the Annual Meeting.

•
Beneficial Owners.   If you are a stockholder whose shares of common stock are held in “street name” (i.e., in the name of a bank, broker or other holder of record), you may vote the shares of common stock in person at the Annual Meeting only if you obtain a valid proxy from the bank, broker or other holder of record giving you the right to vote the shares of common stock. Alternatively, you may have your shares of common stock voted at the Annual Meeting by following the voting instructions provided to you by your bank, broker or other holder of record. If you do not provide voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the NYSE from voting your shares of common stock on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The ratification of the selection of the Company’s independent registered public accounting firm is considered “routine” and therefore may be voted on by your broker or custodian.

How Can I Access the Proxy Materials Electronically?
This Proxy Statement and the Annual Report are available at the following website: www.proxyvote.com.
Voting Procedures and Revocability of Proxies
Your vote is important. Shares may be voted at the Annual Meeting only if you are present in person via webcast or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received email instructions on how to vote electronically.
You may revoke your proxy at any time before it is exercised by writing to the Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person via webcast at the Annual Meeting.
The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person via webcast. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the Annual Meeting by following the instructions in the voting instruction card provided by your bank, broker or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder.
If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the election of the directors identified in this Proxy Statement, (2) FOR the approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers, (3) FOR the ratification of the selection of independent registered public accounting firm, (4) FOR the approval of

82	|	Annual Meeting Information
the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan and (5) in their discretion on any other matters that properly come before the Annual Meeting.
If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the NYSE from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The election of directors, the approval of the non-binding advisory resolution regarding the compensation of the Company’s named executive officers and the approval of the 2024 Equity Plan are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The ratification of the selection of independent registered public accounting firm is considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.
If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of March 4, 2024. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by May 1, 2024. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.
Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials
Pursuant to the “notice and access” rules adopted by the SEC, the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.
Virtual Meeting Webcast
In order to allow all of our stockholders, regardless of their physical location, to participate more easily in the Annual Meeting, the Annual Meeting once again will be held entirely online. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/UIS2024, where you will be able to listen to the Annual Meeting live, submit questions, and vote. Only record holders of Unisys common stock at the close of business on March 4, 2024 will be entitled to vote or submit questions at the Annual Meeting. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
Access to the Audio Webcast of the Annual Meeting.   The live audio webcast of the Annual Meeting will begin promptly at 8:00 a.m. (Eastern Time). Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the Annual Meeting prior to the start time.
Log in instructions.   To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/UIS2024. Stockholders as of the record date will need their unique 16-digit control number, which appears on the Notice and the instructions that accompanied the proxy materials, in order to be able to submit a question or vote at the Annual Meeting.

2024 Proxy Statement	83
If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the Annual Meeting by following the instructions in the voting instruction card provided by your bank, broker of other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder and those institutions will likely require your instructions to be submitted before the deadline listed above.
Submitting Questions prior to or at the Virtual Annual Meeting.   If you would like to submit a question to be addressed during the question and answer portion of the Annual Meeting, you may do so in advance at www.virtualshareholdermeeting.com/UIS2024, or you may type it into the dialog box provided at any point during the virtual Annual Meeting (until the floor is closed to questions). We intend to answer questions submitted prior to or during the Annual Meeting that are pertinent to the Company and the meeting matters, as time permits.
Technical Assistance.   Beginning thirty minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual Annual Meeting.
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.
Availability of live webcast to associates and other constituents.   The live audio webcast will be available to not only our stockholders, but also to our employees and other constituents. An audio replay of the Annual Meeting, including the questions answered during the meeting, will be available at www.unisys.com/investor-relations until the 2025 annual meeting.
Required Vote
Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.
Election of Directors (Item 1).   Directors will be elected by the vote of a majority of the votes cast at the Annual Meeting. This means that a nominee will be elected if the number of votes cast “FOR” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Abstentions and broker non-votes will not be included in the vote totals and therefore will have no effect on the vote for the proposal to elect directors. There is no cumulative voting.
Advisory Vote to Approve Executive Compensation (Item 2).   The non-binding advisory resolution approving the compensation of the Company’s named executive officers will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the vote to approve the non-binding advisory resolution approving the compensation of the Company’s named executive officers.
The advisory vote to approve executive compensation is not binding on the Company. However, the Company will review and consider the results of this advisory vote when making future executive compensation decisions.
Ratification of the Selection of Independent Registered Public Accounting Firm (Item 3).   The proposal to ratify the selection of the Company’s independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will have the same effect as a vote “AGAINST” the proposal. There will be no broker non-votes for the proposal to ratify the selection of the Company’s independent registered public accounting firm since brokers will be entitled to vote on this “routine” proposal.
Approval of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan (Item 4).   The proposal to approve a new long-term incentive and equity compensation plan will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the vote for the proposal to approve the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan.

84
General Matters
Cautionary Statement Regarding Forward-Looking Information
These proxy materials contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Unisys cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Unisys’ ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking statements and such forward-looking statements are made based upon management’s current expectations, assumptions and beliefs as of this date concerning future developments and their potential effect upon Unisys. There can be no assurance that future developments will be in accordance with management’s expectations, assumptions and beliefs or that the effect of future developments on Unisys will be those anticipated by management. Forward-looking statements in these proxy materials include, but are not limited to, any projections or expectations of revenue growth, profit, margin expansion, future growth of our Next-Gen solutions, New Business, backlog and pipeline and statements regarding future economic conditions or performance.
Additional information and factors that could cause actual results to differ materially from Unisys’ expectations are contained in Unisys’ filings with the SEC, including Unisys’ Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s web site, http://www.sec.gov. Information included in these proxy materials are representative as of the date of these proxy materials only and while Unisys periodically reassesses material trends and uncertainties affecting Unisys’ results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, Unisys does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events
Policy on Confidential Voting
It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.
Stockholder Proposals and Nominations
Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the proxy materials for the 2025 annual meeting must be received by the Company by November 22, 2024.
Any stockholder who intends to present a proposal at the 2025 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than January 31, 2025.
Any stockholder who intends to make a nomination for the Board at the 2025 annual meeting must deliver to the Company no later than January 31, 2025 (a) a notice setting forth (i) the name, age, business and residence addresses

2024 Proxy Statement	85
of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated, and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.
In addition to satisfying the requirements under the Company’s Bylaws, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at the address stated above for recommendations on director candidates no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2025 annual meeting, no later than March 3, 2025). If the date of the 2025 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2025 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2025 annual meeting is first made by the Company.
Householding of Proxy Materials
This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this Proxy Statement and the Annual Report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.
If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-4011, or write us at Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.
Annual Report
Unisys filed its Annual Report with the SEC on February 26, 2024. The Annual Report includes our audited financial statements, along with other financial information about us. Our Annual Report is not part of the proxy solicitation materials. Nonetheless, we have furnished the Annual Report with this Proxy Statement and you may read, print or download our Annual Report, including the financial statements for 2023, at www.proxyvote.com. You may obtain, free of charge, a copy of our Annual Report by: (1) accessing our Internet site at www.unisys.com/investor-relations/; (2) writing to us at Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422; or (3) calling us at 215-986-4011. You may also obtain a copy of our Annual Report and other periodic and current reports that we file with, or furnish to, the SEC from the SEC’s EDGAR database at www.sec.gov.
Other Matters
At the date of this Proxy Statement, the Board knows of no matter that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. If any other matter properly arises before the Annual Meeting, the persons appointed as proxies will vote thereon in their discretion.
The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees

86	|	General Matters
without additional compensation. In addition, the Company has retained Alliance Advisors to assist in the solicitation of proxies for a fee of approximately $12,500 plus reasonable out-of-pocket expenses.
By Order of the Board of Directors,
Kristen Prohl
Senior Vice President, General Counsel,
Secretary and Chief Administration Officer
Dated: March 22, 2024

2024 Proxy Statement	87
Appendix A
Non-GAAP Information
This proxy statement includes certain non-GAAP financial measures that exclude certain items such as postretirement expense; certain legal and other matters related to professional services and legal fees, including legal defense costs, associated with certain legal proceedings; environmental matters related to previously disposed businesses; and cost-reduction activities and other expenses that the company believes are not indicative of its ongoing operations, as they may be unusual or non-recurring. The inclusion of such items in financial measures can make the company’s profitability and liquidity results difficult to compare to prior periods or anticipated future periods and can distort the visibility of trends associated with the Company’s ongoing performance. Management also believes that non-GAAP measures are useful to investors because they provide supplemental information about the company’s financial performance and liquidity, as well as greater transparency into management’s view and assessment of the company’s ongoing operating performance.
Non-GAAP financial measures are often provided and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results and to isolate in some instances the impact of software license renewals, which tend to be lumpy, and related support services in order to evaluate the Company’s business outside of these areas. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the applicable period. These measures should not be relied upon as substitutes for, or considered in isolation from, measures calculated in accordance with U.S. GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found below except for financial guidance and other forward-looking information since such a reconciliation is not practicable without unreasonable efforts as the company is unable to reasonably forecast certain amounts that are necessary for such reconciliation. This information has been provided pursuant to the requirements of SEC Regulation G.
Reconciliations of GAAP to NON-GAAP
	Year Ended December 31,
	2023	2022	2021
Operating profit	$76.9	$52.2	$154.0
Certain legal matters(1)	35.2	16.0	1.1
Cost reduction and other expenses(2)	27.4	88.7	34.2
Postretirement expense(1)	1.3	2.1	3.5
Non-GAAP operating profit	$140.8	$159.0	$192.8
Revenue	$2,015.4	$1,979.9	$2,054.4
Operating profit percent	3.8%	2.6%	7.5%
Non-GAAP operating profit percent	7.0%	8.0%	9.4%

(1)
Included in selling, general and administrative expenses within the consolidated statements of income (loss)

(2)
Included in cost of revenue, selling, general and administrative and research and development on the consolidated statements of income (loss)

88	|	Appendix A
	Year Ended December 31,
	2023	2022
Net (loss) attributable to Unisys Corporation	$(430.7)	$(106.0)
Net income attributable to noncontrolling interests	3.6	1.1
Interest expense, net of interest income of $26.3 and $12.4, respectively(1)	4.5	20.0
Provision for income taxes	79.3	42.3
Depreciation	79.4	114.7
Amortization	59.4	68.8
EBITDA	$(204.5)	$140.9
Postretirement expense	388.5	45.3
Certain legal matters(2)	35.7	16.0
Environmental matters(1)	24.7	32.4
Cost reduction and other expenses(3)	13.5	55.4
Non-cash share based expense	16.6	19.0
Other expense, net adjustment(4)	11.4	16.8
Adjusted EBITDA	$285.9	$325.8

(1)
Included in other (expense), net on the consolidated statements of income (loss)

(2)
Included in selling, general and administrative expenses and other (expense), net within the consolidated statements of income (loss)

(3)
Reduced for depreciation and amortization included above

(4)
Other expense, net as reported on the consolidated statements of income (loss) less postretirement expense, interest income and items included in environmental matters, cost reduction and other expenses

	Year Ended December 31,
	2023	2022
Revenue	$2,015.4	$1,979.9
Net (loss) earnings attributable to Unisys Corporation as a percentage of revenue	(21.4)%	(5.4)%
Adjusted EBITDA as a percentage of revenue	14.2%	16.5%
	Year Ended December 31,
	2023	2022
Cash provided by operations	$74.2	$12.7
Additions to marketable software	(46.0)	(46.3)
Additions to properties	(21.3)	(31.0)
Additions to outsourcing assets	(11.4)	(8.6)
Free cash flow	(4.5)	(73.2)
Postretirement funding	48.0	43.7
Pre-pension free cash flow	43.5	(29.5)
Certain legal payments	30.2	5.5
Environmental matters payments	21.8	28.1
Cost reduction and other payments	25.0	22.9
Adjusted free cash flow	$120.5	$27.0

2024 Proxy Statement	89
Appendix B
2024 Long-Term Incentive and Equity
Compensation Plan
The purpose of the Plan is to provide (i) designated employees of the Company and its subsidiaries and (ii) non-employee members of the Board with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, other equity-based awards and incentive awards. The Company believes that the Plan will support the Company’s ongoing efforts to attract, retain and develop exceptional talent and enable the Company to provide incentives directly linked to the Company’s short and long-term objectives and linked to increases in stockholder value.
The Plan is a successor to the 2023 Long-Term Incentive and Equity Compensation Plan (the “2023 Equity Plan”) and the 2019 Long-Term Incentive and Equity Compensation Plan (collectively, the “Prior Plans”). To the extent the Prior Plans were otherwise still available to make additional grants, no additional grants will be made under the Prior Plans after the Effective Date. Outstanding grants under the Prior Plans shall continue in effect according to their terms, consistent with the Prior Plans.
Capitalized terms used in the Plan shall have the definitions specified or otherwise referenced in Section 27 below.
Section 1. Administration
(a) Committee. The Plan shall be administered by a committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan (the “Committee”). To the extent deemed necessary by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the New York Stock Exchange or other stock exchange on which the Common Stock is at the time primarily traded and (ii) a “nonemployee director” for purposes of such Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder. The Board shall have the authority to execute the powers of the Committee under the Plan and the Board shall approve and administer all grants made to Non-Employee Directors. The Committee may delegate authority to one or more subcommittees or one or more officers, as it deems appropriate; provided, however, that any delegation to one or more officers of the Company shall be subject to such guidelines as prescribed by the Committee and shall apply only to Grantees who are not subject to section 16 of the Exchange Act. To the extent the Board, a subcommittee or one or more officers administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board, subcommittee or officer.
(b) Committee Authority. The Committee shall have the sole authority to (i) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan, (ii) determine who from among the Eligible Participants will receive Awards under the Plan, (iii) determine the type, size and terms and conditions of the Awards to be made under the Plan, (iv) determine the time when the Awards will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and the restriction period and the acceleration of exercisability, vesting and lapse of a restriction period, (v) determine whether the grant, vesting, exercise, issuance, retention and/or payment of an Award shall be subject to the attainment of one or more performance conditions, (vi) amend the terms and conditions of any previously issued Award, subject to Section 18 below, (vii) determine any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Award, (viii) determine whether, and to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price may be paid in, cash, Common Stock, or Other Awards or property, or an Award may be cancelled, forfeited or surrendered; (ix) determine the number of shares of Common Stock or other consideration subject to Awards; (x) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any subsidiary, (xi) establish, adopt or revise any rules and regulations, including adopting sub-plans to this Plan, for the purposes of facilitating compliance with applicable laws, easing administration of this Plan and/or taking advantage of tax-favorable treatment for Awards, in each case as it may deem necessary or advisable, (xii) determine whether any Award shall be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenants, (xiii) determine whether an Incentive Award has been earned, and (xiv) make all other determinations necessary or

90	|	Appendix B
advisable for the administration of the Plan. The Committee may accelerate the vesting of any Awards at any time for any reason and may provide for complete or partial exceptions to any service or performance requirement as it deems appropriate.
(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, procedures, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Grantees. No person acting under this Section 1 shall be held liable for any action or determination made with respect to the Plan or any Award under the Plan, except for the willful misconduct or gross negligence of such person.
(d) Delegation of Administration. The Committee may delegate certain administrative matters under the Plan to such officer or officers of the Company as determined in the Committee’s discretion, and such administrator(s) may have the authority to execute and distribute Award Agreements in accordance with the Committee’s determinations, to maintain records relating to the granting, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares or cash upon the exercise, vesting and/or settlement of an Award, and to take such other administrative actions as the Committee may specify. Any delegation by the Committee pursuant to this subsection shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.
Section 2. Awards
(a) Awards under the Plan may consist of grants of Incentive Stock Options as described in Section 5, Nonqualified Stock Options as described in Section 5 (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), SARs as described in Section 6, Restricted Stock Awards as described in Section 7, Restricted Stock Units (including Dividend Equivalents) as described in Section 8, Other Equity Awards as described in Section 9 and Incentive Awards as described in Section 10 (hereinafter collectively referred to as “Awards”).
(b) All Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Grantee in the Award Agreement, including the treatment of the Awards upon a termination of employment or service; provided, however, that in no event shall any Award provide for the Grantee’s receipt of Dividends or Dividend Equivalents in any form prior to the vesting of such Award or applicable portion thereof.
(c) All Awards shall be made conditional upon the Grantee’s acknowledgment, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of the Plan need not be uniform as among the Grantees.
Section 3. Shares Subject to the Plan
(a) Shares Authorized. Subject to adjustment as described in subsection (d), the total aggregate number of shares of Common Stock that may be issued or transferred under the Plan is the sum of the following: (i) 6,340,000 shares, plus (ii) shares of Common Stock subject to outstanding awards under the Prior Plans immediately prior to the Effective Date, to the extent that such awards terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested or paid under the applicable Prior Plans on or after the Effective Date, plus (iii) the aggregate number of shares of Common Stock remaining available for issuance under the 2023 Equity Plan immediately prior to the Effective Date that are not subject to outstanding awards under the 2023 Equity Plan immediately prior to the Effective Date (the “Plan Limit”); provided that in no event shall the Plan Limit exceed 10,000,000 shares of Common Stock, and provided further that, for purposes of clauses (ii) and (iii), (x) the Plan Limit shall not include shares of Common Stock surrendered in payment of the exercise price of outstanding options under any Prior Plans, shares withheld or surrendered for payment of taxes with respect to outstanding awards of any type under any Prior Plans, and shares repurchased by the Company on the open market with the proceeds of the exercise price of outstanding options under any Prior Plans, and (y) if stock appreciation rights outstanding under any Prior Plans are exercised and settled in Common Stock, the full number of shares subject to such stock appreciation rights shall not be again available for issuance under the Plan, without regard to the number of shares issued upon settlement of the stock appreciation rights.
(b) Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for

2024 Proxy Statement	91
purposes of the Plan. The issuance of any shares of Common Stock shall result in a reduction of the number of shares of Common Stock available for Awards on a one-for-one basis. If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Restricted Stock Awards, Restricted Stock Units, Other Equity Awards or Incentive Awards are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Awards shall again be available for purposes of the Plan. To the extent that any Awards are designated in an Award Agreement to be paid in cash, and not in shares of Common Stock, such Awards shall not count against the Plan Limit. Shares of Common Stock surrendered in payment of the exercise price of an Option, and shares repurchased by the Company on the open market with the proceeds of the exercise price of Options, shall not be available for re-issuance under the Plan. If SARs are exercised and settled in Common Stock, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon settlement of the SARs.
(c) Individual Limits.
(i) Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in shares of Common Stock and the maximum amount that may become payable pursuant to all cash-settled Awards that may be granted under the Plan to an individual as compensation for services as a Non-Employee Director, together with cash compensation paid to the Non-Employee Director in the form of Board and Committee retainer, meeting or similar fees, during any calendar year shall not exceed $600,000. For avoidance of doubt, compensation shall count towards this limit for the calendar year in which it was granted or earned, and not later when distributed, in the event it is deferred.
(ii) The foregoing individual limits shall apply without regard to whether such Awards are to be paid in shares of Common Stock or cash.
(d) Adjustments. If there is any change in the number or kind of shares of Common Stock outstanding by reason of  (i) a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution: (A) the maximum number of shares of Common Stock available for issuance under the Plan, (B) the kind and number of shares covered by outstanding Awards, (C) the kind and number of shares issued or transferred and to be issued or transferred under the Plan, (D) the price per share or the applicable market value of such Awards, and (E) any other terms of outstanding Awards that are affected by the event, shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards, provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change in Control of the Company, the provisions of Section 14 of the Plan shall apply. Any adjustments to outstanding Awards shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.
Section 4. Eligibility for Participation
(a) Eligible Participants. Unless otherwise set forth in Section 5(b)(i), all Employees and Non-Employee Directors shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”).
(b) Selection of Grantees. The Committee shall select the Eligible Participants to receive Awards, type of Award and the number of shares of Common Stock subject to each Award in such manner as the Committee determines. Eligible Participants who receive Awards under this Plan shall hereinafter be referred to as “Grantees.”
(c) Continued Service. For purposes of this Plan, unless provided otherwise by the Committee in the Award Agreement, a Grantee’s employment or service will not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Employer as an employee or non-employee member of the Board or a change in the Employer entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s continuous employment or service to the Employer, as determined by the Committee.

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Section 5. Options
(a) General Requirements. The Committee may grant Options to an Eligible Participant upon such terms as the Committee deems appropriate under this Section 5.
(b)
Type of Option, Price and Term.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended to so qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to any Eligible Participant.
(ii) The purchase price (the “Exercise Price”) of Common Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.
(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.
(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, as may be determined by the Committee and specified in the Award Agreement. The Committee may grant Options that are subject to achievement of performance or other conditions.
(e) Effect of Termination of Service. Except as provided in the Award Agreement, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer.
(f) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) by certified or bank check or such other instrument as the Committee may permit, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the Grantee (including Common Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Common Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) payment through a broker-assisted sale in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Common Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Common Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Common Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, (v) by such other method as the Committee may approve, to the extent permitted by applicable law, or (vi) by any combination of the foregoing. Shares of Common Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any Tax-Related Items (pursuant to Section 12) at such time as may be specified by the Committee. No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by an Option unless and until such person shall have become the holder of record of such share, and, except as otherwise provided in Section 3(d) hereof, no adjustment shall be made for dividends or distributions in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.
(g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. The aggregate number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options is 2,500,000 shares, subject to adjustment as described in Section 3(d), and all shares issued under the Plan through Incentive Stock Options shall count against the Plan Limit.

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(h) Notice of Disposition. A Grantee shall give the Company prompt notice of any disposition of Common Stock acquired by exercise of an Incentive Stock Option within two years of the date of grant of such Incentive Stock Option or one year after the issuance of shares of Common Stock to the Grantee pursuant to the exercise of the Incentive Stock Option.
Section 6. Stock Appreciation Rights
(a) General Requirements. The Committee may grant SARs to an Eligible Participant pursuant to the terms of this Section 6.
(b) Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to, or greater than, the Fair Market Value of a share of Common Stock as of the date of grant of the SAR.
(c) Exercisability; Term.
(i) A SAR shall be exercisable during the period specified by the Committee in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement, consistent with the Plan. The Committee may grant SARs that are subject to achievement of performance or other conditions. No SAR shall be exercisable later than ten years after the date of grant.
(ii) SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as set forth in the Award Agreement.
(d) Exercise of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Award Agreement.
(e) Form of Payment. The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, shares of Common Stock or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Common Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.
Section 7. Restricted Stock Awards
(a) General Requirements. The Committee may issue or transfer shares of Common Stock to an Eligible Participant under a Restricted Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 7. Shares of Common Stock issued or transferred pursuant to Restricted Stock Awards may be issued or transferred for cash consideration or for no cash consideration and be subject to restrictions or to no restrictions, as determined by the Committee. Each Restricted Stock Award shall be subject to such terms and conditions as shall be determined by the Committee and as set forth in the Award Agreement, including, without limitation, restrictions based upon the sale or other disposition of such shares, vesting conditions that lapse based on the passage of time, achievement of certain performance conditions or as otherwise determined by the Committee and the right of the Company to reacquire such shares for no consideration upon termination of the Grantee’s employment or service within specified periods. The period of time during which the Restricted Stock Awards will remain subject to restrictions will be designated in the Award Agreement as the “Restriction Period.”
(b) Requirement of Employment or Service. Unless provided otherwise in the Award Agreement, if the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Award Agreement as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Award shall terminate as to all shares covered by the Award as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(c) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Restricted Stock Award except to a successor under Section 14. To the extent that the Company determines to issue certificates, each certificate for a share of a Restricted Stock Award shall contain a legend giving appropriate notice of the restrictions in the Award. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Restricted Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of any certificates for Restricted Stock Awards until all restrictions on such shares have lapsed.

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(d) Right to Receive Dividends. All Dividends on Restricted Stock Awards shall be withheld while the Restricted Stock Awards are subject to restrictions and shall be payable only upon the lapse of the restrictions on the Restricted Stock Awards, or on such other terms as the Committee determines. Dividends shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Common Stock or in such other form as dividends are paid on Common Stock, as determined by the Committee.
(e) Lapse of Restrictions. All restrictions imposed on Restricted Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee.
Section 8. Restricted Stock Units
(a) General Requirements. The Committee may grant Restricted Stock Units representing one or more shares of Common Stock to Eligible Participants, upon such terms and conditions as the Committee deems appropriate under this Section 8, consistent with the Plan.
(b) Crediting of Units. Each Restricted Stock Unit shall represent an unsecured right of the Grantee to receive a share of Common Stock or an amount based on the value of a share of Common Stock, if specified conditions established by the Committee are met. All Restricted Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.
(c) Terms of Restricted Stock Units. The Committee may grant Restricted Stock Units that are payable if specified performance or other conditions are met or under other circumstances. Restricted Stock Units may be paid at the end of a specified vesting or performance period or other period, or payment may be deferred to a date authorized by the Committee. A Restricted Stock Unit granted by the Committee shall provide for payment in shares of Common Stock, cash or a combination thereof and shall be made in accordance with the terms and conditions prescribed or authorized by the Committee. The Committee shall specify in writing the maximum number of shares that can be issued under the Restricted Stock Units.
(d) Requirement of Employment or Service. Unless provided otherwise in the Award Agreement, if the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Restricted Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(e) Payment With Respect to Restricted Stock Units. Payments with respect to Restricted Stock Units shall be made in cash, in Common Stock or in a combination of the two, as determined by the Committee.
(f) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Restricted Stock Units, under such terms and conditions as the Committee deems appropriate. If Dividend Equivalents are granted, they will be subject to the same vesting restrictions, performance conditions, if any, and risk of forfeiture as the underlying Restricted Stock Units. Dividend Equivalents shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation or may be converted to additional Restricted Stock Units for the Grantee, and may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance conditions. Dividend Equivalents may be payable in cash or shares of Common Stock or in a combination of the two, as determined by the Committee.
(g) No Rights as Stockholder. The Grantee shall not have any rights as a stockholder with respect to the shares of Common Stock subject to a Restricted Stock Unit until such time as shares of Common Stock are delivered to the Grantee pursuant to the terms of the Award Agreement.
Section 9. Other Equity Awards
The Committee may grant Other Equity Awards, which are awards (other than those described in Section 5, Section 6, Section 7, Section 8 or Section 10 of the Plan) that are based on, measured by or payable in Common Stock to any Eligible Participant, on such terms and conditions as the Committee shall determine. Other Equity Awards may be granted subject to the achievement of performance or other conditions.
Other Equity Awards may be denominated in cash, shares of Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in cash, Common Stock or other securities, or in a combination of cash, Common Stock and other securities, all as determined by the Committee in the Award Agreement.

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Section 10. Incentive Awards
The Committee may grant Incentive Awards to Eligible Participants. Incentive Awards are performance-based Awards that are expressed in U.S. currency, but may be payable in the form of cash, Common Stock, or a combination of both. The Committee shall determine the terms and conditions applicable to Incentive Awards, including the criteria for the vesting and payment of Incentive Awards. Incentive Awards shall be based on such measures as the Committee deems appropriate and need not relate to the value of shares of Common Stock. The target amount of the Incentive Award, the performance goals, the applicable performance cycle, the form of payment, and other terms and conditions applicable to an Incentive Award will be determined in the sole discretion of the Committee and will be set forth in an Award Agreement.
Payment with respect to an Incentive Award will be at the time or times set forth in the Award Agreement.
Section 11. Deferrals
Subject to applicable laws, the Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Award or may permit a Grantee to defer compensation payable to the Grantee in the form of an Award under the Plan. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals, subject in all respects to the applicable provisions of section 409A of the Code.
Section 12. Withholding of Taxes
(a) Required Withholding. All Awards under the Plan shall be subject to applicable withholding requirements for all Tax-Related Items. The Company and its subsidiaries each shall have the authority and the right to deduct or withhold or require the Grantee to remit to the Company or any subsidiary, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event occurring as a result of the Grantee’s participation in the Plan or any other action as may be necessary in the opinion of the Company or any subsidiary, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Grantee’s wages or other cash compensation; (ii) withholding from the sale of shares of Common Stock underlying the Award either through a voluntary or mandatory sale arranged by the Company on the Grantee’s behalf; or (iii) if the Committee so permits, by withholding in shares of Common Stock otherwise deliverable under the Award. The Company may require the payment of any Tax-Related Items before issuing any shares of Common Stock pursuant to an Award.
Section 13. Transferability of Awards
(a) Nontransferability of Awards. Except as provided in subsection (b) below, only the Grantee may exercise rights under an Award during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Awards other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Grantee’s will or under the applicable laws of descent and distribution.
(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in an Award Agreement, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities and intestacy laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of a Nonqualified Option and the transferred Nonqualified Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Option immediately before the transfer.
Section 14. Consequences of a Change in Control
(a) Assumption of Outstanding Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Awards shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such Change in Control, any outstanding Options and SARs are not assumed by, or replaced with comparable options or rights by, the

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surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding Awards are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such Change in Control the Committee shall provide that (i) all such outstanding Options and SARs that are not assumed or replaced shall accelerate and become fully exercisable, (ii) the restrictions and conditions on all such outstanding Restricted Stock Awards that are not converted to similar grants shall fully lapse, (iii) all such outstanding Restricted Stock Units, Dividend Equivalents, Other Equity Awards and Incentive Awards that are not converted to similar grants shall be fully vested; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award shall become vested at the target level of performance, (iv) the Committee may require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable; (v) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; and/or (vi) determine that Grantees shall receive a payment in settlement of outstanding Restricted Stock Awards, Restricted Stock Units, Dividend Equivalents, Incentive Awards or Other Equity Awards, if permitted under section 409A of the Code. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Stock equals or is less than the per share Exercise Price or base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR. After a Change in Control, references to the “Employer” as they relate to employment matters shall include the successor employer.
(b) Vesting upon Certain Terminations of Employment or Service. Unless the Award Agreement provides otherwise, if a Grantee’s Award is assumed as provided in Section 14(a) and if, within the two year period following the occurrence of such Change in Control, the Grantee’s employment is terminated by the Company without Cause, or the Grantee resigns for Good Reason, then as of the date of such Grantee’s termination of employment or service all of such Grantee’s then outstanding (i) Options and SARs shall automatically accelerate and become fully exercisable, (ii) Restricted Stock Awards shall have all restrictions and conditions immediately lapse and (iii) Restricted Stock Units, Dividend Equivalents, Other Equity Awards and Incentive Awards shall be fully vested; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award shall become vested at the target level of performance; provided further that such accelerated exercisability, vesting or lapse of restrictions may be conditioned on the Grantee’s execution of a release of claims in a form reasonably prescribed by the Company.
Section 15. Agreement with Grantees
Each Award made under the Plan shall be evidenced by an Award Agreement containing such terms and conditions as the Committee shall approve. In the event of a conflict between the provisions of the Plan and the provisions of any Award Agreement, the provisions of the Plan shall control.
Section 16. Foreign Awards and Rights
Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in countries and other jurisdictions in which the Company and its subsidiaries have Eligible Participants, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Participants to comply with applicable laws of jurisdictions where Eligible Participants reside; (ii) establish sub-plans and determine the Exercise Price, exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or Grantees residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limits contained in Section 3 or otherwise require stockholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under this Plan or on termination of employment or service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to a Participant, the withholding procedures and handling of any share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to this Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may restrict the sale of shares and/or modify the Change in Control and adjustments provisions of this Plan to the extent necessary to comply the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, or any applicable law.

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Section 17. Requirements for Issuance of Shares
No shares of Common Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such shares of Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Committee shall deem necessary or advisable, and if the Company determines to issue certificates representing such shares, such certificates may be legended to reflect any such restrictions. Any certificates representing shares of Common Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. Notwithstanding any other provision of this Plan, unless otherwise determined by the Committee or required by applicable laws, rules or regulations, the Company shall not deliver to a Grantee certificates evidencing shares of Common Stock and instead such shares of Common Stock shall be recorded in the books of the Company (or as applicable, its transfer agent or stock plan administrator).
No Grantee shall have any right as a stockholder with respect to Common Stock covered by an Award until shares have been issued to the Grantee. After shares of Common Stock are issued to the Grantee, the Grantee will be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and (subject to Section 7(d)) receive any Dividends or other distributions made or paid with respect to such shares; provided, that if such shares of Common Stock are Restricted Stock Awards, then any new, additional or different securities the Grantee may become entitled to receive with respect to such shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock Award.
Section 18. Amendment and Termination of the Plan
(a) Amendment. The Board may amend or terminate the Plan at any time, provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable laws or to comply with applicable stock exchange requirements.
(b) No Repricing Without Stockholder Approval. Except as provided in Section 3(d), the Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash, equity securities of the Company or in the form of any other award under the Plan, except in connection with a Change in Control transaction or (iii) otherwise directly reduce the exercise price in effect for outstanding Options or SARs under the Plan, without in each such instance obtaining stockholder approval.
(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its adoption by the Board, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair Awards outstanding or the power and authority of the Committee with respect to an outstanding Award.
(d) Termination and Amendment of Outstanding Awards. A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under a right that has been reserved in the Plan or the Award Agreement, including under Section 14 and Section 26(a). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended under Section 14 and Section 26(a) or may be amended by agreement of the Company and the Grantee consistent with the Plan. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.
(e) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
Section 19. Funding of the Plan
This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. Except as otherwise provided in Section 7(d) or 8(f), in no event shall interest be paid or accrued on any Award, including unpaid installments of Awards. No Grantee or any other person shall under any circumstances acquire any property interest in any specific assets of the

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Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
Section 20. Rights of Grantees
Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to be granted an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.
Section 21. No Fractional Shares
No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
Section 22. Severability
In case any provision of this Plan or of any Award Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 23. Headings
Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.
Section 24. Effective Date of the Plan
The Plan, as amended and restated herein, shall be effective as of May 1, 2024 (the “Effective Date”), subject to approval of the Company’s stockholders.
Section 25. Notices
All notices under the Plan shall be in writing, and shall be addressed to the General Counsel and shall be delivered to the Company at:
Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, PA 19422
Attention: General Counsel
Any notices to the Grantee, shall be delivered to the Grantee personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company.
Section 26. Miscellaneous
(a) Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option, stock award or other grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants. Shares of Common Stock issued or granted in connection with such substitute grants shall not reduce the number of shares available for issuance under Section 3(a) of the Plan.
(b) Company Policies. All Awards under the Plan (including Awards that have vested in accordance with the Award Agreement) shall be subject to any applicable clawback or recoupment policies, share trading policies and any other

2024 Proxy Statement	99
policies implemented by the Board or the Committee, as in effect from time to time, as well as to any clawback or recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, requirements imposed pursuant to section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder, or recoupment requirements under the laws of any other jurisdiction.
(c) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Common Stock under Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may also adopt rules regarding the withholding of Tax-Related Items on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.
(d) The obligation of the Company to make payment of Awards in shares of Common Stock or otherwise shall be subject to all applicable laws, and to such approvals by government agencies, including government agencies in jurisdictions outside of the U.S., in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for shares of Common Stock subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the shares of Common Stock under any applicable laws in the U.S. or in a jurisdiction outside of the U.S. or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such shares of Common Stock, with or without consideration to the affected Grantee. The Company shall be under no obligation to register, pursuant to the Securities Act or otherwise, any offering of shares of Common Stock issuable under this Plan. If, in certain circumstances, the shares of Common Stock paid pursuant to this Plan may be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such shares of Common Stock in such manner as it deems advisable to ensure the availability of any such exemption. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code and that, to the extent applicable, Awards comply with the requirements of section 409A of the Code. To the extent that any provision that is designed to comply with section 16 of the Exchange Act or the legal requirements of section 422 or 409A of the Code as set forth in the Plan ceases to be necessary under section 16 of the Exchange Act or required under section 422 or 409A of the Code, that Plan provision shall cease to apply.
(e) Paperless Administration. In the event the Company established, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website, intranet or interactive voice response, then the paperless administration, granting or exercise of Awards by the Grantee may be permitted through the use of such automated system.
(f) Section 409A. The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If an Award is subject to section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (B) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (C) payments to be made upon a Change in Control shall only be made upon a “change of control event” under section 409A of the Code, (D) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code and all installment payments shall be treated as a separate payment, and (E) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. Any Award granted under the Plan (or applicable portion thereof) that is subject to section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award (or applicable portion thereof) shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 60 days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code. To the extent that

100	|	Appendix B
an Award is intended to qualify as “performance-based compensation” under section 409A of the Code, the applicable performance cycle will be at least 12 consecutive months. Notwithstanding anything in this Plan or any Award Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Awards under this Plan, and in no event shall the Company have any responsibility or liability if any Award does not meet the applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, foreign, state, local or other tax law.
(g) No Fiduciary Relationship. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, its subsidiaries or affiliates, or their directors or officers or the Committee, on the one hand, and the Grantee, the Company, its subsidiaries or affiliates or any other person or entity, on the other.
(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.
Section 27. Definitions
When used in this Plan, the following terms will have the respective meanings set forth below.
(a) “Award” shall have the meaning set forth in Section 2(a).
(b) “Award Agreement” means the written instrument that sets forth the terms and conditions of an Award, including all amendments thereto.
(c) “Board” means the Board of Directors of the Company.
(d) “Cause” with respect to any Grantee, unless otherwise specified in the Award Agreement, means the Grantee (i) is intentionally dishonest in any aspect of his or her employment; (ii) is convicted (including pursuant to a plea of guilty or nolo contendere) of any felony, or a misdemeanor that impairs his or her ability to substantially perform his or her job or is otherwise injurious to the Company; (iii) engages in conduct which is against the best interest of the Company, including conduct that violates the Unisys Code of Ethical Conduct or Unisys’ policies and practices, including without limitation, sexual misconduct, harassment or discrimination; (iv) violates any law or administrative regulation related to the Company’s business; (v) willfully fails to perform his or her duties to a substantial degree; (vi) breaches any restrictive covenant agreement that the Grantee has entered into with the Company, including, non-competition, non-solicitation and/or confidentiality; (vii) breaches any material agreement that Grantee has entered into with the Company or (viii) uses the Company’s confidential or proprietary information improperly. The termination of employment or service of the Grantee shall not be deemed to be for Cause unless and until there shall have been delivered to the Grantee a written notice from the finding that, in the good faith opinion of the Committee, the Grantee is guilty of the conduct alleged, and specifying the particulars thereof in detail.
(e) “Change in Control” shall be deemed to have occurred if:
(i) The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Stock (the “Outstanding Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), provided, however, that the following acquisitions will not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below; or
(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual’s becoming a director after the effective date of the Plan whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii) Consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, in each case following such Business Combination, (A) all or

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substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately before the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of the transaction owns the Company or all or substantially all of the assets of the Company either directly or indirectly through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of the corporation except to the extent that the Person owned 20% or more of the Outstanding Stock or Outstanding Voting Securities before the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination.
Notwithstanding the foregoing, the Committee may modify the definition of Change in Control for a particular Award as set forth in the Award Agreement, as the Committee deems appropriate, to comply with section 409A of the Code.
(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and successor provisions and rules and regulations thereto.
(g) “Committee” shall have the meaning set forth in Section 1(a).
(h) “Common Stock” means the common stock of the Company.
(i) “Company” means Unisys Corporation, and any successor corporation, as determined by the Committee.
(j) “Dividend” means a dividend paid on shares of Common Stock, either in cash or additional shares of Common Stock.
(k) “Dividend Equivalent” means a right to receive, in such form and such terms as the Committee may determine, an amount calculated with respect to a Restricted Stock Unit, which is determined by multiplying the number of shares of Common Stock subject to the Restricted Stock Unit by the per-share cash Dividend, or the per-share fair market value (as determined by the Committee) of any Dividend in consideration other than cash, paid by the Company on its Common Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.
(l) “Effective Date” shall have the meaning set forth in Section 24.
(m) “Eligible Participant” shall have the meaning set forth in Section 4(a).
(n) “Employed by, or provide service to, the Employer” means, unless otherwise specified in the Award Agreement, employment or service as an Employee or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock Awards, Restricted Stock Units, Incentive Awards, Dividend Equivalents and Other Equity Awards, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee and member of the Board). The Committee shall determine if a leave of absence constitutes employment or service and when employment or service terminates for all purposes under this Plan. Notwithstanding the foregoing, with respect to any Award subject to section 409A of the Code, “employed by, or provide service to, the Employer” shall be interpreted within the meaning of section 409A of the Code and the related Treasury Regulations.
(o) “Employee” means an employee of the Employer (including an officer or director who is also an employee) but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
(p) “Employer” means the Company or its applicable subsidiary which employs a Grantee, as determined by the Committee.
(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r) “Exercise Price” shall have the meaning set forth in Section 5(b).

102	|	Appendix B
(s) “Fair Market Value” per share of Common Stock means, unless the Committee determines otherwise with respect to a particular Award, the closing price of a share of Common Stock (i) on the New York Stock Exchange as of the official close of the New York Stock Exchange at 4 p.m. U.S. Eastern Standard Time or Eastern Daylight Time, as the case may be, on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported) or (ii) on such other stock exchange, designated by the Committee in its sole discretion, as the official close of such exchange on such date (or if there were no trades on that date, the latest preceding date upon which a sale was reported). Notwithstanding the foregoing, for income tax reporting purposes and for such other purposes as the Committee deems appropriate including, but not limited to, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award, the Fair Market Value shall be determined by the Company in accordance with uniform and non-discriminatory standards adopted by the Company from time to time.
(t) “Disability” means unless otherwise provided in an Award Agreement, that the Grantee would qualify to receive benefit payments under the Employer’s long-term disability plan or policy, as may be amended from time to time. If the Employer does not have a long-term disability policy, “Disability” means that the Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determined physical or mental impairment for a period of not less than 90 consecutive days. A Grantee shall not be considered to have incurred a Disability unless the Grantee furnishes proof of such impairment sufficient to satisfy the Company, in its discretion. Notwithstanding the foregoing, (i) for purposes of Incentive Stock Options. “Disability” means that the Grantee is disabled within the meaning of section 22(e)(3) of the Code, and (ii) with respect to an Award subject to section 409A of the Code where payment or settlement of the Award will be made as a result of the Grantee’s Disability, no event will constitute a Disability for purposes of this Plan or any Award Agreement unless such event also constitutes a Disability as defined under section 409A of the Code.
(u) “Good Reason” with respect to any Grantee, unless otherwise specified in the Award Agreement, means (i) a material diminution in the Grantee’s authority, duties or responsibilities; (ii) any material breach by the Company of the terms of the Plan or an Award Agreement issued under the Plan; (iii) a material change in the Grantee’s work location, at a minimum of 50 miles radius from the Grantee’s then primary work location; or (iv) a material diminution in the Grantee’s compensation, including, but not limited to, base salary or annual target bonus, in each case, without the Grantee’s consent. Notwithstanding the foregoing, a Grantee shall not have Good Reason unless the Grantee provides written notice to the Company in accordance with Section 25 of the condition the Grantee claims gives rise to Good Reason within 90 days of the initial occurrence of such condition, the Company fails to remedy the condition within 30 days after receiving notice from the Grantee, and the Grantee’s termination of employment or service occurs within 30 days after the lapse of the Company’s cure period; provided, however, that in the event that a Grantee provides written notice to the Company of a condition that the Grantee claims gives rise to Good Reason, the Committee shall make a determination in good faith as to whether the condition constitutes Good Reason, and the determination by the Committee shall be binding upon all parties. This definition of  “Good Reason” shall be interpreted and applied in a manner that is consistent with the terms of Treasury Regulation Section 1.409A-1(n)(2) and guidance thereunder.
(v) “Grantee” shall have the meaning set forth in Section 4(b).
(w) “Incentive Award” shall mean an incentive award granted under the Plan as described under Section 10.
(x) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code, as described in Section 5.
(y) “Non-Employee Director” means a member of the Board, or a member of the Board of Directors of a subsidiary of the Company, who is not an Employee.
(z) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code, as described in Section 5.
(aa) “Option” means an Incentive Stock Option or Nonqualified Stock Option, as described in Section 5.
(bb) “Other Equity Award” means any Award based on, measured by or payable in Common Stock (other than an Option, Restricted Stock Unit, Restricted Stock Award, SAR or Incentive Award), as described in Section 9.
(cc) “Plan” means this Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, as may be amended from time to time.
(dd) “Prior Plans” means the Company’s 2023 Long-Term Incentive and Equity Compensation Plan and 2019 Long-Term Incentive and Equity Compensation Plan, each as may be amended and/or restated from time to time.
(ee) “Restriction Period” shall have the meaning set forth in Section 7(a).
(ff) “SAR” means a stock appreciation right, as described in Section 6.

2024 Proxy Statement	103
(gg) “Securities Act” means the U.S. Securities Act of 1933, as amended.
(hh) “Restricted Stock Award” means an award of Common Stock, as described in Section 7.
(ii) “Restricted Stock Unit” means an award of the right to receive, in cash or shares of Common Stock, the value of a shares of Common Stock, as described in Section 8.
(jj) “Tax-Related Items” means any U.S. federal, state, and or local taxes and any taxes imposed by a jurisdiction outside the U.S., including but not limited to income tax, social insurance and other similar contributions, payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax, any other taxes related to the participation in the Plan and legally applicable to a Grantee, including any employer liability for which a Grantee is liable for pursuant to applicable tax or social security laws or the applicable Award Agreement.

2023 Awards and Recognition

Leadership Positions in Analyst Reports

ISG

LEADER in...

- Private/Hybrid Cloud
- Future of Work
- Multi-Public Cloud Services

NelsonHall

LEADER in...

- Advanced Digital Workplace Services
- Cognitive & Self-Healing IT Infrastructure
- End-to-End Cloud Infrastructure

AVASANT

LEADER in...

- Digital Workplace Services
- End-user Computing Services

INNOVATOR in...

- Hybrid Enterprise Cloud Services
- Application Modernization Services
- Data Center Managed Services

DEI Awards

DEI Best Place to Work for Disability Inclusion 2023 – 100 Disability Equality Index

Disability Equality Index score of **100%**

DiversityInc Top 50 Noteworthy 2023

Noteworthy Company 4 years in a row

Forbes

America's Best Employers for Women, **ranked 63 out of 400 companies**

2023 America's Best Employers for Diversity List **ranked 161 out of 500 companies**

HR Tech 4th Edition Summit & Awards 2023

Best Global Talent Acquisition Practice

Best Workplace Diversity Hiring Award

ESG Ratings

CDP – Driving Sustainable Economies

Received **B** Rating, surpassing the IT software industry average of C ecovadis

Improved EcoVadis ESG rating from Silver to **Gold**

Corporate ESG Performance Prime – Rated by ISS ESG

Improved ISS rating from Medium to **Prime**

MSCI

Improved MSCI rating from BB to **A**

Please visit unisys.com/awards to learn more.

© 2024 Unisys Corporation. All rights reserved.

unisys.com

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV40212-P04366-Z86824For Against AbstainFor Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !UNISYS CORPORATIONUNISYS CORPORATION801 LAKEVIEW DRIVE, SUITE 100BLUE BELL, PA 194221a. Peter A. Altabef1b. Nathaniel A. Davis1c. Matthew J. Desch1d. Philippe Germond1g. Paul E. Martin1e. Deborah Lee James1f. John A. Kritzmacher1h. Regina Paolillo1i. Troy K. Richardson1. Election of DirectorsNominees:THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"ITEMS 1, 2, 3 AND 4.Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint ownersshould each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.3. Ratification of the selection of Grant Thornton LLP as theCompany's independent registered public accountingfirm for 2024.4. Approval of the Unisys Corporation 2024 Long-TermIncentive and
Equity Compensation Plan.1j. Lee D. Roberts2. Advisory vote to approve executive compensation.1k. Roxanne TaylorThe shares represented by this proxy, when properly executed, will be voted in the mannerdirected herein by the undersigned stockholder(s). If no direction is given, this proxy willbe voted as recommended by the Board of Directors. The trustee for the Savings Plan willvote as described on page 82 of the proxy statement.NOTE: This ballot may be used and signed by you only if you arethe stockholder of record in your own name of Unisys commonstock or if you have been given a proxy by a stockholder of record.If your stock is not held in your name but is in the name of a broker,the Unisys Savings Plan, or someone other than yourself, only thebroker or other person may give a proxy or sign a ballot.! ! !! ! !! ! !VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions. Your Internet vote authorizes the namedproxies to vote the shares in the same manner as if you marked, dated, signed and returnedthe proxy card. Internet voting is available until 11:59 p.m. Eastern Time the day before thecut-off or annual meeting date. Have your proxy card in hand when you access the websiteand follow the instructions provided.During The Meeting - Go to www.virtualshareholdermeeting.com/UIS2024You may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Your telephone voteauthorizes the named proxies to vote the shares in the same manner as if you marked, dated,signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Timethe day before the cut-off or annual meeting date. Have your proxy card in hand when youcall and follow the instructions provided.VOTE BY MAILMark, date, sign and return your proxy card in the enclosed envelope or return it toUnisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.SCAN TOVIEW MATERIALS & VOTE w V40213-P04366-Z86824

Annual Meeting of StockholdersMay 1, 2024 Virtual Meeting Online Access:www.virtualshareholdermeeting.com/UIS2024YOUR VOTE IS IMPORTANTTHANK YOU FOR VOTINGImportant Notice Regarding the Availability of Proxy Materials for the Annual Meeting:Notice of 2024 Annual Meeting and Proxy Statement and 2023 Annual Report are available at www.proxyvote.com.UNISYS CORPORATIONPROXY FOR ANNUAL MEETING TO BE HELD MAY 1, 2024THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Peter A. Altabef, Nathaniel A. Davis and Regina Paolillo, and each of them, proxies with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2024 Annual Meeting of Stockholdersof Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the "Savings Plan") as more fully described on page 82 of the proxy statement.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTINGINSTRUCTION CARD IN THE ENCLOSED ENVELOPE.(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)